UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DOMINO’S PIZZA, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of 2024 Annual Meeting of Shareholders

and Proxy Statement

Virtual Annual Meeting

Thursday, April 25, 2024

10:00 a.m. Eastern Time

www.virtualshareholdermeeting.com/DPZ2024

For further information, please contact Domino’s Investor Relations at investorrelations@dominos.com.

Dear Fellow Shareholders,

We are pleased to invite you to attend our 2024 Annual Meeting of Shareholders (the “Annual Meeting”) on Thursday, April 25, 2024, at 10:00 a.m. Eastern Time, to be held exclusively online via live webcast. The virtual-only format will allow our shareholders the option to participate in the live, online meeting from any location convenient to them, providing shareholder access to our Board and management and enhancing participation. Shareholders who hold shares as of the record date for the Annual Meeting will be able to participate in the virtual meeting online and vote their shares electronically by visiting www.virtualshareholdermeeting.com/DPZ2024. Details regarding how to participate in the webcast of the Annual Meeting and the business to be conducted at the Annual Meeting are provided in the accompanying Notice of 2024 Annual Meeting of Shareholders (the “Notice”) and Proxy Statement.

We remain a purpose-inspired and performance-driven company with exceptional people committed to feeding the power of possible, one pizza at a time. While we are proud to be the largest pizza company in the world, we remain dedicated to getting better every day. Throughout 2023, we sharpened our focus on the many opportunities we have for continuous improvement and unveiled an exciting new five-year strategic vision rooted in our commitment to future growth and success through our “Hungry for MORE” strategy. Your Board of Directors continues to be stewards of the Company and has maintained our focus on our customers, our team members, our franchisees, our communities and you, our shareholders, to ensure long-term value creation for all stakeholders.

We believe that the foundation of Domino’s continued resilience remains its strong corporate governance and an exceptional leadership team, together with our ongoing commitment to our values. We thank you for the opportunity to continue serving you and the Company and appreciate the opportunity to share our progress and governance enhancements over this past fiscal year.

The Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully. Whether or not you plan to join us for the Annual Meeting, it is important that your shares be represented. We encourage you to submit your proxy by telephone, by mail or by logging into www.proxyvote.com after reading the Notice and Proxy Statement. We look forward to your participation.

Thank you for your continued support of Domino’s.

Sincerely,

David A. Brandon

Executive Chairman of the Board of Directors

Notice of Annual Meeting of Shareholders

Domino’s Pizza, Inc.

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48105

(734) 930-3030

To the Shareholders of Domino’s Pizza, Inc.:

Notice is hereby given that the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of Domino’s Pizza, Inc. (the “Company”) will be held virtually via live webcast at www.virtualshareholdermeeting.com/DPZ2024 on Thursday, April 25, 2024 at 10:00 a.m. Eastern Time. To provide a more inclusive experience for our shareholders and reach a greater number of shareholders in as efficient a manner as possible, the Annual Meeting will be held exclusively online. There will not be a physical location for the Annual Meeting, and you will not be able to attend the meeting in person. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting the website listed above. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/DPZ2024, you must enter the control number on your proxy card, voting instruction form, or Notice of Internet Availability you previously received.

The Annual Meeting will be held for the following purposes, all of which are set forth in the accompanying Proxy Statement:

1.

To elect the nine director nominees named in the Proxy Statement, each to serve for a one-year term, until their respective successors are duly elected or qualified or until his or her earlier death, resignation or removal;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2024 fiscal year;

3.	To hold an advisory and non-binding vote on the compensation of the Company’s named executive officers;

4.	To act on the shareholder proposal described in this Proxy Statement, if properly presented; and

5.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 1, 2024 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

The Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

By order of the Board of Directors,

Kevin S. Morris

Executive Vice President, General Counsel

and Corporate Secretary

March 15, 2024

HOW TO VOTE

INTERNET VIA COMPUTER	TELEPHONE	MAIL	DURING MEETING
Via the Internet at www.proxyvote.com. You will need the 16-digit number included in your notice, proxy card or voter instruction form.	Dial toll-free ((800) 690-6903) or the telephone number on your voter instruction form. You will need the 16-digit number included in your notice, proxy card or voter instruction form.	If you received a paper copy of your proxy materials, send your completed and signed proxy card or voter instruction form using the enclosed postage-paid envelope.	You can vote electronically at the Annual Meeting. See page 6 for information on how to vote.

Notice of Annual Meeting of Shareholders

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 25, 2024: The accompanying Proxy Statement and our 2023 Annual Report are available at ir.dominos.com. In addition, you may access these materials at http://materials.proxyvote.com/25754A. On March 15, 2024, we mailed a Notice of Internet Availability of Proxy Materials to certain shareholders, containing instructions for voting online and for requesting a paper copy of the Proxy Statement and 2023 Annual Report.

YOUR VOTE IS IMPORTANT

We are offering registered shareholders the opportunity to vote their shares electronically through the Internet or by telephone. Please see the Proxy Statement and the enclosed proxy card for details about electronic voting. You are urged to date, sign and promptly return the enclosed proxy card, or to vote electronically through the Internet or by telephone, so that your shares may be voted in accordance with your wishes and so that the presence of a quorum at the Annual Meeting may be assured. Voting promptly, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. Voting your shares by the enclosed proxy card, or electronically, does not affect your right to vote electronically in the event you attend the virtual-only Annual Meeting. You may revoke your proxy at any time, regardless of your voting method, as fully described on page 7 of the accompanying Proxy Statement.

VIRTUAL MEETING ADMISSION

To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. If you wish to attend the virtual-only Annual Meeting, see “Voting Information—Virtual Shareholder Meeting” for additional instructions. The Annual Meeting will begin promptly at 10:00 a.m. Eastern Time on Thursday, April 25, 2024. Online check-in will begin at 9:45 a.m. Eastern Time and you should allow approximately 15 minutes for the online check-in procedures.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT i

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provide a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about their companies. With the exception of historical information, the matters discussed in this Proxy Statement are forward-looking statements and may be identified by the use of words such as “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “predict,” “project,” “seek,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. Such statements reflect our current view with respect to future events and are subject to certain risks, uncertainties and assumptions. A variety of factors could cause our future results to differ materially from the anticipated events or results expressed in such forward-looking statements. Readers should review Item 1A, Risk Factors, of our Annual Report on Form 10-K filed on February 26, 2024 for a description of important factors that could cause our future results to differ materially from those contemplated by the forward-looking statements made in this Proxy Statement. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Proxy Statement might not occur. All forward-looking statements speak only as of the date of this Proxy Statement and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, we will not undertake and specifically decline any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this Proxy Statement, whether as a result of new information, future events or otherwise.

Important Information

In this document, we rely on and refer to information regarding the U.S. quick service restaurant, or QSR, sector and the U.S. QSR pizza category from Circana®, formerly The NPD Group, ongoing foodservice market research (years ending December) prepared by Circana, as well as market research reports, analyst reports and other publicly-available information. Although we believe this information to be reliable, we have not independently verified it. U.S. sales information relating to the U.S. QSR sector and the U.S. QSR pizza category represent reported consumer spending obtained by Circana’s ongoing foodservice market research from consumer surveys. This information relates to both our Company-owned and franchised stores.

Available Information

Domino’s Pizza, Inc. makes available, free of charge, through its internet website ir.dominos.com, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and amendments to those reports filed or furnished pursuant to Section 13(a), 15(d), or 16 of the Exchange Act, as soon as reasonably practicable after electronically filing such material with the Securities and Exchange Commission. Materials filed with the Securities and Exchange Commission are available at www.sec.gov. Retail orders from Domino’s stores can be made through its internet website www.dominos.com. The reference to these website addresses anywhere in this Proxy Statement does not constitute incorporation by reference of the information contained on the websites and information appearing on those websites, including ir.dominos.com, biz.dominos.com, stewardship.dominos.com and www.dominos.com, should not be considered a part of this document.

ii DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Proxy Summary

This summary highlights information discussed in more detail elsewhere in this Proxy Statement. As this is only a summary, we encourage shareholders to read the entire Proxy Statement and our Annual Report on Form 10-K filed with the SEC on February 26, 2024 (the “2023 10-K”) before voting their shares. As used in this Proxy Statement, references to the “Company” or “Domino’s,” or the first-person notations of “we” and “our,” refer to Domino’s Pizza, Inc.

2024 Annual Meeting of Shareholders

Date and Time	Virtual Meeting Site	Record Date	Mailing Date
Thursday, April 25, 2024 10:00 a.m. Eastern Time	Participate in the Annual Meeting by visiting our Annual Meeting website at www.virtualshareholdermeeting.com/DPZ2024	March 1, 2024	On or about March 15, 2024

Meeting Agenda and Board Recommendations

Proposals for Your Vote	Board Voting Recommendation	Required Vote	Page Reference
Proposal 1: Election of Directors	FOR each Nominee	Plurality of Votes Cast(1)	9
Proposal 2: Ratification of Independent Registered Public Accounting Firm	FOR	Majority of Votes Cast	26
Proposal 3: Advisory Vote to Approve Executive Compensation (“Say-on-Pay”)	FOR	Majority of Votes Cast	66
Proposal 4: Shareholder Proposal Regarding Simple Majority Vote	NO RECOMMENDATION	Majority of Votes Cast	67

(1) In uncontested director elections, this vote will be subject to the Company’s Majority Voting Policy.

Director Nominees

This table provides summary information about each director nominee. Each director stands for annual election to a one-year term. Our director elections are subject to our Majority Voting Policy.

Nominee	Age	Director Since	Current Principal Occupation	Current Committee Memberships*				Current Public Company Boards Other Than Domino’s
				A	C	I&D	NCG
David A. Brandon	71	1999	Executive Chairman of Domino’s Pizza, Inc.					DTE Energy Co.
C. Andrew Ballard	51	2015	CEO and Founder of Wiser Solutions, Inc. and Founder and Managing Partner of Figtree Partners		●	Chair		Etsy, Inc.
Andrew B. Balson	57	1999	Managing Partner of Cove Hill Partners		●		●
Corie S. Barry	48	2018	CEO of Best Buy Co., Inc.		Chair			Best Buy Co., Inc.
Diana F. Cantor	66	2005	Partner with Alternative Investment Management, LLC			●	●	Universal Corporation VICI Properties Inc.
Richard L. Federico	69	2011	Former CEO and Chairman of P.F. Chang’s China Bistro Inc.	Chair

James A. Goldman	65	2010	Former President and CEO of Godiva Chocolatier, Inc.	●		●		Abercrombie & Fitch Co.
Patricia E. Lopez	62	2018	Former CEO of High Ridge Brands Co.	●			Chair	Aramark Express, Inc.
Russell J. Weiner	55	2022	CEO of Domino’s Pizza, Inc.					The Clorox Company

*A = Audit Committee / C = Compensation Committee / I&D = Inclusion & Diversity Committee / NCG = Nominating and Corporate Governance Committee

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 1

Proxy Summary (continued)

2023 Business Highlights

Fiscal 2023 was a year of strong financial and operating performance for the Company and was also a year in which we continued our focus on opportunities for continuous improvement in our business and unveiled an exciting new five-year strategic vision rooted in our commitment to future growth and success through our “Hungry for MORE” strategy, which is our plan to deliver MORE sales, MORE stores and MORE profits.

In fiscal 2023, the Company saw growth across its business globally, while staying true to our values as an organization. We delivered our 30th consecutive year of global retail sales growth, excluding the impact of foreign currency, and remain the largest pizza company in the world. The Company’s sales performance continues to show comparable strength within QSR pizza and the overall QSR industry, with a four-year U.S. retail sales cumulative average growth rate of 6.4%. This growth compares favorably to the cumulative average market share growth rates of the QSR pizza and overall QSR segments, which were up 1.7% and 4.3%, respectively, over that same period according to data provided by Circana for the year ending December 2023. Overall, the Company’s global retail sales, excluding foreign currency impact, increased an average of 7.9% year-over-year over the same period.

Amid an ever-changing and uncertain global operating environment, the Company continued to stay focused on its stakeholders – its customers, team members, franchisees, communities and shareholders – and delivered a return to strong performance across the business in fiscal 2023 and an increase in the Company’s stock price during this same period.

•	Fiscal 2023 global retail sales growth (excluding foreign currency impact and the impact of the Russia market) of +5.4%

•	Fiscal 2023 U.S. same store sales growth of 1.6%; international same store sales growth of 1.7%

•	Opened 711 net new stores worldwide in fiscal 2023 (excluding closure of the Russia market, global net stores grew by 870 for fiscal 2023)

•	Income from operations up 6.7% in fiscal 2023 (excluding $21.2 million pre-tax refranchising gain recorded in the fourth quarter of 2022, income from operations up 9.7% for fiscal 2023)

For a description of how the Company calculates same store sales and global retail sales, excluding foreign currency impact, and net store growth, which are commonly-used statistical measures in the QSR industry that we believe are important to understanding our financial performance, see pages 37 and 38 in our 2023 10-K.

Total Shareholder Return:

Through December 29, 2023; includes reinvestment of dividends.

2 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Proxy Summary (continued)

Corporate Governance Highlights

Domino’s demands integrity and is committed to upholding high ethical standards. Our strong corporate governance practices support this commitment and provide a framework within which our Board of Directors and management can pursue the strategic objectives of the Company and ensure long-term growth for the benefit of our shareholders. Our Board of Directors monitors developments in governance at peer companies and in general to assure that it continues to meet its commitment to thoughtful and independent representation of shareholder interests. Highlights of our corporate governance practices are summarized below and are discussed in more detail in the “Corporate Governance and Director Information” section beginning on page 16.

Independence and Leadership Structure:

•	All director nominees, other than the CEO and Executive Chairman, are independent

•	Separate Executive Chairman, Presiding Director and Chief Executive Officer leadership structure to maintain independence between Board oversight and the operating decisions of the Company

•	Fully independent Board committees

•	Independent directors, led by the Presiding Director, regularly meet in private independent director sessions without management present

Board Practices:

•	Board of Directors and each Board committee conducts an annual self-assessment

•	Limited number of outside public company boards on which our directors can serve

•	Robust director orientation program for incoming directors and annual continuing education budget is provided for each director

•	Directors generally may not stand for reelection after age 75

•	Board tenure balances fresh perspectives with institutional knowledge

•	Structured process for the Board’s risk oversight, including cybersecurity risk

•	Board engagement and oversight related to environmental, social and governance (“ESG”) matters

•	Board oversight of and active engagement in CEO and other senior leadership succession planning

Accountability:

•	All directors stand for election annually

•	In uncontested director elections, our Majority Voting Policy applies

•	Shareholder right to include director nominees in our Proxy Statement via a “proxy access” right

•	All directors are subject to anti-pledging and anti-hedging provisions under our Insider Trading Policy

•	Annual advisory vote on executive compensation

•	Regular engagement with major shareholders to seek their input on issues and to address their questions and concerns

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 3

Proxy Summary (continued)

Stock Ownership Requirements:

•	Stock ownership requirements must be met within five years of appointment, as follows:

•	CEO: 6x annual base salary

•	Directors: 5x annual retainer fee

•	President-level executives: 4x annual base salary

•	Other executives: 3x annual base salary

Inclusion and Diversity

•	Diversity of experience and skills on our Board

•	44% of directors diverse as to gender, ethnicity and/or race

•	Standing Inclusion & Diversity Committee of the Board that oversees the Company’s inclusion and diversity progress and efforts

•	Provide enhanced disclosure of racial, ethnic and gender diversity of our corporate workforce, along with the breakdown of our corporate workforce by race, ethnicity and gender from our consolidated EEO-1 report

Additional highlights regarding our 2023 business performance and changes made to our executive compensation program during fiscal 2023 can be found under the

“Compensation Discussion and Analysis—Executive Summary” beginning on page 30.

4 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Proxy Statement

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Domino’s Pizza, Inc. for use at the Company’s 2024 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, April 25, 2024 at 10:00 a.m. Eastern Time virtually via live webcast at www.virtualshareholdermeeting.com/DPZ2024, and at any adjournment or postponement thereof. The Company has made these materials available to you on the Internet or, upon your request, has delivered printed copies to you by mail or electronic versions by e-mail. The Company will pay the expenses of solicitation of proxies. We will request banks, brokers and other custodians, nominees and fiduciaries to solicit proxies from their customers and will reimburse those banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket costs for this solicitation. Further solicitation of proxies may be made by mail, personal interview and/or telephone by officers, directors and other employees of the Company, none of whom will receive additional compensation for assisting with the solicitation.

This Proxy Statement, along with the Notice of Annual Meeting of Shareholders and form of proxy card, was first made available to shareholders on or about March 15, 2024.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 5

Voting Information

Virtual Shareholder Meeting

To provide a more inclusive experience for our shareholders and reach a greater number of shareholders in as efficient a manner as possible, the Annual Meeting will be held exclusively online via live webcast. There will not be a physical location for the Annual Meeting, and you will not be able to attend the meeting in person. The virtual-only format will allow all of our shareholders the option to participate in the live, online meeting from any location convenient to them, providing shareholder access to our Board and management and enhancing participation.

Shareholders at the close of business on March 1, 2024 will be allowed to communicate with us and submit questions in our virtual Annual Meeting forum immediately before and during the meeting. All directors and key executive officers are expected to be available to answer questions. We will endeavor to answer as many questions submitted by shareholders as time permits. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or Company business.

In the event of technical difficulties with the Annual Meeting, we expect that an announcement will be made on www.virtualshareholdermeeting.com/DPZ2024. If necessary, the announcement will provide updated information regarding the date, time and location of the Annual Meeting. Any updated information regarding the Annual Meeting will also be posted on our Investor Relations website at ir.dominos.com.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/DPZ2024, you must enter the control number on your proxy card, voting instruction form, or Notice of Internet Availability you previously received. You will also be able to vote your shares electronically at the meeting.

For further information on voting at the Annual Meeting, please see the “Voting Procedures” section below. No recording of the Annual Meeting is allowed, including audio and video recording.

Record Date, Issued and Outstanding Shares

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 1, 2024 (the “Record Date”). On the Record Date, there were 34,828,815 shares of common stock, $0.01 par value per share, the Company’s only voting securities, outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Quorum Requirement

Under the Company’s By-Laws, the holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented in person or by proxy, including shares that abstain or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present.

Voting Procedures

The holders of common stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Shareholders may choose to vote by any of the following methods: (i) by returning the enclosed proxy card, (ii) electronically by accessing the Internet site or by using the toll-free telephone number, both of which are stated on the form of proxy, or (iii) by attending the live webcast and voting your shares online during the Annual Meeting. If you have any questions about www.proxyvote.com or your control number, please contact the bank, broker, or other organization that holds your shares. The availability of online voting may depend on the voting procedures of such organization.

All properly executed proxy cards received by mail, and properly authenticated electronic votes recorded through the Internet or by telephone, will be voted as directed by the shareholder. All properly executed proxy cards received by mail

6 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Voting Information (continued)

that do not specify how shares should be voted will be voted in accordance with the Board’s recommendation (“FOR” the election of all director nominees under Proposal One, “FOR” Proposal Two, “FOR” Proposal Three and “ABSTAIN” for Proposal Four).

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked at any time before it is voted by: (i) signing and returning a new proxy card with a later date, (ii) submitting a later-dated vote by telephone or via the Internet, (iii) filing with our Corporate Secretary a written notice of revocation dated later than the date of the proxy being revoked or (iv) attending the live webcast and casting a new vote online during the Annual Meeting. Any written notice of revocation should be sent to: Corporate Secretary, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

The Internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders that vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the shareholder.

Broker Non-Votes

Brokers are subject to the rules of the New York Stock Exchange (the “NYSE”). The NYSE rules direct that certain matters submitted to a vote of shareholders are “routine” items and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms. Brokers who hold shares in “street name” for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers.

Under the current NYSE rules, we believe Proposal Two is a routine matter. Accordingly, if your broker holds shares that you own in street name, the broker may vote your shares on Proposal Two even if the broker does not receive instructions from you. We believe Proposal One, Proposal Three and Proposal Four are non-routine matters and, therefore, the broker may not vote your shares on such proposals without receiving instructions from you. If your broker does not vote on a proposal, this is commonly referred to as a “broker non-vote.” Broker non-votes will not be counted as having been voted in person or by proxy, but pursuant to Delaware corporate law, will be counted for purposes of determining whether a quorum is present.

Votes Required

Under Proposal One, directors are elected by a plurality of the votes of the shares of common stock represented and voted at the Annual Meeting. If you withhold your vote for a particular nominee, then your vote will not count “FOR” such nominee. Votes withheld, as well as broker non-votes, will not be treated as votes cast with respect to the election of directors and, therefore, will have no effect on the outcome of the election of directors.

In addition, we have implemented a Majority Voting Policy for uncontested director elections (elections in which the number of nominees for election is equal to the number of directors to be elected). In the event that the votes “WITHHELD” from a nominee’s election exceed the votes cast “FOR” that nominee’s election, such nominee shall be required to promptly submit his or her resignation to the Board of Directors for consideration. The Board of Directors will then have the opportunity to determine whether to accept or reject such tendered resignation. The Board of Directors, in making its decision, may consider any factors or other information that it considers appropriate or relevant. The Board of Directors will act within 120 days following certification of the shareholder vote, and thereafter, will promptly publicly disclose, in a report furnished to the Securities and Exchange Commission (“SEC”), its decision and process regarding the tendered resignation, including its rationale for accepting or rejecting the tendered resignation. If the Board of Directors accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 7

Voting Information (continued)

size of the Board of Directors, in each case pursuant to our By-Laws. If a director’s resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting of shareholders and until his or her successor is duly elected, or his or her earlier death, resignation or removal.

Approval of Proposal Two (ratification of independent registered public accounting firm), Proposal Three (say-on-pay) and Proposal Four (shareholder proposal regarding simple majority vote) requires the affirmative vote of a majority of the shares voted in person or by proxy at the Annual Meeting. Broker non-votes, if any, and abstentions will not be treated as votes cast with respect to these proposals and, therefore, will have no effect on the outcome of the votes. As noted above, under the current NYSE rules, we believe Proposal Two is a routine matter. Accordingly, if your broker holds shares that you own in street name, the broker may vote your shares on Proposal Two even if the broker does not receive instructions from you.

No matter is currently expected to be considered at the Annual Meeting other than those listed in this Proxy Statement. If any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters.

8 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Proposal One: Election of Directors

The Company’s Certificate of Incorporation, as amended and restated, requires that all directors stand for annual election. Accordingly, the nine individuals listed below are standing for election to terms ending with the 2025 annual meeting of shareholders, until his or her successor is duly elected or qualified or until his or her earlier death, resignation or removal. Each nominee has indicated his or her willingness to serve, if elected. However, should a nominee be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his or her term as a director.

Board Membership Criteria

Although our Nominating and Corporate Governance Committee does not have any specific, delineated qualifications for the nomination of director candidates, the Committee considers a number of factors, qualifications and skills that it deems appropriate, with the primary goal of ensuring the Board collectively serves the interest of shareholders. The Company and the Board, at a minimum, seek to have directors with sound business judgment, wisdom and knowledge in his or her field of expertise. Directors should also possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our shareholders. Identified and described below are additional key attributes, qualifications, experiences and skills that are important to the Company’s business and that are considered in the selection of the director nominees, which factors may change from time to time. Director candidates are also evaluated according to the qualifications set forth in the Board’s Corporate Governance Principles, as further described beginning on page 18.

•	Business experience. The Company and the Board believe that the Company benefits from nominating directors with a substantial degree of business experience. This may include accomplishments in his or her particular field of practice and a history of achievements that reflect his or her high standards and sound business decisions.

•	Leadership experience. The Company and the Board believe that directors with experience in significant leadership positions over an extended period, especially President or Chief Executive Officer positions, provide the Company with strategic insights. These directors generally possess superior leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, long-term strategy, risk management and the methods to drive change and growth.

•	Finance experience. The Company and the Board believe an understanding of finance and financial reporting processes is an important skill for our directors. The Company uses financial measures to evaluate its performance as well as its accomplishment of financial performance targets. In addition, the Board and the Audit Committee oversee the required public disclosures of the Company that include financial statements and related information.

•	Educational and industry experience. The Company and the Board seek to have directors with relevant education, business expertise and experience as executives, directors, investors or in other leadership positions in the retail sector, including the restaurant industry.

Board Composition and Diversity

We believe that each of our nine director nominees has met the qualifications set forth in the Board’s Corporate Governance Principles and believe these nominees are a highly engaged group and represent a diverse and broad range of attributes, qualifications, experiences and skills to provide an effective mix of viewpoints and knowledge.

While the Nominating and Corporate Governance Committee does not have a written policy regarding diversity in identifying director candidates or specific goals with respect to diversity on the Board, the Nominating and Corporate Governance Committee considers diversity, including gender, racial and ethnic diversity, age, skills, experience, including business, financial and academic backgrounds, and such other factors as it deems appropriate, in its search for the best candidates to serve on the Board, and the Inclusion & Diversity Committee reviews and monitors the Company’s efforts in ensuring appropriate diversity on the Board. These committees look to ensure demographic diversity in addition to a diversity of skills, experiences (including operational experience) and viewpoints, all aimed at identifying candidates who will contribute to Board decision-making and oversight responsibilities. The committees believe that the current composition of the Board reflects diversity across these categories. Our current directors bring a diverse set of skills, experiences and viewpoints to the Company that are important to drive our strategy forward as the market and competitive landscapes evolve.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 9

Proposal One: Election of Directors (continued)

All our director nominees except Mr. Brandon and Mr. Weiner are independent. The following provides additional information about our nine director nominees.

FOUR OF NINE DIRECTOR NOMINEES ARE DIVERSE AS TO GENDER, ETHNICITY OR RACE

10 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Proposal One: Election of Directors (continued)

The matrix below summarizes certain key attributes, qualifications, experiences and skills that our director nominees bring to the Board that we believe are most relevant to service on our Board, as well as certain demographics of our director nominees. This information is intended to provide a summary of our director nominees’ qualifications and should not be considered to be a complete list of each nominee’s strengths or contributions to the Board. A mark indicates a specific area of focus or experience on which the Board relies most. The fact that a director nominee is not designated as having a particular attribute does not indicate that the nominee does not possess that attribute or would not be able to make a meaningful contribution to the Board’s decision-making or oversight in that area. Additional details on each director nominee’s attributes, qualifications, experiences and skills are set forth in their individual biographies.

Attributes, Qualifications, Experiences and Skills

Chief Executive Officer Experience	•	•		•	•	•	•	•	•

Public Company Board and Corporate Governance Experience	•	•	•	•	•	•	•	•	•

Corporate Strategy Experience	•	•	•	•	•	•		•	•

Financial / Investment Management Experience	•	•	•	•	•	•

Human Capital Management / Talent Development Experience	•				•	•		•	•

Information Technology / IT Security Experience		•	•	•					•

International / Global Operations Experience	•		•			•	•	•	•

Marketing / Brand Management / Digital Experience		•			•	•	•	•	•

Operations / Supply Chain Experience	•			•		•			•

Restaurant / Food and Beverage Experience	•		•			•	•		•

Retail / Franchise Experience	•		•	•			•		•

Sustainability / ESG Experience		•		•	•		•	•

Demographics

Self-Identified Race/Ethnicity
Black or African American		•
Hispanic, Latinx or Spanish Origin								•
White	•		•	•	•	•	•		•
Self-Identified Gender
Female				•	•			•
Male	•	•	•			•	•		•

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 11

Proposal One: Election of Directors (continued)

Nominees for Election to One-Year Terms Expiring at the 2025 Annual Meeting of Shareholders

Set forth below are the name, age, principal occupation and/or business experience and qualifications of each nominee for election as a director. All of the nominees are current members of the Board. The Nominating and Corporate Governance Committee believes that each of the nominees possesses the necessary professional experience and qualifications to contribute to the success of the Company. Information with respect to the business experience and other publicly-traded company boards on which the nominees serve, or served in the past five years, as a director is set forth below. The number of shares of Domino’s Pizza, Inc. common stock beneficially owned by each director nominee appears later in this Proxy Statement.

Our Board of Directors Unanimously Recommends a Vote FOR Each of the Nominees Listed Below	✓

David A. Brandon Executive Chairman Director since: 1999 Age: 71 Current Committees: None

David A. Brandon has served as Chairman of Domino’s Board of Directors since March 1999 and as Executive Chairman since April 2022. Mr. Brandon also served as Domino’s Chief Executive Officer from March 1999 to March 2010 and as Special Advisor from March 2010 to January 2011.

In addition to his position at Domino’s, Mr. Brandon currently serves as Executive Advisor to KKR & Co., Inc., one of the world’s largest private equity firms. He previously served as Chief Executive Officer of Toys “R” Us, Inc., formerly the world’s largest specialty retailer of toy and baby products, from July 2015 to December 2018. He was the Director of Athletics at the University of Michigan from March 2010 to October 2014.

Prior to joining Domino’s, Mr. Brandon was President and CEO of Valassis, Inc., a company in the sales promotion and coupon industries, from 1989 to 1998 and Chairman of the Board of Directors of Valassis, Inc. from 1997 to 1998.

In addition to serving on the Board of Directors of Domino’s, Mr. Brandon also serves on the Board of Directors of DTE Energy Co., as well as several private companies and non-profit organizations. He previously served on the Boards of Directors of MillerKnoll, Inc., Toys “R” Us, Inc., Burger King Corporation, Kaydon Corporation, Northwest Airlines and The TJX Companies, Inc.

Qualifications:

Mr. Brandon served as the Company’s Chief Executive Officer for eleven years and has served as Chairman of the Board since 1999 and as Executive Chairman since 2022. He thereby possesses a deep understanding of the Company’s operations, market development objectives, strategic planning and other internal business aspects of the Company. Mr. Brandon brings to the Board extensive executive experience in marketing and sales. His service on the Boards of Directors of several other companies, including retailers, also makes him qualified for service as a director of the Company.

C. Andrew Ballard Presiding Director (Lead Independent Director) Director since: 2015 Age: 51 Current Committees: Inclusion & Diversity (Chair) Compensation

C. Andrew Ballard currently serves as the Chief Executive Officer and Founder of Wiser Solutions, Inc., a software and data company, a position he has held since December 2012. Mr. Ballard is also Founder of Figtree Partners, an investment firm focused on software and technology, and has served as its Managing Partner since November 2012. He was previously a Senior Advisor at the private equity firm Hellman & Friedman LLC from 2012 to 2019, where he also served as Managing Director from 2006 to 2012 and as a Director from 2004 to 2006. Prior to joining Hellman & Friedman in 2003, Mr. Ballard worked at Bain Capital, LLC in San Francisco and Boston, as well as Bain & Company, Inc. from 1994 to 2002.

Mr. Ballard has served on Domino’s Board of Directors since July 2015 and has served as Presiding Director since May 2022. Mr. Ballard serves as the Chairperson of the Inclusion & Diversity Committee and is a member of the Compensation Committee of the Board of Directors.

In addition to serving on Domino’s Board of Directors, Mr. Ballard serves on the Boards of Directors of Etsy, Inc., Datacor, Inc. and Zignal Labs. Mr. Ballard previously served on the Boards of Directors of Activant Solutions Inc., Catalina Marketing Corporation, DoubleClick Inc., Getty Images, Inc., Internet Brands, Inc. and Vertafore, Inc. and was the Chair of the Board of Trustees and Chair of the Investment Committee of the San Francisco Foundation.

Qualifications:

Mr. Ballard brings to the Board strategic business and acquisition experience, as well as overall business acumen through his experience at Hellman & Friedman and Bain Capital. Mr. Ballard also provides valuable technology and digital knowledge, making him qualified for service as a director of the Company.

12 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Proposal One: Election of Directors (continued)

Andrew B. Balson Independent Director Director since: 1999 Age: 57 Current Committees: Compensation Nominating and Corporate Governance

Andrew B. Balson is currently the Managing Partner of Cove Hill Partners, L.P., a firm formed to make private equity investments. Previously, Mr. Balson was the Chief Executive Officer of Match Beyond, an innovative college completion program that helps low-income young adults attain college degrees and prepare for the workforce, a position he held from January 2015 to June 2016. Prior to becoming the Chief Executive Officer of Match Beyond, Mr. Balson was a Managing Director at Bain Capital, LLC, a global investment company, from 2001 to 2013. Mr. Balson became a Principal of Bain Capital in January 1998.

Mr. Balson has served on Domino’s Board of Directors since March 1999 and is a member of the Compensation Committee and a member of the Nominating and Corporate Governance Committee of the Board of Directors.

Mr. Balson previously served on the Boards of Directors of Bloomin’ Brands, Inc., FleetCor Technologies, Inc., Dunkin’ Brands, Inc., Skylark Co., Ltd., BELLSYSTEM24, Inc., Burger King Corporation and Bright Horizons Family Solutions, Inc. Mr. Balson currently serves on the Boards of a number of private companies.

Qualifications:

Mr. Balson brings to the Board strategic acquisition experience, a high level of financial literacy and overall business acumen through his executive experience at Bain Capital, LLC and Cove Hill Partners, L.P. His public and private company directorship experience and his familiarity with the Company and other restaurant companies, as well as his extended tenure on our Board, make him qualified for service as a director of the Company.

Corie S. Barry Independent Director Director since: 2018 Age: 48 Current Committees: Compensation (Chair)

Corie S. Barry currently serves as Chief Executive Officer and as a member of the Board of Directors of Best Buy Co., Inc., a specialty retailer of consumer electronics, personal computers, entertainment software and appliances, roles held since June 2019. Prior to becoming CEO, Ms. Barry served as Best Buy’s Senior Executive Vice President and Chief Financial and Strategic Transformation Officer from June 2016 to June 2019, Chief Strategic Growth Officer from October 2015 to June 2016, Interim President of Geek Squad Services from March 2015 to May 2016, Senior Vice President of Domestic Finance from May 2013 to October 2015 and in a variety of financial and operational roles, both in the field and at the corporate campus, since joining Best Buy in 1999. Prior to Best Buy, Ms. Barry worked at Deloitte Touche Tohmatsu Limited from 1997 to 1999.

Ms. Barry has served on Domino’s Board of Directors since July 2018 and is the Chairperson of the Compensation Committee of the Board of Directors.

Qualifications:

Ms. Barry brings to the Board experience leading a public company, vast financial expertise, retail operations and strategic growth know-how and overall business acumen, making her qualified for service as a director of the Company.

Diana F. Cantor Independent Director Director since: 2005 Age: 66 Current Committees: Inclusion & Diversity Nominating and Corporate Governance

Diana F. Cantor is currently a Partner at Alternative Investment Management, LLC, a position she has held since January 2010, and is past Chairman of the Virginia Retirement System, where she served as a Trustee and a member of the Audit and Compliance Committee from 2010 to 2020. She also serves as a Senior Adviser with AKF Consulting Group, focusing on the areas of governance, fiduciary duties and oversight of state-run investment programs.

Ms. Cantor has served on Domino’s Board of Directors since October 2005 and is a member of the Inclusion & Diversity Committee and a member of the Nominating and Corporate Governance Committee of the Board of Directors.

In addition to serving on Domino’s Board of Directors, Ms. Cantor serves on the public company Boards of Directors of Universal Corporation (Chairman of the Nominating and Corporate Governance Committee, member of the Compensation Committee and the Finance and Pension Investment Committee) and VICI Properties Inc. (Chair of the Audit Committee, member of the Nominating and Corporate Governance Committee), and the private company Boards of Directors of Mauser Packaging Solutions and SCP Retirement Services. She previously served on the Boards of Directors of Adore Me, Media General, Inc., Revlon, Inc., The Edelman Financial Group Inc., Vistage International, Inc., Knowledge Universe Education LLC, Edelman Financial Services, LLC and Service King Body and Paint LLC.

Qualifications:

Ms. Cantor possesses extensive financial skills and brings to the Board an important financial perspective. Ms. Cantor also provides valuable consumer product and marketing knowledge, as well as significant public company directorship experience, making her qualified for service as a director of the Company.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 13

Proposal One: Election of Directors (continued)

Richard L. Federico Independent Director Director since: 2011 Age: 69 Current Committees: Audit (Chair)

Richard L. Federico served as Non-Executive Chairman of P.F. Chang’s China Bistro, Inc. based in Scottsdale, AZ, from February 2016 until its acquisition in March 2019. Mr. Federico previously served as Executive Chairman of P.F. Chang’s from March 2015 to February 2016 and as Chairman of the Board, Chief Executive Officer or Co-Chief Executive Officer from September 1997 to March 2015. Mr. Federico joined P.F. Chang’s as President in 1996, when he also began his service on its Board of Directors. Mr. Federico started his career in the restaurant industry as a Manager at Steak & Ale, and later at Orville Beans and Bennigan’s restaurants. He went on to develop Grady’s Goodtimes, serving as Co-Founder/Partner and Vice President of Operations until Brinker International, Inc. acquired Grady’s in 1989. Upon joining Brinker International, Mr. Federico served as Senior Vice President and concept head for Macaroni Grill before being promoted to President of the Italian Concept division. As President, he directed operations and development for Macaroni Grill and Spageddies.

Mr. Federico has served on Domino’s Board of Directors since February 2011 and is the Chairperson of the Audit Committee of the Board of Directors.

In addition to serving on Domino’s Board of Directors, Mr. Federico currently serves on the Boards of Directors of Black Rock Coffee, The Melt and Boqueria, all privately-held restaurant concepts. Mr. Federico previously served as Chairman of the Board of Directors of Jamba, Inc. and on the Boards of Directors of RPT Realty and Tastemaker Acquisition Corp. He is a Founding Director of Chances for Children.

Qualifications:

Mr. Federico brings to the Board experience in leading a successful publicly-traded restaurant concept, overall business and financial acumen and public company directorship experience, making him qualified for service as a director of the Company.

James A. Goldman Independent Director Director since: 2010 Age: 65 Current Committees: Audit Inclusion & Diversity

James A. Goldman currently serves on three portfolio company Boards representing Eurazeo SE, a global investment firm listed on the Paris Stock Exchange, including Q Mixers, a leading premium carbonated mixer brand, Waterloo Sparkling Water Corp., a carbonated beverage company, and Dewey’s Bakery, a premium baked goods company. Mr. Goldman served as President and Chief Executive Officer and as a member of the Board of Directors of Godiva Chocolatier, Inc. from 2004 to 2014. Mr. Goldman was President of the Food and Beverage Division at Campbell Soup Company from 2001 to 2004 and served in various executive positions at Nabisco, Inc. from 1992 to 2000. Prior to his work at Nabisco, Mr. Goldman was a senior consulting associate at McKinsey & Company, Inc.

Mr. Goldman has served on Domino’s Board of Directors since March 2010, and is a member of the Audit Committee and a member of the Inclusion & Diversity Committee of the Board of Directors.

In addition to serving on Domino’s Board of Directors, Mr. Goldman serves on the Board of Directors of Abercrombie & Fitch Co., where he is a member of the Compensation Committee and Chair of the Nominating and Corporate Governance Committee. Mr. Goldman previously served on the Board of Directors of The Children’s Place, Inc. He also served on the Board of Trustees and Executive Committee of Save the Children in Fairfield, CT, the Executive Board of the International Tennis Hall of Fame, and the Board of Trustees at the YMCA Camps Becket and Chimney Corners in Becket, MA.

Qualifications:

Mr. Goldman brings to the Board experience in leading successful retail and branded consumer companies, including more than 30 years in the global food industry, overall business acumen and public company directorship experience, making him qualified for service as a director of the Company.

14 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Proposal One: Election of Directors (continued)

Patricia E. Lopez Independent Director Director since: 2018 Age: 62 Current Committees: Audit Nominating and Corporate Governance (Chair)

Patricia E. Lopez most recently served as Chief Executive Officer and as a member of the Board of Directors of High Ridge Brands Co. from July 2017 to March 2020. Ms. Lopez served as a Senior Vice President at Estée Lauder Companies Inc. from January 2015 to July 2016, a Senior Vice President at Avon Products, Inc. from December 2012 to November 2014 and previously held various positions at The Procter & Gamble Co. for 25 years, most recently serving as a Vice President and General Manager overseeing its Eastern Europe business.

Ms. Lopez has served on Domino’s Board of Directors since July 2018 and is the Chairperson of the Nominating and Corporate Governance Committee and a member of the Audit Committee of the Board of Directors.

In addition to serving on Domino’s Board of Directors, Ms. Lopez also serves on the Boards of Directors of Aramark and Express, Inc. She previously served on the Board of Directors of Acreage Holdings.

Qualifications:

Ms. Lopez brings to the Board tremendous global business leadership, brand marketing and operations experience, as well as directorship experience and overall business acumen, making her qualified for service as a director of the Company.

Russell J. Weiner Chief Executive Officer Director since: 2022 Age: 55 Current Committees: None

Russell J. Weiner has served as Domino’s Chief Executive Officer since May 2022. Prior to becoming CEO, Mr. Weiner served as Chief Operating Officer and President – Domino’s U.S. from July 2020 to April 2022, Chief Operating Officer and President of the Americas from July 2018 to July 2020, President, Domino’s USA from October 2014 to July 2018, and joined Domino’s as Executive Vice President and Chief Marketing Officer in September 2008. Prior to joining Domino’s, Mr. Weiner held various marketing positions at PepsiCo, Inc. from 1998 to 2008, most recently serving as Vice President of Marketing, Colas for Pepsi-Cola North America.

Mr. Weiner has served on Domino’s Board of Directors since April 2022, when he was elected in conjunction with his appointment as Chief Executive Officer effective May 2022. Mr. Weiner also serves on the Board of Directors of The Clorox Company.

Qualifications:

Mr. Weiner’s many years of executive leadership experience with the Company, including as its Chief Executive Officer, and in the restaurant and food and beverage industries generally, provides him with a deep knowledge of brand building, marketing, operations and consumer insights. In addition, his experience in digital innovation enables him to help the Company maintain its leadership position in digital technology within the restaurant industry, making him qualified for service as a director of the Company.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 15

Corporate Governance and Director Information

Corporate Governance Overview

Domino’s has a commitment to strong corporate governance practices. These practices provide a framework within which the Company’s Board and management can pursue the strategic objectives of Domino’s and seek to ensure its long-term growth for the benefit of shareholders. The Company’s corporate governance principles and practices are reviewed annually by the Nominating and Corporate Governance Committee and any changes are recommended to the Board for approval. The Company’s Corporate Governance Principles are posted on Domino’s corporate and investor website ir.dominos.com under the “Investors—Corporate Governance” section and are available free of charge upon request from the Company’s Corporate Secretary. The Nominating and Corporate Governance Committee Charter, the Compensation Committee Charter, the Audit Committee Charter and the Inclusion & Diversity Committee Charter are also posted on the Company’s corporate and investor website (“Investors—Corporate Governance” section on ir.dominos.com). All the referenced charters and the other documents referenced herein are available free of charge upon request from the Company’s Corporate Secretary.

The Company’s Corporate Governance Principles and the Nominating and Corporate Governance Committee Charter set forth the Company’s policies with respect to Board structure, membership (including nominee qualifications), performance, operations and management oversight. The Board meets at least quarterly in an independent director session led by Mr. Ballard, our Presiding Director, pursuant to the Corporate Governance Principles, and also conducts an executive session at each quarterly Board meeting.

Risk Oversight. The entire Board of Directors is engaged in risk management oversight. At the present time, the Board has not established a separate committee to facilitate its risk oversight responsibilities. The Board will continue to monitor and assess whether such a committee would be appropriate. In accordance with the NYSE listed company rules, the Audit Committee assists the Board of Directors in its oversight of Domino’s company-wide risk management and the process established to identify, measure, monitor and manage risks, in particular major financial, information security and cybersecurity and food safety risks, with input from the Company’s internal committee dedicated to assessing and managing enterprise risk comprised of members of the Company’s Executive Leadership Team who report directly to our Chief Executive Officer in addition to other senior leaders within the Company (the “Enterprise Risk Committee”). The Board of Directors receives regular reports from management as well as from the Audit Committee and other standing committees regarding relevant risks and the actions taken by management to address those risks, including the specific risks identified above, and plays an active role in the oversight of the Company’s risk management framework.

Board’s Role in Environmental, Social and Governance Matters. The entire Board of Directors generally oversees the Company’s environmental, social and governance (“ESG”) initiatives and supports the implementation of the Company’s ESG priorities. With respect to Board oversight of ESG matters in general, rather than concentrating oversight of all ESG initiatives into any one Committee, the Board takes the approach that certain matters are most appropriately overseen by the Board as a whole and for other topics, the most appropriate committee should maintain oversight. For example, the Board’s Nominating and Corporate Governance Committee has oversight responsibility for the corporate governance aspects of ESG, the Inclusion & Diversity Committee has oversight responsibility for the Company’s initiatives regarding inclusion and diversity and the Audit Committee oversees the Company’s public disclosures, including those relating to its ESG initiatives. Given their breadth and importance, the Board currently believes that it is the appropriate body to oversee the development and implementation of the Company’s ESG efforts as a whole and the Board is regularly briefed on the Company’s ESG efforts and initiatives.

At the operational level, a cross-functional team comprised of members of the Company’s Leadership Team and other senior leaders within the Company assess and manage stewardship risks and shape strategy for the organization, which is ultimately under the direction of the Company’s Executive Vice President and Chief Financial Officer. These executives are responsible for setting direction and driving accountability as we work to address material issues, work with key stakeholders and measure and report our progress.

16 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Corporate Governance and Director Information (continued)

In connection with its increased focus on Stewardship matters, the Company has published its 2023 Stewardship Report, which is available at stewardship.dominos.com, and which we expect to build upon in the years to come. For additional information regarding the Company’s Stewardship efforts, please see “—Stewardship at Domino’s” below.

Cybersecurity Governance. As discussed above, the Company’s entire Board of Directors is engaged in risk management oversight, including the oversight of risks from cybersecurity threats. In accordance with the NYSE listed company rules, the Audit Committee assists the Board of Directors in its oversight of Domino’s information security and cybersecurity risks, with input from the Enterprise Risk Committee. At an operational level, the Company’s cybersecurity strategy is shaped by its Chief Information Security Officer who is ultimately responsible for implementing the Company’s cybersecurity policies, procedures and strategy under the oversight of the Enterprise Risk Committee. For additional information regarding the Company’s cybersecurity governance and cybersecurity risk management and strategy, please see Item 1C. Cybersecurity in the 2023 10-K.

Independence. The Company is required to have a majority of its Board be independent directors. The Company’s Corporate Governance Principles (posted on Domino’s corporate and investor website ir.dominos.com under the “Investors—Corporate Governance” section) contain the Company’s standards for director independence, which are consistent with the requirements of the NYSE and SEC. A director will be designated as independent if the Board affirmatively determines that he or she (i) has no material relationship with the Company or its subsidiaries, (ii) satisfies the other criteria specified by the NYSE listed company rules, (iii) has no business conflict with the Company or its subsidiaries and (iv) otherwise meets applicable independence criteria specified by law, regulation, exchange requirement or the Board. An independent director must also be free of any other relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a director. The Board has affirmatively determined that the following directors who served in the 2023 fiscal year were independent under that definition:

C. Andrew Ballard

Andrew B. Balson

Corie S. Barry

Diana F. Cantor

Richard L. Federico

James A. Goldman

Patricia E. Lopez

The Board based these determinations primarily on a review of the responses of directors to questions regarding employment and compensation history, affiliations, family and other relationships and discussions with directors.

Expectations. The Corporate Governance Principles further provide that the directors are invited and expected to attend the Company’s annual meetings of shareholders. All our directors attended the 2023 annual meeting of shareholders.

The Company has adopted a Code of Professional Conduct for Senior Financial Officers that applies to all executive officers of the Company, including the Chief Executive Officer and Chief Financial Officer, as well as all of the Company’s other financial officers and other employees with senior financial roles. In addition, the Company has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees that applies to all directors, officers and employees. The Code of Professional Conduct for Senior Financial Officers and the Code of Business Conduct and Ethics are posted on the Company’s corporate and investor website (“Investors—Corporate Governance” section on ir.dominos.com). The Company intends to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of the Code of Professional Conduct for the Chief Executive Officer, Chief Financial Officer, Corporate Controller or persons performing similar functions, by posting such information on its website at ir.dominos.com.

A total of six meetings of the Board of Directors of the Company were held during 2023 and the Board acted via unanimous written consent on three other occasions. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which that director served.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 17

Corporate Governance and Director Information (continued)

Leadership Structure. The Company’s previous leadership structure, as established in March 2010, separated the Chairman and Chief Executive Officer roles into two positions. In May 2022, the Company’s leadership structure was updated to take into account Mr. Brandon’s appointment to the newly-established position of Executive Chairman of the Board in which role he is no longer treated as independent under applicable NYSE listing rules. Accordingly, at the time of Mr. Brandon’s appointment as Executive Chairman, the Board appointed Mr. Ballard as Presiding Director, the lead independent director of the Board. The Company’s current leadership structure has a separate Executive Chairman, Presiding Director and Chief Executive Officer and was designed to maintain independence between Board oversight and the operating decisions of the Company. The Company has determined this leadership structure based on factors such as the experience of the applicable individuals, the current business environment of the Company, and other relevant criteria. After considering these factors, the Company determined that separating the positions of Presiding Director of the Board from the Executive Chairman and Chief Executive Officer positions is the appropriate leadership structure for the Company. The Chief Executive Officer is responsible for the strategic direction of the Company and the day-to-day leadership and performance of the Company. The Executive Chairman provides guidance to the Chief Executive Officer, sets the agenda for the Board meetings in consultation with the Chief Executive Officer and presides over meetings of the Board and shareholder meetings. The Presiding Director presides at all Board meetings where the Executive Chairman is not present and at meetings and sessions of the independent directors, as well as any additional duties as the Board may determine from time to time, and has significant authority in terms of leadership as well as in the ability to convene the Board to ensure that there is a free flow of information among the Company’s independent directors. The Company and the Board believe that this is appropriate under current circumstances, because it allows management to continue to make the operating decisions necessary to manage the business, with guidance from the Board, while retaining independence between the oversight function of our Board and operating decisions. The Company and the Board further believe this division of responsibilities provides an appropriate balance of operational focus, flexibility and oversight. The Board believes that Mr. Brandon’s role as Executive Chairman has provided continued leadership of the Board and has been a valuable resource to both Mr. Weiner and the Board.

Committees. In accordance with the requirements of the NYSE, the Board has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee, all of which are comprised solely of independent directors, as defined by Section 303A of the NYSE listed company rules and other applicable independence standards. The Board also has an Inclusion & Diversity Committee, which oversees the Company’s inclusion and diversity progress and efforts. Each committee of the Board has designated responsibilities as specified in their respective charters and regularly reports on their activities to the entire Board.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Mses. Lopez (Chairperson) and Cantor and Mr. Balson. The independence of each member of the Nominating and Corporate Governance Committee is determined annually by the full Board of Directors in accordance with Section 303A.04 of the NYSE listed company rules. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as required under the NYSE and SEC rules.

The Nominating and Corporate Governance Committee met two times during 2023. The Nominating and Corporate Governance Committee Charter, as approved by the Board, reflects the Nominating and Corporate Governance Committee’s responsibilities, and the Nominating and Corporate Governance Committee reviews the charter at least once annually. The charter was last reviewed in October 2023 and can be found on the Company’s corporate and investor website (“Investors—Corporate Governance” section on ir.dominos.com).

The Nominating and Corporate Governance Committee’s functions include assisting the Board in determining the desired qualifications of directors, identifying potential individuals meeting those qualifications, proposing to the Board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, further functions include reviewing the succession planning process for senior management of the Company, reviewing the Corporate Governance Principles, making recommendations to the Board with respect to other corporate governance principles applicable to the Company, recommending directors to serve on committees, overseeing the determinations of director independence, overseeing the annual evaluation of the Board (including

18 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Corporate Governance and Director Information (continued)

periodic peer-to-peer assessments of individual directors) and its committees, reviewing the Company’s policies with respect to charitable and other contributions and reviewing management and reviewing Board succession plans.

Evaluation of Director Candidates. The Nominating and Corporate Governance Committee meets regularly to discuss, among other things, identification and evaluation of potential candidates for nomination as a director. The Nominating and Corporate Governance Committee may use a paid outside search firm or tools to identify possible directors, as has been the case when directors have been added to the Board in the past. In addition to the experience, qualifications and skills for directors listed under Proposal One, director candidates will be evaluated according to the qualifications as set forth in the Company’s Corporate Governance Principles, including the following desirable characteristics:

•	Highest degree of personal and professional ethics, integrity and values;

•	Possession of a range of talents, skills, diversity and expertise to provide sound and prudent guidance with respect to the operations and interests of the Company;

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members;

•	Ability to devote the time necessary for the diligent performance of the duties and responsibilities of Board membership, including by way of adherence to the limitations on a Board member’s outside director board positions set forth in our Corporate Governance Principles;

•	Commitment to serve on the Board over a period of several years to develop knowledge about the Company and its operations;

•	Willingness to represent the long-term interests of the Company’s shareholders and objectively monitor and appraise management’s performance; and

•	Board diversity and other relevant factors as the Board may determine.

Shareholder Submission of Director Nominees. The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2025 annual meeting of shareholders, provided that the names of such nominees are submitted in writing, not later than January 25, 2025, to the Corporate Secretary of Domino’s Pizza, Inc. at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a director, if elected, a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members, as well as the other specific information required by our By-Laws and by Rule 14a-19(b)(2) and Rule 14a-19(b)(3) under the Exchange Act, where applicable.

Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director recommended by a shareholder.

Compensation Committee

The members of the Compensation Committee are Ms. Barry (Chairperson) and Messrs. Ballard and Balson. The independence of each member of the Compensation Committee is determined annually by the full Board of Directors in accordance with Section 303A.05 of the NYSE listed company rules. The Board of Directors has determined that each member of the Compensation Committee is independent as required under the NYSE and SEC rules.

The Compensation Committee met four times during 2023 and acted via unanimous written consent on five other occasions to conduct its required business in accordance with the Compensation Committee Charter. The Compensation Committee Charter authorizes the Compensation Committee to delegate any of its responsibilities as it deems appropriate, provided that such delegation is permitted under applicable laws, rules and regulations. The Compensation Committee Charter, as approved by the Board, reflects the Compensation Committee’s responsibilities, and the Compensation Committee reviews the charter at least once annually. The charter was last reviewed by the Committee in July 2023 and approved by the Board in October 2023 and can be found on the Company’s corporate and investor website (“Investors—Corporate Governance” section on ir.dominos.com).

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 19

Corporate Governance and Director Information (continued)

The Compensation Committee’s functions include examining the levels and methods of compensation employed by the Company with respect to the Chief Executive Officer and other executive officers, making recommendations with respect to other executive officer compensation, reviewing and approving the compensation package of the Chief Executive Officer, making recommendations to the Board with respect to director and Executive Chairman compensation, making recommendations to the Board with respect to incentive compensation plans and equity-based plans, making plan administration and compensation decisions under equity compensation plans approved by the Board, and implementing and administering one or more incentive bonus plans.

Audit Committee

The members of the Audit Committee are Messrs. Federico (Chairperson) and Goldman and Ms. Lopez. The independence of each member of the Audit Committee is determined annually by the full Board of Directors in accordance with Section 303A.07 of the NYSE listed company rules, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended. The Board of Directors determined that each member of the Audit Committee is independent as required under the NYSE and SEC rules. Additionally, the Board determined that each member of the Audit Committee is financially literate as required by Section 303A.07(a) of the NYSE listed company rules, and that Mr. Federico is an audit committee financial expert under Item 407(d)(5) of Regulation S-K.

The Audit Committee met four times during 2023. The Audit Committee Charter, as approved by the Board, reflects the Audit Committee’s responsibilities, and the Audit Committee reviews the charter at least once annually. The charter was last reviewed in July 2023 and can be found on the Company’s corporate and investor website (“Investors—Corporate Governance” section on ir.dominos.com). The Audit Committee’s functions include: (i) providing assistance to the Board in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, the Company’s system of internal controls, the internal audit function and the Company’s code of ethical conduct, (ii) assisting the Board in its oversight of Domino’s company-wide risk management and the process established to identify, measure, monitor and manage risks, (iii) retaining and, if appropriate, terminating the Company’s independent registered public accounting firm and (iv) approving audit and non-audit services to be performed by the independent registered public accounting firm.

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy under which audit and non-audit services to be rendered by the Company’s independent public registered accounting firm are pre-approved. All services provided to the Company by its independent public registered accounting firm for fiscal years 2023 and 2022 were pre-approved by the Audit Committee. This policy can be found on the Company’s corporate and investor website (“Investors—Corporate Governance” section on ir.dominos.com).

Audit and Other Service Fees

The following table sets forth the aggregate fees for professional services. All such services were pre-approved by the Audit Committee and rendered by PricewaterhouseCoopers LLP for each of the last two fiscal years (dollars in thousands):

	2023	2022
Audit fees(1)	$1,704	$1,727
Audit-related fees(2)	86	84
All other fees(3)	82	7

Total	$1,872	$1,818

(1)

Includes services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, the audits of certain subsidiaries and other audit services normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. The amounts also include services related to Sarbanes-Oxley Act compliance and services related to audit procedures over changes in the Company’s enterprise systems.

(2)

Includes fees for services related to the audit of the Domino’s advertising fund subsidiary, other subsidiary reporting requirements and discussions concerning financial accounting and reporting matters.

(3)

All other fees primarily represent assurance related procedures associated with non-financial reporting topics, subscriptions to technical resources, and generic knowledge sharing, survey participation and training seminars related to accounting, reporting and general business matters.

20 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Corporate Governance and Director Information (continued)

Inclusion & Diversity Committee

The members of the Inclusion & Diversity Committee are Messrs. Ballard (Chairperson) and Goldman and Ms. Cantor. The Inclusion & Diversity Committee met two times during 2023 to conduct its required business in accordance with the Inclusion & Diversity Committee Charter. The Inclusion & Diversity Committee Charter authorizes the Inclusion & Diversity Committee to delegate any of its responsibilities to one or more subcommittees. The Inclusion & Diversity Committee Charter, as approved by the Board, reflects the Inclusion & Diversity Committee’s responsibilities, and the Inclusion & Diversity Committee reviews the charter at least once annually. The charter was last reviewed in March 2023 and can be found on the Company’s corporate and investor website (“Investors—Corporate Governance” section on ir.dominos.com).

The Inclusion & Diversity Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to, among other things, the Company’s inclusion and diversity strategies.

Purpose and Values

We are a purpose-inspired and performance-driven company with exceptional people committed to feeding the power of possible, one pizza at a time. At the heart of our brand is a commitment to a set of values that define our core beliefs on how we run our business, treat our people, support our franchisees and serve our customers.

Do the Right Thing: We act with integrity and make disciplined decisions, even when it’s difficult or unpopular. High ethical standards and uncommon honesty are at the heart of how we work together. We are committed to safely and responsibly serving our customers, and to giving back to the communities where we live and work.

Put People First: We create an inclusive culture, knowing our people are core to our success. We treat each other with dignity and respect, and we value the differences each team member brings. We strive to be a company where all team members can bring their full selves to work and know that they can belong, contribute and reach their potential.

Create Inspired Solutions: We are a company built on entrepreneurship and innovation. We get better every day by having the humility and the courage to embrace and lead change. Together, we unlock our collective potential to be bold and think big. We have a bias for action to solve customer needs in new and relevant ways.

Champion our Customers: We deliver on our promises, treating each order and interaction as an opportunity to deepen relationships by delivering great products, services and experiences. We hold ourselves accountable, and if we don’t deliver on a promise, we are committed to making it right.

Grow and Win Together: We are not playing a finite game. We are committed to building an enduring brand that outlives any of our individual contributions. We will grow together, deliver exceptional results together, celebrate wins together, have fun together, and leave the Domino’s brand in a better place for those that come after.

Human Capital Management

Having best-in-class talent across the globe is crucial to all aspects of Domino’s business, brand and long-term success. We are focused on attracting, developing and retaining high-performing, diverse teams and building an inclusive culture that inspires leadership, encourages innovative thinking and supports the development and advancement of all team members.

Compensation and Benefits. Exceptional people are the core of our business. We are committed to providing competitive pay and benefits to attract and retain great talent, whether in our U.S. Company-owned stores, in our supply chain centers or in our corporate offices. We enable this by benchmarking and analyzing pay and benefits both externally and internally. In recent years, we have made continued investments in frontline team member wage rates in our U.S. Company-owned stores and supply chain centers. We are committed to providing pay equity for all employees.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 21

Corporate Governance and Director Information (continued)

Domino’s offers a comprehensive benefits package to eligible team members, including several benefits designed to promote an inclusive workplace like paid parental leaves, adoption support, discounted childcare tuition, and health plans that are available to dependents, spouses and domestic partners and include fertility and gender transition support. We also offer eligible team members a 401(k) plan, education assistance, access to financial education, a back-up childcare network and access to legal assistance.

Beyond basic insurance programs, Domino’s offers other wellness services to help team members participating in our health plan manage and optimize their health. These no-cost programs include smoking cessation, diabetes and hypertension management and at-home physical therapy for such team members, in addition to emotional support through Domino’s team member assistance program for all part-time and full-time team members and their dependents. Additionally, we provide up to 40 hours per year of sick time for all part-time and full-time team members, with no waiting period for our part-time team members who begin accruing sick pay on their first day of hire, and access to an outside wellness platform featuring 4,000+ videos on topics like mindfulness, exercise, nutrition, sleep and financial well-being.

Talent Development and Recruiting. Domino’s team members are empowered to drive their own success through different resources, training and early development and leadership pipeline programs. To continue to strengthen our ability to attract and retain talent, in recent years we have made continued investments in frontline team member wage rates in our U.S. Company-owned stores. On an annual basis, we also review scores for our team member engagement surveys to identify strengths and opportunities for our brand.

The opportunity and potential at Domino’s is best represented in a key statistic: substantially all of our U.S. franchisees started as delivery drivers or in other in-store positions. With the vast majority of Domino’s U.S. franchisees developed from within our own system, the opportunity to become a small business owner is a profound and unique aspect of Domino’s culture and strength as a brand. Experienced store managers and other operators can apply for Franchise Management School (“FMS”). At FMS, these operators receive training for a successful transition from store management to store ownership.

Inclusion and Diversity Efforts. “Do the Right Thing” and “Put People First” are two of our core values at Domino’s. From those two values our Inclusion and Diversity mission was launched, and we have been relentless in our commitment to building and strengthening our culture every day. Our mission is to foster a more diverse, highly engaged workforce that sees our Company as the employer of choice and is representative of the communities we serve. We want our team members to feel comfortable bringing their unique experiences and diverse backgrounds to discussions where they can share, learn and listen together enabled by conscious inclusion practices and our leadership competencies.

Domino’s is focused on building an inclusive culture that welcomes and supports everyone and seeks to understand and listen to team members and our neighborhood community members. Our Inclusion and Diversity efforts are built with a strategic framework that encompasses three pillars:

Workforce—focused on the diversity of our workforce at all levels of the organization.

Workplace—focused on ensuring that our Company-owned stores, offices and supply chains are inclusive.

Marketplace—focused on ensuring our brand reaches and is relevant to all consumers.

As part of our workplace initiatives, we provide leadership and funding to support team members in participating in Employee Resource Groups (“ERGs”). We currently have ERGs representing the Black, Hispanic and LGBTQ+ communities, as well as women in the workforce and individuals with disabilities, with potentially more to come based on team member interest. We also make available to our team members several benefits designed to promote an inclusive workplace like paid parental leaves, adoption support, discounted childcare tuition, and health plans that are available to dependents, spouses and domestic partners and include fertility and gender transition support.

Board Oversight. The Board oversees and is regularly updated on the Company’s leadership development and talent management strategies designed to attract, develop and retain global business leaders who can drive financial and

22 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Corporate Governance and Director Information (continued)

strategic growth objectives, enhance Domino’s culture as described below and build long-term shareholder value. The Board formally reviews and discusses management development and succession plans for the Chief Executive Officer and senior management of the Company, including individual senior management transitions as the need arises over the course of the year.

Beyond leadership development, our Board is focused on culture and human capital management priorities for promoting a safe, inclusive and respectful work environment, where employees across our entire workforce feel comfortable bringing their best selves to work, are inspired to act ethically and raise concerns and are enabled to implement new and innovative ideas in the best interests of the business.

As part of its human capital management efforts, the Board also reviews team member engagement surveys and receives updates on management’s plans for addressing concerns or potential areas of improvement.

Shareholder Engagement

Shareholder engagement is a vital part of our governance profile and we maintain active, year-round engagement with our shareholders in pursuit of the continued delivery of sustainable, long-term value to them. We recognize the value of shareholder engagement and take a proactive approach to shareholder outreach. During 2023, we proactively contacted institutional shareholders representing more than half of our outstanding shares as of the time of such outreach, to discuss the performance of the business and our strategic initiatives, in addition to ESG, executive compensation, stewardship and other issues, and to address any questions and concerns. We regularly review certain governance, compensation and other policies and practices in response to comments from our shareholders.

Stewardship at Domino’s

Our vision for stewardship is for Domino’s to deliver the power of possible every day for the communities we serve, our people and the planet. We have drafted our stewardship vision with notable goals and objectives to drive change in the years and decades to come and with pillars that ladder up to that vision and our underlying long-term goals. We have continued our efforts to better understand our environmental and social impacts. Our pillars include:

•	Environmental Footprint. This includes our focus on science-based climate targets and actions to reduce our greenhouse gas emissions, reduce water impact and minimize waste.

•	Responsible Sourcing. This includes increasing our supply chain transparency, maintaining our supplier standards and food safety requirements, enhancing our animal care standards, and amplifying our efforts to reduce deforestation.

•	Empowering People. This includes creating a company culture that provides a safe, inclusive, and diverse workplace, with development pathways and supportive benefits, and supporting franchisee development.

•	Community Impact. Domino’s has a long history of caring for the communities we serve. This includes our plan to strengthen our commitment to local communities and national partners, while expanding support of new meaningful organizations.

These four pillars provide the framework for fulfilling our vision and set our brand on a course for enhanced stewardship as we evolve and grow.

We engaged outside experts to measure and quantify our environmental footprint and identify opportunities to improve. With the help of these experts, we have conducted a materiality assessment, connected with key stakeholders inside and outside the Company and developed a baseline report for our carbon, water and land use footprint in the U.S. We have established significant commitments on greenhouse gas emissions: we set and submitted our Science Based Targets for validation in 2023 and we have established a commitment to achieve those Science Based Targets by 2032 and achieve net zero carbon emissions by 2050. We also continue to highlight important stewardship topics with consumers, including our efforts to promote the ability to recycle pizza boxes throughout the U.S. We also launched a fleet of electric vehicles as part of an initiative to solve a business need with a solution that is also good for the planet.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 23

Corporate Governance and Director Information (continued)

Domino’s also has a long history of caring for the communities we serve. Our national philanthropic partner is St. Jude Children’s Research Hospital®, which is internationally recognized for its pioneering work in finding cures and saving children with cancer and other catastrophic diseases. Through a variety of internal and consumer-based activities, including a national consumer fundraising campaign called St. Jude Thanks and Giving®, the Domino’s system has contributed approximately $124.7 million to St. Jude since our partnership began in 2004, including raising approximately $15.5 million in 2023. We also committed to a 10-year, $100 million campaign to raise funds to build Domino’s Village at St. Jude, a housing complex that opened in 2023 and accommodates up to 140 patient families during long-term stays at the hospital.

We also support the Domino’s Pizza Partners Foundation (the “Partners Foundation”). Founded in 1986, the mission of the Partners Foundation is “Team Members Helping Team Members.” Primarily funded by team member and franchise contributions, the Partners Foundation is a separate, not-for-profit organization that has disbursed over $12.3 million over the past five years. The Partners Foundation is committed to meeting the needs of Domino’s team members facing crisis situations, such as fire, illness, natural disasters or other personal tragedies.

You can find more information about our initiatives and read our 2023 Corporate Stewardship Report, which includes both Sustainability Accounting Standards Board (SASB) and Global Reporting Initiative (GRI) indexed tables, at stewardship.dominos.com. The information included in our Corporate Stewardship Report is not incorporated by reference herein and should not be considered a part of this document.

Prohibition Against Hedging Transactions

All of the Company’s employees and directors are prohibited from any hedging of Company securities, including by way of forward sales contracts, collars or otherwise, pursuant to our Insider Trading Policy.

24 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report.

The Audit Committee is governed by a written charter which was adopted by the Company’s Board of Directors and is reviewed annually by the Audit Committee. The Audit Committee is responsible for overseeing the quality and integrity of the Company’s accounting, auditing, financial reporting and internal control practices. The Audit Committee is responsible for, in addition to other activities, the appointment, retention and compensation of the Company’s independent registered public accounting firm. The Audit Committee has a policy with respect to the pre-approval of non-audit services.

Each member of the Audit Committee was determined to be independent as required under the NYSE listed company rules, including those rules applicable to audit committee members. The Board determined that one of its members during fiscal 2023, Mr. Federico, was an audit committee financial expert under Item 407(d)(5) of Regulation S-K. The Audit Committee met four times during 2023.

In performing its responsibilities, the Audit Committee, in addition to other activities: (i) reviewed and discussed the Company’s audited financial statements with management, (ii) discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC and (iii) received the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding the independent accounting firm’s communications with the Audit Committee concerning independence and discussed with PricewaterhouseCoopers LLP the firm’s independence. Based on these reviews, discussions and activities, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2023 for filing with the SEC.

The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining such firm’s independence. After reviewing the services provided by PricewaterhouseCoopers LLP, including all non-audit services, the Audit Committee, in accordance with its charter, authorized the reappointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company, with such reappointment to be ratified by the shareholders at the Annual Meeting.

Respectfully submitted,

Audit Committee

Richard L. Federico, Chairperson

James A. Goldman

Patricia E. Lopez

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 25

Proposal Two: Ratification of Independent Registered Public Accounting Firm

The Company’s Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the current fiscal year. Management expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the votes cast at the meeting in person or by proxy is necessary to ratify the selection of the Company’s independent registered public accounting firm for the current year. Under applicable law, listed company rules and the Company’s By-Laws, abstentions are not counted as votes cast and will have no effect on the outcome of the vote. Unless otherwise indicated, the persons named in the proxy will vote all proxies in favor of ratification. If the selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will reconsider the selection of the independent registered public accounting firm.

Even if the selection of PricewaterhouseCoopers LLP is ratified by shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of PricewaterhouseCoopers LLP and to engage another firm if the Committee determines such action to be necessary or desirable. Conversely, if the selection of PricewaterhouseCoopers LLP is not ratified by shareholders, the Audit Committee, in its discretion, could still decide to continue the engagement with PricewaterhouseCoopers LLP for the 2024 audit if the Company determines such action to be necessary or desirable.

Our Board of Directors and Audit Committee Unanimously Recommend a Vote FOR Ratification of the Selection of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for the 2024 Fiscal Year

✓

26 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Stock Ownership Information

Security Ownership of Certain Beneficial Owners

The following table sets forth information (based upon filings with the SEC) with respect to the persons believed by the Company to beneficially own more than 5% of the outstanding common stock, par value $0.01 per share, of the Company as of December 31, 2023:

	Common Stock, par value $0.01 per share

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
The Vanguard Group(1)	3,875,715	11.16%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

BlackRock, Inc.(2)	2,892,693	8.33%
50 Hudson Yards
New York, New York 10001

T. Rowe Price Investment Management, Inc.(3)	2,457,946	7.08%
101 E. Pratt Street
Baltimore, MD 21201

(1)

Based on a Schedule 13G/A filed by the Reporting Person on February 13, 2024, The Vanguard Group is the beneficial owner of 3,875,715 shares of common stock of the Company and has shared voting power with respect to 46,748 shares, sole dispositive power with respect to 3,725,352 shares and shared dispositive power with respect to 150,363 shares of common stock of the Company. The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock of the Company. No one other person’s interest in the securities reported is more than five percent.

(2)

Based on a Schedule 13G/A filed by the Reporting Person on January 25, 2024, BlackRock, Inc. is the beneficial owner of and has sole dispositive power with respect to 2,892,693 shares of common stock of the Company and sole voting power with respect to 2,662,497 shares of common stock of the Company. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock of the Company. No one person’s interest in the common stock of the Company is more than five percent of the total outstanding common stock.

(3)

Based on a Schedule 13G filed by the Reporting Person on February 14, 2024, T. Rowe Price Investment Management, Inc. (Price Investment Management) is the beneficial owner of and has sole dispositive power with respect to 2,457,946 shares of common stock of the Company and has sole voting power with respect to 1,067,637 shares of common stock of the Company. Price Investment Management does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Investment Management serves as investment advisor. Any and all discretionary authority which has been delegated to Price Investment Management may be revoked in whole or in part at any time. Not more than 5% of the class of such securities is owned by any one client subject to the investment advice of Price Investment Management.

The foregoing information is based upon Schedule 13G reports or amendments filed with the SEC by the above beneficial owners in 2024, with respect to their holdings of the common stock of Domino’s Pizza, Inc. as of December 31, 2023.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 27

Stock Ownership Information (continued)

Security Ownership of Management

The following table sets forth, as of December 31, 2023, the end of the Company’s last fiscal year, information with respect to the Company’s common stock, par value $0.01 per share, owned beneficially by each director, by each nominee for election as a director of the Company, by the named executive officers listed in the Summary Compensation Table starting on page 49 of this Proxy Statement and by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Russell J. Weiner(1)	104,863	*
Sandeep Reddy(2)	3,641	*
Joseph H. Jordan(3)	28,124	*
Kelly E. Garcia(4)	19,708	*
Art D’Elia(5)	6,674	*
David A. Brandon	6,897	*
C. Andrew Ballard	1,781	*
Andrew B. Balson(6)	53,138	*
Corie S. Barry	1,763	*
Diana F. Cantor	8,403	*
Richard L. Federico	5,753	*
James A. Goldman(7)	6,123	*
Patricia E. Lopez	1,519	*
All current directors and executive officers as a group (17 persons)(8)	282,832	0.81%

*	Less than 1%.
(1)	Includes 80,754 shares of common stock issuable upon exercise of options that were exercisable on December 31, 2023 or within 60 days thereafter.
(2)	Includes 1,229 shares of common stock issuable upon exercise of options that were exercisable on December 31, 2023 or within 60 days thereafter.
(3)	Includes 26,689 shares of common stock issuable upon exercise of options that were exercisable on December 31, 2023 or within 60 days thereafter.
(4)	Includes 15,647 shares of common stock issuable upon exercise of options that were exercisable on December 31, 2023 or within 60 days thereafter.
(5)	Includes 4,296 shares of common stock issuable upon exercise of options that were exercisable on December 31, 2023 or within 60 days thereafter.
(6)	Includes 25,310 shares of common stock held in the Andrew B. Balson 2004 Irrevocable Family Trust, and 6,870 shares of common stock held in the Andrew B. Balson 2011 Irrevocable Family Trust.
(7)	Includes 6,123 shares of common stock held in the James Alan Goldman Revocable Trust.
(8)

Includes an aggregate of 156,709 shares of common stock issuable upon exercise of outstanding options that were exercisable on December 31, 2023 or within 60 days thereafter by our current directors and executive officers as a group.

The information with respect to beneficial ownership is based upon information furnished by each director, nominee or executive officer, or information contained in filings made with the SEC.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Ms. Barry (Chairperson) and Messrs. Ballard and Balson. During fiscal 2023, no member of the Compensation Committee was an officer or employee of ours, a former officer of ours or of our subsidiaries or had any relationships requiring disclosure by us under Item 407(e) of Regulation S-K. None of our executive officers served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or Compensation Committee during fiscal 2023.

28 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Executive Compensation

Compensation Committee Report

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report.

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s fiscal 2023 Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted,

Compensation Committee

Corie S. Barry, Chairperson

C. Andrew Ballard

Andrew B. Balson

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 29

Compensation Discussion and Analysis

Executive Summary

Domino’s objective is to be the worldwide leader in the pizza industry and one of the top restaurant brands in the world. To accomplish this objective, the Compensation Committee believes that Domino’s must recruit and retain well-qualified and high-performing executives to help attain the Company’s business goals and objectives, and we have established short- and long-term compensation programs that we believe support these objectives. Having a highly engaged executive team with the ability to successfully execute our business strategy in dynamic environments has been critical to our strong performance over many years. This Executive Summary highlights the key aspects of our fiscal 2023 performance and compensation program.

Fiscal 2023 Business Performance. Fiscal 2023 was a year of strong financial and operating performance for the Company, as discussed more fully in “Proxy Summary—2023 Business Highlights” above, and was also a year in which we continued our focus on opportunities for continuous improvement in our business and unveiled an exciting new five-year strategic vision rooted in our commitment to future growth and success through our “Hungry for MORE” strategy, which is our plan to deliver MORE sales, MORE stores and MORE profits. Amid an ever-changing and uncertain global operating environment, the Company continued to stay focused on its stakeholders – its customers, team members, franchisees, communities and shareholders – and delivered a return to strong performance across the business in fiscal 2023 and an increase in the Company’s stock price during this same period.

The following table illustrates the Company’s growth in fiscal 2023 in terms of global retail sales, Segment Income (as defined and disclosed in Note 11 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2023 included in our 2023 10-K), income from operations, store count, and stock price at fiscal year-end relative to fiscal 2022, fiscal 2021, fiscal 2020 and fiscal 2019.

(Dollars in millions, except stock price)	2023(1)	2022(1)	2021(1)	2020(1)		2019(1)	Percent Increase 2019 to 2023(1)
Global Retail Sales	$18,275.8	$17,539.9	$17,779.0	$15,700.8	(2)	$14,320.5	27.6%
Segment Income	$939.1	$857.5	$883.7	$817.8		$712.1	31.9%
Income from Operations	$819.5	$767.9	$780.4	$725.6		$629.4	30.2%
Store Count (Fiscal Year End)	20,591	19,880	18,848	17,644		17,020	21.0%
Stock Price (Fiscal Year End)	$412.23	$346.40	$564.33	$383.46		$292.31	41.0%

(1)	The 2020 fiscal year included 53 weeks and the 2023, 2022, 2021 and 2019 fiscal years each included 52 weeks.
(2)

Global retail sales benefited in fiscal 2020 from the inclusion of an extra, or 53rd, week. This figure represents global retail sales excluding the global retail sales attributable to the Company’s 53rd week in 2020. Including the 53rd week, global retail sales were $16,105.7 million in 2020.

We remain the largest pizza company in the world and the Company’s sales performance continues to show comparable strength within QSR pizza and the overall QSR industry, with a four-year U.S. retail sales cumulative average growth rate of 6.4%. This growth compares favorably to the cumulative average market share growth rates of the QSR pizza and overall QSR segments, which were up 1.7% and 4.3%, respectively, over that same period according to data provided by Circana for the year ending December 2023. Overall, the Company’s global retail sales, excluding foreign currency impact, increased an average of 7.9% year-over-year over the last four years and the Company’s common stock price increased 41.0% from the end of fiscal 2019 through the end of fiscal 2023. Our performance for the four-year period ending with fiscal 2023 demonstrated strong growth in our market share and financial results and corresponding strong growth in the Company’s stock price over this period.

Named Executive Officers. The Compensation Discussion and Analysis describes the Company’s executive compensation program, philosophy and objectives as they relate to our 2023 named executive officers listed below:

•	Russell J. Weiner—Chief Executive Officer (“CEO”)

•	Sandeep Reddy—Executive Vice President and Chief Financial Officer (“CFO”)

•	Joseph H. Jordan—President, U.S. & Global Services (“President”)

•	Kelly E. Garcia—Executive Vice President, Chief Technology Officer (“CTO”)

•	Arthur P. D’Elia—Executive Vice President, International (“EVP, International”)

30 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

2023 Compensation Program Highlights. Key events with respect to our 2023 executive compensation program are as follows:

•	2023 corporate performance under the Domino’s Pizza Senior Executive Annual Incentive Plan (“AIP”) (based on adjusted total segment income as detailed below) was achieved at 100.63% of target, resulting in a cash payout of AIP awards at 106.3% of target. The increase in adjusted total segment income for fiscal 2023 followed a challenging year in fiscal 2022 in which the Company failed to achieve its annual performance target under the AIP for the first time in over a decade. The Company’s return to above-target performance in fiscal 2023 corresponded with a significant return to growth and an increase in the Company’s stock price during this same period, and the Company’s named executive officers contributed greatly to these achievements.

•	Continuing the transition in our long-term incentive program implemented in 2021, we maintained a long-term incentive compensation program comprised of performance-based restricted stock units (“PSUs”), time-vesting restricted stock units (“RSUs”) and stock options. In 2023, the relative target mix of PSUs granted to the named executive officers under the Company’s 2004 Equity Incentive Plan, as amended (the “EIP”) was increased to 50% of target grant date value for our CEO to demonstrate additional emphasis on the long-term performance incentive portion of the EIP.

•	Demonstrating the emphasis that the Compensation Committee places on the performance-based components of total direct compensation, in fiscal 2023 approximately 91% of the target total direct compensation for our CEO, and an average of approximately 85% of all other named executive officers’ target total direct compensation, was variable and tied to Company financial and/or stock price performance.

•	PSUs granted in 2021 for the January 4, 2021 – December 31, 2023 performance period paid out at 98.5% of target, driven by strong growth in the Company’s global retail sales, excluding foreign currency impact, for the three-year performance period and demonstrating significant growth in the Domino’s brand globally over the performance period.

Summary of Chief Executive Officer and Other Named Executive Officers’ Compensation. Consistent with our compensation philosophy, a significant portion of each named executive officer’s compensation is at-risk and tied to Company financial and/or stock price performance, as summarized in the charts below. See “ —Compensation Philosophy and Process” for more details on how the factors considered by the Compensation Committee impacted compensation decisions and see “2023 Summary Compensation Table” for the compensation paid or awarded to the named executive officers for fiscal year 2023.

*

Represents each named executive officer’s target pay mix. Amounts are based on the grant date fair value of target long-term incentive compensation and assume target performance for short-term cash incentives and PSUs. Totals may not sum to 100% due to rounding.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 31

Compensation Discussion and Analysis (continued)

Compensation Program Overview

The Compensation Committee is responsible for determining the compensation of our executive officers and administering the cash incentive and equity-based plans in which our executive officers, directors and other eligible employees participate. The goal of the Company’s executive compensation program is to attract, motivate and retain talented and high-performing individuals to help us attain our business goals and objectives. We are committed to achieving long-term, sustainable growth and increasing shareholder value. Our compensation program for our named executive officers is designed to be aligned with and to enhance these commitments, as well as to enhance retention and to encourage and reward strong financial performance on both an annual and long-term basis. We use a combination of short-term and long-term incentives to ensure a strong connection between Domino’s operating performance and actual compensation delivered.

The Compensation Committee uses total direct compensation as the primary measure of compensation for our named executive officers. The principal elements of total direct compensation for our CEO and our other named executive officers are: (i) annual base salary, (ii) annual performance cash incentives under the AIP and (iii) long-term incentive compensation consisting of PSUs, RSUs and stock options granted under the EIP.

2023 Principal Elements of Total Direct Compensation

Base Salary	+	Annual Performance Incentive (cash award under the AIP)	+	Long-term Incentive Compensation (performance-based restricted stock units, time-vesting restricted stock units and stock options under the EIP)	=	TOTAL DIRECT COMPENSATION

The Compensation Committee places a significant focus on variable and performance-based compensation, which is provided in the form of annual performance cash incentives under the AIP and equity-based awards under the EIP. Our focus on performance-based compensation rewards strong Company financial and operating performance and aligns the interests of our named executive officers with those of our shareholders.

Demonstrating the emphasis that the Compensation Committee places on the performance-based components of total direct compensation, in fiscal 2023 approximately 91% of the target total direct compensation for our CEO was variable and tied to Company financial and/or stock price performance and approximately 87% of the target total direct compensation for our President was variable and tied to Company financial and/or stock price performance. For fiscal 2023, approximately 84% of the target total direct compensation for each of our CFO, CTO and EVP, International was variable and tied to Company financial and/or stock price performance.

Other aspects of the Company’s executive compensation program are intended to further align the interests of our named executive officers with those of our shareholders and to promote good corporate governance. These include:

•	Annual review of our compensation plans, policies, and significant compensation practices;

•	Meaningful stock ownership guidelines;

•	No tax gross-ups on change in control-related payments;

•	A cap on maximum annual performance incentives;

•	No supplemental pension or death benefits for our named executive officers;

•	Annual evaluation of level of risk in incentive compensation design;

•	Maintaining a recoupment policy compliant with SEC and NYSE rules;

•	Anti-pledging and anti-hedging provisions contained in our Insider Trading Policy; and

•	No dividends are paid on unvested RSUs and PSUs; dividend equivalents in the form of cash are only payable to the extent the RSUs and PSUs ultimately vest.

32 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Compensation Philosophy and Process

Compensation Committee Philosophy. The Compensation Committee determines the target total direct compensation levels, the components thereof and relative weightings of each component for each of our named executive officers. The Compensation Committee generally targets the median of the applicable benchmark (i.e., peer group and broader retail/wholesale and general industry surveys, as described below) when setting target total direct compensation levels for our CEO and other named executive officers, but also takes into account other factors as described below. Executive-specific considerations, strategic Company considerations, actual performance related to the applicable AIP and long-term incentive compensation metrics and stock price performance can result in our named executive officers’ actual total direct compensation being above or below the median in any given year. Our use of peer group benchmarking and other data in making compensation decisions is described below.

Compensation Setting Process. The Compensation Committee follows a thoughtful and deliberate approach in overseeing executive compensation and making compensation decisions throughout the year. In order to evaluate and maintain the effectiveness of the Company’s current executive compensation program, the Compensation Committee annually reviews the reasonableness of executive compensation levels using an independent compensation consultant, as well as publicly available information about compensation levels at comparable companies within the Company’s peer group (described below) and evaluates such levels in light of individual performance as well as the Company’s growth and profitability. In 2023, the Compensation Committee continued to use Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant.

In making compensation decisions, the Compensation Committee reviews the nature and scope of each named executive officer’s responsibilities, as well as the named executive officer’s effectiveness in supporting the Company’s short- and long-term goals. The Compensation Committee attempts to set annual base salary, annual performance incentives, long-term incentive compensation and other compensation and benefits at levels that it believes will attract, motivate and retain superior executive talent in a highly competitive environment.

In December 2022, the Compensation Committee conducted a review of the target total direct compensation of our named executive officers for 2023 using data provided by Meridian, as described below.

As noted above, the Compensation Committee places more emphasis on the performance-based components of total direct compensation for our CEO and President than for our other named executive officers. Mr. Weiner’s target pay mix for fiscal 2023 was allocated as follows: 9% annual base salary, 18% annual performance incentive and 73% long-term incentive compensation and Mr. Jordan’s target pay mix for fiscal 2023 was allocated as follows: 13% annual base salary, 19% annual performance incentive and 68% long-term incentive compensation.

*

Represents each named executive officer’s target pay mix. Amounts are based on the grant date fair value of target long-term incentive compensation and assume target performance for short-term cash incentives and PSUs. Totals may not sum to 100% due to rounding.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 33

Compensation Discussion and Analysis (continued)

For fiscal 2023, the Compensation Committee allocated the target total direct compensation mix for each of our other named executive officers, our CFO, CTO and EVP, International, to be as follows: 16% annual base salary, 16% annual performance incentive and 68% long-term incentive compensation.

*

Represents each named executive officer’s target pay mix. Amounts are based on the grant date fair value of target long-term incentive compensation and assume target performance for short-term cash incentives and PSUs. Totals may not sum to 100% due to rounding.

For fiscal 2023, the amount of annual short-term cash performance incentives reported in the Summary Compensation Table as earned by our named executive officers is greater than the amount awarded at target, as shown above, due to the achievement by the Company of the AIP performance measure at above-target levels in light of the Company’s strong 2023 financial performance, as further described below under “—Components of Total Direct Compensation—Annual Performance Incentives.”

Consideration of Say-On-Pay Vote and Shareholder Feedback. In evaluating the Company’s executive compensation program, the Compensation Committee also considered the results of the advisory vote on the say-on-pay proposal presented at the Company’s 2023 annual meeting of shareholders. At the 2023 annual meeting, more than 92% of shares voted were in support of the compensation provided to our named executive officers. While shareholder support of our executive compensation program, as reflected in the results of the annual advisory say-on-pay shareholder vote, has been very strong in recent years, the Compensation Committee continually assesses the structure of our long-term incentive compensation program with guidance from Meridian. The Committee believes that the current program comprised of PSUs, RSUs and stock options has further improved the alignment between executive compensation and the interests of shareholders and believes that the use of PSUs, RSUs and stock options that vest over a multi-year period focuses executives on the Company’s long-term interests without leading to imprudent risk-taking and also reflects market “best practices.”

In addition to considering the results of the 2023 say-on-pay vote as described above, the Company regularly engages in discussions with certain major shareholders to solicit their feedback regarding our executive compensation program, including as part of our regular shareholder outreach efforts described further in “Corporate Governance and Director Information—Shareholder Engagement.” The Company has made changes to our executive compensation program in prior years based upon feedback from this shareholder outreach and plans to continue these shareholder engagement efforts in future years. Discussions with these shareholders in 2023 did not indicate any significant issues with our current executive compensation program.

34 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Role of the Compensation Consultant. The Compensation Committee has the authority under its charter to engage the services of outside consultants, advisors and others to assist the Compensation Committee and also to discontinue such services in its sole discretion. In accordance with this authority, the Compensation Committee engaged Meridian as an independent compensation consultant beginning in fiscal 2019 to advise on matters related to executive and director compensation. In addition to attending the regular Compensation Committee meetings held in 2023, in December 2022 Meridian provided its analysis of competitive executive pay practices (the “Meridian Analysis”) that the Compensation Committee used in evaluating and determining our named executive officers’ target total direct compensation, and the components and relative weightings thereof, for fiscal 2023. Meridian was available to advise the Compensation Committee with respect to various executive and director-related compensation matters throughout the year.

The Compensation Committee assessed the independence of Meridian pursuant to Item 407(e)(3)(iv) of Regulation S-K and concluded that no conflict of interest existed with Meridian during its engagement that would prevent Meridian from independently advising the Compensation Committee. The Compensation Committee has continued to retain and use Meridian in fiscal 2024.

Benchmarking and Peer Group. The Compensation Committee evaluates executive compensation by measuring the target total direct compensation of our named executive officers against benchmarks consisting of the Company’s peer group described below and of other comparable companies (through the use of benchmark data). It conducts an annual review of executive compensation by analyzing peer group pay data and applicable benchmark data, including the Meridian Analysis (as previously described), which include relevant retail/wholesale and general industry compensation market data. The Compensation Committee generally uses a composite of this peer group and market survey and other data to determine market compensation levels, which it then considers when establishing target levels of total direct compensation for the named executive officers and the components and relative weightings of such compensation. When making compensation decisions, the Compensation Committee is informed by the experiences of its members and also takes into account individual compensation recommendations from our CEO, with respect to the other named executive officers, and the Executive Chairman of the Board and the Chairperson of the Compensation Committee, with respect to our CEO, along with, among other things, the executive’s individual performance, scope of job responsibilities, leadership and years of experience, all as further described below. The Compensation Committee generally sets target total direct compensation for our executives to be competitive with the Company’s peer group and other market data, taking into account the Company’s scale and level of performance.

For 2023, the Compensation Committee considered the industry survey data in the Meridian Analysis, along with Company and individual-specific factors including Mr. Weiner’s limited tenure as CEO, when setting his annual base salary and total direct compensation targets at a level below the relevant market median, as described in further detail under “Compensation for Chief Executive Officer” below. The Compensation Committee generally targets the annual base salary and total direct compensation for the other named executive officers, on average, to be within a competitive range around the market median for the upcoming year, again taking into account both the Company and individual-specific factors described above.

The Compensation Committee reviews the composition of its peer group annually in July for use in executive compensation decisions for the following year with input from Meridian. The peer group below, which remained unchanged from the prior year, was used for benchmarking with regard to compensation for 2023.

Peer Group

Bloomin’ Brands, Inc.	Papa John’s International, Inc.
Chipotle Mexican Grill, Inc.	Restaurant Brands International Inc.
Darden Restaurants, Inc.	Royal Caribbean International
Expedia Group, Inc.	Texas Roadhouse, Inc.
Hilton Worldwide Holdings Inc.	Wayfair Inc.
Hyatt Hotels Corporation	The Wendy’s Company
InterContinental Hotels Group	Wyndham Hotels & Resorts, Inc.
Norwegian Cruise Line Holdings Ltd.	Yum! Brands, Inc.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 35

Compensation Discussion and Analysis (continued)

The following criteria were considered in determining the members of the Company’s 2023 peer group: publicly-traded retail or hospitality industry companies of comparable scale and scope and relative size, taking into account both reported and system-wide revenue, market capitalization and level of international operations, along with complexity of business (including franchise model) and a similar recruiting pool for executives.

Role of Executive Officers in Establishing Compensation. The Company’s executive officers have a limited role in the executive compensation setting process. Our CEO, the Company’s Executive Vice President, Human Resources and the Chairperson of the Compensation Committee annually review the performance of each named executive officer (other than our CEO) and the Company’s other senior leadership to formulate compensation recommendations for the Compensation Committee. In addition, the Executive Chairman of the Board and the Chairperson of the Compensation Committee review the performance of our CEO to make recommendations to the Compensation Committee regarding our CEO’s compensation. Our CEO abstains from participating in all discussions regarding the CEO’s compensation. The scope of these reviews is to evaluate performance for a given year and make compensation recommendations for that year and the subsequent year, including with respect to base salary adjustments and annual and long-term incentive awards under the AIP and EIP, respectively. The Chairperson of the Compensation Committee typically engages in discussions with the independent compensation consultant prior to presenting compensation recommendations to the full Compensation Committee for approval, which occurs in February of each year. The Compensation Committee may exercise its discretion to modify any recommended base salary adjustments or annual performance incentive or long-term incentive compensation awards to executives. The Compensation Committee ultimately makes all compensation decisions for our named executive officers, which, for all named executive officers other than the CEO, are then ratified by our Board of Directors.

Use of Tally Sheets. In 2023, the Compensation Committee continued its practice of annually reviewing comprehensive tally sheets for each of our named executive officers. These tally sheets are prepared by management and quantify the elements of each named executive officer’s total direct compensation. The tally sheets contain annual cash compensation (base salary and annual performance incentive), other compensation, stock option exercises, equity award vesting events and annual equity award grants under the EIP, and also include the Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”) fair market values for the equity award grants, potential severance payments, and equity award holdings, with the total in-the-money value of such equity awards at the end of the preceding fiscal year. The Compensation Committee uses the tally sheets to get a full picture of the compensation accumulated by each named executive officer to date, including accumulated equity value and potential severance.

Equity Award Processes. Annual equity awards are granted to our named executive officers in March of each year to align with the timing of the annual total direct compensation decisions made by the Compensation Committee and to have awards granted closely in time with the beginning of the three-year performance period applicable to the PSUs described below. On occasion, in connection with new hires, promotions or certain corporate events, equity awards have been granted at other times throughout the year, including on a quarterly basis. The Compensation Committee does not have any plans, practices or policies of timing these equity award grants in coordination with the release of material non-public information and the Company does not have any plans, practices or policies of timing the release of material non-public information with the timing of equity awards. The exercise price of stock options is set at the closing price of the Company’s common stock on the NYSE on the date of the grant.

Components of Total Direct Compensation

Annual Base Salary. The Compensation Committee annually reviews and approves the annual base salaries of our named executive officers and any adjustments to their salaries. The Compensation Committee believes that a competitive base salary provides the foundation for the total compensation package required to attract, retain and motivate executives. In making decisions about any adjustments to annual base salaries, the Compensation Committee considers various factors such as:

•	Industry compensation survey and peer group compensation data provided and summarized by its independent compensation consultant;

36 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

•	The executive’s employment agreement with the Company;

•	The executive’s individual performance, scope of job responsibilities, leadership and years of relevant experience; and

•	The performance of the Company.

The 2023 annual base salaries for our named executive officers were reviewed and approved by the Compensation Committee and were as follows:

Executive	2022 Base Salary	2023 Base Salary	% Change
Russell J. Weiner	$875,000	$875,000	—
Sandeep Reddy	$675,000	$685,000	1.5%
Joseph H. Jordan	$600,000	$630,000	5.0%
Kelly E. Garcia	$500,000	$525,000	5.0%
Arthur P. D’Elia	$500,000	$525,000	5.0%

Annual Performance Incentives. The following section describes the annual performance incentive award for fiscal 2023 for each of our named executive officers under the AIP. The 2023 annual performance incentive targets for our named executive officers were as follows:

Executive	2023 Annual Performance Incentive Target (% of annual base salary)
Russell J. Weiner	200%
Sandeep Reddy	100%
Joseph H. Jordan	150%
Kelly E. Garcia	100%
Arthur P. D’Elia	100%

The Compensation Committee establishes the performance measures and targets and approves annual performance incentive payouts for the named executive officers based on the extent to which the pre-established performance targets associated with such annual incentives have been achieved. The Compensation Committee approved annual performance incentive awards under the AIP to each of the named executive officers for fiscal 2023 as further described below.

The AIP provides the Compensation Committee with flexibility in selecting the plan participants and establishing the performance measures, performance periods and performance targets, including minimum and maximum annual payment thresholds, for annual awards made under it. All bonus-eligible team members of the Company participate in the AIP or another Company annual bonus program that contains the same financial performance metrics as the AIP. For fiscal 2023, greater than 85% of the applicable performance target (the “performance threshold”) was required to be achieved in order for AIP (and other annual bonus program) participants to be eligible to receive an annual performance incentive payout; the maximum annual payout under the AIP was the lesser of (i) 250% of an individual’s annual performance incentive target and (ii) $5,000,000 per participant, the maximum annual payment amount under the AIP. The specific performance targets under the AIP established by the Compensation Committee are based on the business plans of the Company and take into account a variety of factors, including certain strategic plans, programs, commodity pricing and discounts (including long-term supply contracts), product pricing and discounts, volume and sales predictions, corporate store marketing plans and expenses, U.S. and international store count projections, product initiatives, technological initiatives, macroeconomic conditions, general operational needs of the Company and other significant factors related to the Company’s business.

In December 2022 and consistent with its historical approach, the Compensation Committee established the annual adjusted total segment income performance target under the AIP (and other annual bonus programs) for the 2023 fiscal year in advance of the end of the Company’s then-current fiscal year. In January 2023, shortly following the beginning of fiscal 2023, the Compensation Committee reviewed the Company’s finalized fiscal 2022 results, the trajectory of

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 37

Compensation Discussion and Analysis (continued)

projected sales trends for 2023 based on the Company’s early 2023 results and its assessment of the then-current broader macroeconomic environment as well as the uncertainty of the Company’s then-current operating environment and determined to (i) update the annual performance target from $930.0 million in adjusted total segment income to $905.0 million and (ii) lower the performance threshold from 90% to 85% of the annual performance target. The Compensation Committee further determined that there would be no above-target payout under the AIP (and other annual bonus programs) unless and until the Company achieved the $930.0 million annual performance target set in December 2022. In making these changes, the Compensation Committee was focused on ensuring that incentive awards under the AIP (and other annual bonus programs) continued to achieve the objective of motivating performance by our team members, including our executives, while also reflecting the business environment in which the Company was operating, as informed by actual performance in fiscal 2022. The fiscal 2023 performance target, as updated shortly following the beginning of fiscal 2023, remained set at a level 5.5% above the Company’s actual fiscal 2022 performance and the annual performance target at which level an award in excess of a named executive officer’s annual performance incentive target could be earned reflected an 8.5% increase from actual results in 2022. Thereafter, in February 2023, the Compensation Committee approved the target incentive amounts for each named executive officer at levels unchanged from the prior year.

For annual performance incentives granted with respect to fiscal 2023, the performance measure selected by the Compensation Committee, as applied to all of the named executive officers, was Segment Income as defined by the Company under Accounting Standards Codification 280, Segment Reporting (“ASC 280”), with certain adjustments (referred to as “adjusted total segment income”), measured over the full 2023 fiscal year. Such adjustments include (i) impacts from severances, reductions in workforce, criminal acts, foreign currency fluctuations, legal matters, dispositions or acquisitions of Company-owned stores or other facilities, discontinuation of lines of business, changes to the accounting classification of leases, health insurance changes, changes in governmental regulations, certain labor activities and natural disasters, to the extent the net amounts differ from budgeted amounts by more than a specified threshold and (ii) the net incremental impact of the recognition of U.S. Company-owned store advertising expenses as compared to contributions to the Domino’s National Advertising Fund Inc. The Compensation Committee believes that the use of adjusted total segment income is appropriate because it is a reliable barometer for the overall success of the Company and it is a primary measure used by management to internally evaluate operating performance, to determine future business objectives and targets and for long-range planning for the Company. The annual performance measure is intended to directionally align with the adjusted total segment income constant growth rate target in the initial year in the three-year performance period for the PSUs granted in fiscal 2023 as described below, though, as a result of the January 2023 actions described above, the annual adjusted total segment income constant growth rate target for fiscal 2023 for purposes of the PSUs is slightly higher than the 2023 annual performance measure. The Compensation Committee believes this is appropriate given that the PSUs are intended to serve as a long-term incentive vehicle to be earned over a three-year performance period. Further, actual achievement under the AIP and the PSUs may differ as a result of the Company’s actual performance over the longer three-year performance period being measured against constant growth rate targets as compared to discrete annual goals as described below.

For fiscal 2023, as noted above, a named executive officer was not entitled to an annual performance incentive payout under the AIP unless Company performance exceeded 85% of the $905.0 million performance target. If performance exceeded the performance threshold, the executive officer would receive 0.666% of their annual performance incentive target for every incremental 0.1% in excess of the performance threshold achieved by the Company until the adjusted total segment income level reached the $905.0 million performance target, at which point the executive officer would receive 100% of their annual performance incentive target. The executive officer would continue to receive 100% of their annual performance incentive target until the Company achieved over $930.0 million in adjusted total segment income. Thereafter, if performance exceeded the $930.0 million level, the executive officer would receive 1% of their annual performance incentive target for every incremental 0.1% in excess of the performance threshold achieved by the Company up to the maximum annual payment amount described above.

For illustrative purposes, assume a named executive officer had an annual base salary of $500,000 and was eligible for an annual performance incentive target of 100% of their annual base salary. Considering the structure of the 2023 annual performance incentive design, the Compensation Committee determined the following:

•

If the annual performance result was $939.3 million, or 101.0% achievement of the $930.0 million annual performance target at which level an award in excess of a named executive officer’s annual performance incentive

38 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

target could be earned, the Company would pay the named executive officer 110% of their annual performance incentive target, or $550,000. In other words, for 1% outperformance versus the $930.0 million target, an additional 10% of target would be awarded.

•	If the annual performance result was $923.1 million, or 102.0% achievement of the $905.0 million annual performance target but below the $930.0 million annual performance target at which level an award in excess of a named executive officer’s annual performance incentive target could be earned, the Company would pay the named executive officer 100% of their annual performance incentive target, or $500,000 (100% of the annual performance incentive target is awarded in the event the Company achieved between $905.0 million and $930.0 million in adjusted total segment income).

•	Conversely, assume the annual performance result was $859.75 million, or 95% achievement of the $905.0 million annual performance target. In this situation, the Company would pay the named executive officer 66.6% (0.666% for every 0.1% over the performance threshold) of their annual performance incentive target, or $333,500.

•	Finally, assume the annual performance result was $769.25 million, or 85% achievement of the $905.0 million annual performance target. Given the performance threshold, the Company would pay the named executive officer 0% of their annual performance incentive target, or $0.

The Compensation Committee has raised the annual performance target from the previous year’s actual results in each of the last ten fiscal years, including the last five fiscal years as shown below. The Compensation Committee believes that the increases in annual performance targets from fiscal year to fiscal year require strong performance from the Company in a highly competitive market to achieve the annual performance target and therefore serve to motivate our named executive officers to achieve these performance goals.

Fiscal Year	Annual Performance Target Percentage Change From Prior Year Actual Results(2)		Annual Performance Target Percentage Change From Prior Year Performance Target	Annual Performance Incentive Payout
2019(1)	7.9%		8.6%	127.9%
2020(1)	9.5%		12.2%	152.9%
2021(1)	5.2	%(3)	10.3%	138.5%
2022(1)	6.6%		9.5%	49.8%
2023(1)(4)	5.5%		-3.9%	106.3%

(1)	The 2020 fiscal year included 53 weeks and the 2019, 2021, 2022 and 2023 fiscal years each included 52 weeks.
(2)	Prior year actual results reflect Segment Income reported by the Company in its consolidated financial statements for each of the respective fiscal years.
(3)	When excluding the impact of the 53rd week in 2020, the 2021 annual performance target reflected an 8.1% increase from 2020 actual results.
(4)

Annual performance target in 2023 reflects the $905.0 million annual performance target. The $930.0 million annual performance target at which level an award in excess of a named executive officer’s annual performance incentive target could be earned reflects an 8.5% increase from the prior year’s actual results and a 1.3% decrease from the prior year’s performance target.

As described above, the Company’s achievement of 100.63% of adjusted total segment income as compared to the original $930.0 million annual performance target for fiscal 2023 reflects the Company’s strong financial performance during fiscal 2023 in an uncertain global operating environment and a year in which we sharpened our focus on the many opportunities we have for continuous improvement in our business and unveiled an exciting new strategic vision rooted in our commitment to future growth and success through our “Hungry for MORE” strategy. The increase in adjusted total segment income for fiscal 2023 followed a challenging year in fiscal 2022 in which the Company failed to achieve its annual performance target for the first time in over a decade. The Company’s return to above-target performance in fiscal 2023 corresponded with a significant return to growth and an increase in the Company’s stock price during this same period. The Company maintained strong levels of profitability across the business in fiscal 2023, especially when compared against the Company’s financial performance and scale prior to the onset of the COVID-19 pandemic, and the Company’s sales performance continues to show comparable strength within QSR pizza and the overall QSR industry as discussed in “—Executive Summary” above.

Because the annual performance targets set by the Compensation Committee were based on the Company’s performance as a whole, the likelihood of each named executive officer achieving their annual performance incentive

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 39

Compensation Discussion and Analysis (continued)

targets was the same. The Compensation Committee believes this focus on the Company’s performance as a whole encourages engagement, teamwork and collaboration across the Company resulting in stronger financial and operational performance.

Pursuant to the terms of the AIP (as described above), based on adjusted total segment income performance of 100.63% of the original annual performance incentive target, 106.3% of the target incentive payout was earned by our named executive officers for fiscal 2023.

	2023 Target Annual Performance Incentive		Plan Achievement	2023 Actual Payout

Executive	% of Salary	Dollar Value	%	%	Dollar Value
Russell J. Weiner	200%	$1,750,000	100.63%	106.3%	$1,860,250
Sandeep Reddy	100%	$685,000	100.63%	106.3%	$728,155
Joseph H. Jordan	150%	$945,000	100.63%	106.3%	$1,004,535
Kelly E. Garcia	100%	$525,000	100.63%	106.3%	$558,075
Arthur P. D’Elia	100%	$525,000	100.63%	106.3%	$558,075

Long-term Incentive Compensation. The Compensation Committee believes that an equity component of executive compensation and participation in the Company’s long-term incentive compensation program accomplishes the objective of linking each named executive officer’s opportunity for financial gain to Company performance and serves to align our named executive officers’ interests with the interests of our shareholders, thereby creating value for those shareholders as reflected by the market price of the Company’s common stock. To that end, the Company maintains the EIP, a long-term equity-based incentive compensation program. The Compensation Committee believes that the use of PSUs, RSUs and stock options that vest over a multi-year period focuses executives on the Company’s long-term interests without leading to imprudent risk-taking and demonstrates our continued commitment to paying for performance. In addition, we believe time-vesting and performance-based PSUs and time-vesting RSUs represent an efficient method of delivering long-term stock compensation with a value that is directly tied to Company operational and/or stock price performance.

Grants of awards to our CEO and other named executive officers are approved by the Compensation Committee and are ratified by our Board of Directors. In March 2023, our Compensation Committee approved, and our Board of Directors ratified, the following awards under the EIP to our named executive officers after considering the Company’s internal equity grant guidelines and the Meridian Analysis and after reviewing each named executive officer’s total direct compensation as described in “—Compensation Setting Process” above. The grant date fair value of annual long-term incentive awards granted under the EIP to our named executive officers in 2023 increased as compared to the grant date fair value of awards made in 2022 and our historical award levels. In determining the size of these awards, the Compensation Committee considered past grant levels and the competitiveness of the proposed grants with market levels, based on the Meridian Analysis, taking into account each executive’s unvested equity amounts as compared to recommended market levels and the fact that the executives were maturing into their leadership roles. The Compensation Committee intended that the grants would create further alignment with shareholder interests, serve as an additional mechanism for incentivizing a return to the Company’s strong historical performance in a challenging macroeconomic environment, and create additional retentive value for these highly-skilled executives in the highly-competitive labor market. The awards also reflected in part the increased weighting to PSUs.

	Time-Vesting Restricted Stock Units (RSUs)		Performance-Based Restricted Stock Units (PSUs)(1)		Stock Options
Executive	Granted (#)	Grant Value(2)	Granted (#)(3)	Grant Value(4)	Granted (#)	Grant Value(5)
Russell J. Weiner	5,831	$1,750,233	11,661	$3,570,482	19,179	$1,750,084
Sandeep Reddy	3,235	$971,018	3,235	$990,525	10,640	$970,900
Joseph H. Jordan	3,749	$1,125,300	3,749	$1,147,906	12,329	$1,125,021
Kelly E. Garcia	2,499	$750,100	2,499	$765,169	8,220	$750,075
Arthur P. D’Elia	2,499	$750,100	2,499	$765,169	8,220	$750,075

(1)	The grant date fair value of PSUs is reported based on the probable outcome of the performance conditions (target) on the grant date.
(2)	Based on our closing stock price on March 10, 2023 of $300.16 per share.
(3)

Represents the target number of PSUs. A named executive officer can earn between 0% and 200% of his target award. The number of PSUs earned is then subject to a relative TSR modifier, which operates to, in certain circumstances, increase or decrease the total number of shares earned by 25% based on the Company’s TSR relative to the TSR of the constituents of the S&P Composite 1500 Restaurants Sub-Index.

40 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

(4)

Reflects the aggregate grant date fair value of the March 10, 2023 PSU awards as determined for financial reporting purposes (based on a grant date fair value of $306.19 using the Monte-Carlo simulation pricing method). The underlying valuation assumptions for the PSUs are further discussed in Note 9 to our consolidated financial statements filed with our 2023 10-K.

(5)

Based on a Black-Scholes value on March 10, 2023 of $91.25 per share. The underlying valuation assumptions for stock option awards are further discussed in Note 9 to our consolidated financial statements filed with our 2023 10-K.

In 2023, the relative target mix of PSUs granted to the named executive officers under the EIP was increased to provide additional emphasis on the long-term performance incentive portion of the EIP. The target mix of equity awards granted to Mr. Weiner, our CEO, under the EIP in 2023 was comprised of approximately 50% PSUs (at target), 25% RSUs and 25% stock options, representing a change from the target mix in 2022 of approximately 33% PSUs (at target), 33% RSUs and 33% stock options. For our other named executive officers, the target mix in 2023 was comprised of approximately 33% PSUs (at target), 33% RSUs and 33% stock options, representing a change from the target mix in 2022 of approximately 25% PSUs (at target), 50% RSUs and 25% stock options. The Compensation Committee believes this change enhances our performance-based compensation program and further ties executive compensation to the creation of long-term shareholder value.

Long-Term Performance-Based Restricted Stock Units (PSUs). As discussed and reflected in the table above, the Compensation Committee continued the use of PSUs as an additional vehicle for long-term incentive compensation in 2023 and increased the weighting of such PSUs in the respective equity mixes of our named executive officers to further provide additional emphasis on the long-term performance incentive portion of the EIP. In 2021 and 2022, our named executive officers were granted PSUs that were based on the achievement of adjusted total segment income and global retail sales, excluding foreign currency impact goals on a cumulative basis, over a three-year performance period. Awards granted in 2023 contained performance goals that will be measured on a constant growth rate basis, with three individual annual targets for each performance goal established at the onset of the three-year performance period expressed as a growth rate over the previous year’s actual result. Such shift recognizes an evolution in the prevailing market practice for goal setting for multi-year performance awards and the inherent difficulty in setting three-year cumulative goals, especially in the current operating and macroeconomic environment, and is also designed to ensure that participants remain sufficiently motivated over the full three-year performance period and are not disproportionately impacted, either positively or negatively, by an outlier year within the performance period. The TSR modifier, discussed below, is still measured over the full three-year performance period.

These PSUs, which are granted annually at the beginning of a three-year performance period, reinforce our named executive officers’ accountability for the achievement of the Company’s longer-term financial and strategic goals. PSUs awarded in 2023 are earned based on the achievement of challenging goals for each year within the three-year performance period, consisting of:

1.	Adjusted total segment income growth, measuring profitability, comprising 70% of the total target award, and

2.	Global retail sales, excluding foreign currency impact growth, measuring growth of the Domino’s brand worldwide, and comprising 30% of the total target award.

Each of these performance goals is measured on a constant growth rate basis, with three individual annual targets for each performance goal established at the onset of the three-year performance period expressed as a growth rate over the previous year’s actual result. Each year’s achievement is then “banked” until the three-year performance period is complete, at which time the achievement for each year in the performance period is averaged to determine the final payout for each metric.

Adjusted total segment income is measured as Segment Income as defined by the Company under ASC 280, with certain adjustments substantially similar to those discussed above under “Annual Performance Incentives,” measured over each year in the three-year performance period. The Company uses global retail sales to refer to Domino’s total worldwide retail sales at Company-owned and franchise stores. Global retail sales growth, excluding foreign currency impact, is calculated as the change of international local currency global retail sales against the comparable period of the prior year. Adjusted total segment income growth and global retail sales, excluding foreign currency impact growth, are two of the key drivers of our performance, represent metrics that we believe are valued by our investors, and reflect an approach to long-term incentive measurement that balances profitability and growth.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 41

Compensation Discussion and Analysis (continued)

The PSUs are also subject to a relative three-year cumulative total shareholder return (“TSR”) modifier, which is a relative return metric that can increase or decrease the total number of shares earned by 25% based on the Company’s TSR relative to the TSR of the constituents of the S&P Composite 1500 Restaurants Sub-Index. Shares that are earned following the determination of the adjusted total segment income and global retail sales, excluding foreign currency impact growth, metrics will increase by 25% if the Company’s three-year relative TSR rank during the performance period falls at or above the 75th percentile and will decrease by 25% if such relative TSR rank during the performance period falls at or below the 25th percentile. The weight of the relative TSR modifier applicable to the PSUs was increased from 15% to 25% in 2023 to better align with market practice and place more emphasis on cumulative stock price performance over the three-year performance period (with such TSR modifier continuing to measure cumulative stock price performance over the three-year performance period following which period all earned awards, if any, will be subject to applicable adjustment based on TSR results in order to strengthen the link with long-term shareholder interests). Additionally, the comparison index was changed to the S&P Composite 1500 Restaurants Sub-Index in 2023 from the S&P 500 Index to better assess the Company’s performance as compared to its peers within the restaurant sector. The Compensation Committee believes these changes to the PSUs further improve the alignment between executive compensation and the long-term interests of shareholders.

Performance Metrics

Adjusted Total Segment Income Growth (70%) Measures Profitability Measured on a Constant Growth Rate Basis with Annual Targets Expressed as a Growth Rate Over the Previous Year’s Actual Result

Global retail sales, excluding foreign currency impact Growth (30%)

Measures Growth of the Domino’s Brand

Measured on a Constant Growth Rate Basis with Annual Targets Expressed as a Growth Rate Over the Previous Year’s Actual Result

Relative Total Shareholder Return (TSR) Modifier

Measures Three-Year Cumulative Relative Shareholder Return Compared to the S&P Composite

1500 Restaurants Sub-Index

Used as upward or downward (+ / - 25%) modifier

The total payout opportunity for PSUs is 0% to 200%: 0% of target will be earned if the threshold level of performance is not satisfied, awards will begin to be earned if the threshold level is satisfied, 100% of target will be earned if the target level is satisfied, and 200% of target will be earned if the maximum level is satisfied. The TSR modifier over the three-year measurement period is then applied to the final earned award. The threshold level of performance for a metric must be satisfied for PSUs to be earned based on that metric. Performance for each metric is measured independently, so PSUs can be earned as long as the threshold is satisfied for at least one metric. Upon the retirement of holders of PSUs who have achieved specified service and age requirements, the awards would generally remain outstanding and eligible to be earned to the extent performance goals are met during the applicable performance period.

Focus on Goal Setting. The target growth levels are designed to be aligned with our long-range business plan, with the annual growth rate targets reflecting meaningful growth in each year of the three-year performance period and incorporating a degree of stretch that is intended to motivate the named executive officers to achieve higher performance within the Company’s risk framework. The specific performance growth rate targets established by the Compensation Committee are based on the business plans of the Company that are reviewed with and overseen by our Board and take into account a variety of factors including certain strategic plans, programs, commodity pricing and discounts (including long-term supply contracts), product pricing and discounts, volume and sales predictions, corporate store marketing plans and expenses, U.S. and international store count projections, product initiatives, technological initiatives, macroeconomic conditions, general operational needs of the Company and other significant factors related to the Company’s business. In setting the threshold, target and maximum levels of performance for each of the component metrics, the Compensation Committee reviewed historical levels of performance against our long-term

42 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

business plan and conducted sensitivity analyses on alternative outcomes focused on identifying likely minimum and maximum boundary performance levels. The maximum level is a stretch level that is attainable only if we significantly outperform with respect to the particular metric.

Calculation of Payout of PSUs

Step 1		Step 2
Level of Metric Performance [1]	Payout as a Percentage of Target [2]	Relative TSR Modifier
Below Threshold	0%	At or above the 75th percentile: Increase by 25%
Threshold	0%
Target	100%	At or Below the 25th percentile: Reduce by 25%
Maximum	200%

1  Performance level expressed as a percent of target based on annual adjusted total segment income growth (70%) and annual global retail sales, excluding foreign currency impact growth (30%), for each year in the fiscal 2023-2025 performance period.

2  Before TSR modifier. Payout levels based on performance for each metric will be measured independently on an annual basis and interpolated on a straight-line basis for performance between threshold and target or between target and maximum to determine the performance versus the growth rate targets.

If the PSUs become earned upon satisfaction of the performance metrics described above, they will be delivered in the form of unrestricted common stock following the end of the applicable three-year performance period, generally subject to continued employment through the end of the performance period. The PSUs are eligible to receive dividend equivalents in cash, which will accumulate and pay out, if at all, if and when the PSUs are earned and the underlying shares of common stock are distributed to the named executive officers.

The performance period for the 2023 award of PSUs began on January 2, 2023 and ends on December 28, 2025. The specific annual adjusted total segment income and annual global retail sales, excluding foreign currency impact, growth rate targets for each year in the performance period for the PSUs granted in 2023 will be disclosed at the end of the performance period.

We believe that the design of our existing PSU program furthers our pay for performance compensation objective by emphasizing a longer-term performance period, multiple performance metrics and increased performance sensitivity.

Payout for PSUs for Performance Period Ending in 2023. The three-year performance period for PSUs granted in 2021 ended on December 31, 2023. PSUs were earned based on the achievement of pre-established challenging goals at the end of the performance period, consisting of:

1.	Cumulative adjusted total segment income, measuring profitability, comprising 70% of the total target award, and

2.	Cumulative global retail sales, excluding foreign currency impact, measuring growth of the Domino’s brand worldwide, and comprising 30% of the total target award.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 43

Compensation Discussion and Analysis (continued)

The Compensation Committee made its final payout determination in January 2024 following a review of the Company’s final fiscal 2023 results. The final number of shares earned was based on the following goals, which remained unchanged from the time of the March 2021 issuance of these PSUs:

PSUs for Fiscal 2021-2023 Performance Period Goals and Results1

(Figures in Millions)

	Threshold	Target	Maximum	Actual
Cumulative Adjusted Total Segment Income (70% of Total Target Award)	$2,511.0	$2,790.0	$2,999.25	$2,732.1
Percentage of target	90%	100%	107.5%	97.93%
Payout opportunity (as a % of target)	50%	100%	200%	89.63%[2]
	Threshold	Target	Maximum	Actual
Cumulative Global Retail Sales, excluding foreign currency impact (30% of Target Total Award)	$49,830.3	$55,367.0	$59,519.53	$56,162.1
Percentage of target	90%	100%	107.5%	101.44%
Payout opportunity (as a % of target)	50%	100%	200%	119.15%[2]

1

These PSUs are also subject to a relative TSR modifier, which is a relative return metric that can increase or decrease the total number of shares earned by 15% based on the Company’s TSR relative to the TSR of the constituents of the S&P 500 Index. Shares that are earned following the determination of the cumulative adjusted total segment income and cumulative global retail sales, excluding foreign currency impact, metrics would increase by 15% if the Company’s three-year relative TSR rank during the performance period falls at or above the 75th percentile and would decrease by 15% if such relative TSR rank during the performance period falls below the 25th percentile. The Company’s relative TSR rank for the performance period was at the 32nd percentile and as a result, the total shares earned were not adjusted.

2	Actual payout percentage reflects interpolation on a straight-line basis of performance between threshold and target or between target and maximum, as applicable.

Based on the Company’s achievement of the goals above, the PSUs granted in fiscal 2021 for the January 4, 2021 – December 31, 2023 performance period paid out at 98.5% of target.

Time-Vesting Restricted Stock Units (RSUs). As discussed and reflected in the table above, the Compensation Committee continued the use of RSUs as a vehicle for long-term incentive compensation in 2023. RSU awards are full value awards that are subject to time-based vesting conditions. The awards vest ratably over three years in three separate vesting tranches, generally subject to continued employment (with exceptions for certain termination events, such as qualified retirement). The RSUs will convert to unrestricted common stock and be distributed upon the vesting of the applicable tranche of the award. The Compensation Committee decided to grant RSUs to encourage retention by providing some value to the named executive officers who remain employed by the Company. The Compensation Committee believes that it is important for retention to have a portion of long-term incentive awards that is not tied to the achievement of performance goals or future stock price appreciation but is still at-risk with the value fluctuating based on changes in stock price. The RSUs are also eligible to receive dividend equivalents in cash, which will accumulate and pay out, if at all, if and when the RSUs vest and the underlying shares of common stock are distributed to the named executive officers. The actual value of the shares that are earned, if any, will depend on our stock price at the time the RSUs vest. These awards generally also contain provisions for accelerated vesting upon the retirement of holders who have achieved specified service and age requirements.

Stock Options. As discussed and reflected in the table above, the Compensation Committee continued its use of stock options as a vehicle for long-term incentive compensation in 2023 with a vesting period of three years that aligns with the performance period of the PSUs and the vesting period of the RSUs. Recipients of stock option grants do not receive a benefit from the stock options unless and until the market price of the Company’s common stock increases above the exercise price, the stock options vest and the recipient exercises such stock options. Options are intended to provide long-term performance-based compensation tied specifically to increases in the price of the Company’s stock, aligning the interests of executives and shareholders. We continued to use stock options because we believe they encourage employee retention through the use of a time-based vesting schedule and serve to align the interests of our shareholders and those of our named executive officers by only providing value if the price of our common stock increases after the stock options are granted.

44 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

All options awarded under the EIP are granted with an exercise price equal to the closing price of the Company’s common stock on the grant date of the award, have a ten-year term, vest ratably over three years and become fully exercisable upon vesting of each tranche. These awards also contain provisions for accelerated vesting upon the retirement of holders who have achieved specified service and age requirements. Vested options are exercisable for a limited period of time after termination of employment.

Historical Performance Shares (2020 and earlier). No performance shares were granted in 2023 after the Compensation Committee discontinued the use of performance shares as a vehicle for long-term incentive compensation in 2021 and instead made the determination to grant PSUs and RSUs. However, performance shares granted in prior years will continue to be included in total compensation for the named executive officers as and to the extent applicable tranches of such performance shares vest.

Performance share awards vest ratably over four years in four separate vesting tranches, generally subject to continued employment, and each vesting tranche is subject to a one-year performance-based vesting condition that is established annually by the Compensation Committee.

Performance shares vest only if the Company achieves 90% or more of the annual performance target (with no additional performance shares earned for performance above 90% of the annual performance target). As part of the January 2023 actions discussed above, performance shares granted with a 2024 vesting tranche vested if the Company achieved 85% or more of the $905.0 million annual performance target (with no additional performance shares earned for performance above 85% of the annual performance target). For the outstanding performance shares granted in prior years, the measurement of performance established by the Compensation Committee was Segment Income as defined by the Company under ASC 280, with certain adjustments (resulting in the same “adjusted total segment income” used by the Company for annual performance incentives, as described above). If the achievement of adjusted total segment income is less than 90% (85% in the case of performance shares granted with a 2024 vesting tranche) of the annual performance target, each vesting tranche for that fiscal year is canceled and forfeited for no consideration. The performance share awards do not contain a provision for partial vesting. All unvested performance shares are generally canceled upon termination of employment, subject to certain exceptions. The performance target with respect to the 2022 fiscal year was utilized for all performance shares previously granted with a 2023 vesting tranche; such performance target was achieved at 94.98% of target and as a result all performance shares subject to a 2023 vesting tranche vested in full.

Accelerated Vesting. Following a termination of employment, equity awards and other benefits are governed by the terms of those programs, as described under “Executive Compensation Tables – Potential Post-Employment Payments to Named Executive Officers” below.

Other Elements of Compensation

Employee Stock Payroll Deduction Plan. The Company maintains the Employee Stock Payroll Deduction Plan (the “ESPDP”), adopted in July 2004, to provide employees, including our named executive officers, with an opportunity to purchase shares of the Company’s common stock through payroll deductions at a 15% discount from the market price. The ESPDP is a qualified plan under Section 423 of the Internal Revenue Code. Shares of the Company’s common stock purchased under the ESPDP have a one-year holding period requirement before employees can sell the shares. The Compensation Committee believes the ESPDP is an attractive benefit that assists the Company in retaining key employees, securing new qualified employees and providing incentives for employees to work towards achieving the Company’s key objectives because it gives employees access to the Company’s equity at a discounted price and provides additional ties to shareholder value creation.

Pension and Post-Retirement Benefits. The Company does not maintain a defined benefit pension or retiree medical plan for our named executive officers, though we have agreed to provide reimbursement of certain medical expenses to certain individuals who had previously served as our Chief Executive Officer.

Deferred Compensation. The Company maintains the Domino’s Pizza Deferred Compensation Plan (the “DCP”), a non-qualified elective deferred compensation plan, under which our named executive officers, a select group of

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 45

Compensation Discussion and Analysis (continued)

management or highly compensated employees and our directors are permitted to defer their own compensation. Deferred amounts under the DCP are notionally invested in mutual funds or other investments available under the DCP. The Company does not provide an employer match for amounts deferred in the DCP or otherwise make employer contributions to the DCP. The DCP is described more fully under “Non-Qualified Deferred Compensation” below.

Perquisites. The Company makes a limited number of perquisites available to our named executive officers. The Company covers expenses for each participating named executive officer for the completion of an annual comprehensive physical for the executive and their spouse. The Company also covers an executive’s annual membership fee for a physician group where the annual physical is provided, along with other preventive care. The Company also reimburses each named executive officer for their purchases of Domino’s food items. Named executive officers may also receive certain relocation benefits in connection with their hire. Our CEO is also entitled to a certain number of hours of personal use of the Company’s aircraft, as described below. Detailed information regarding the perquisites provided to our named executive officers is set forth in the Summary Compensation Table in this Proxy Statement.

Other Benefits. The Company also maintains a benefits program comprised of retirement income and group insurance plans. The objective of the program is to provide our named executive officers and certain other eligible employees with reasonable and competitive levels of benefits for the four contingencies (retirement, death, disability and illness) that will interrupt the eligible employee’s employment and/or income received as an active employee. The retirement program consists of two savings plans: (i) a non-qualified deferred compensation plan (the DCP referenced above), and (ii) a tax-qualified 401(k) savings plan, which includes a Roth savings option (the “Domino’s Pizza 401(k) Savings Plan”). As of December 31, 2023, the Domino’s Pizza 401(k) Savings Plan was open to all employees age 18 or older who have also worked at least 1,000 hours for the Company. Beginning in fiscal 2024, employees age 18 or older who have also worked at least 60 days for the Company will be eligible to participate in the Domino’s Pizza 401(k) Savings Plan. The Company provides a match on employee 401(k) contributions equal to 100% on the first 5% of eligible compensation contributed by employees into their 401(k) accounts.

The Company’s group insurance program consists of life, disability and health insurance benefit plans that are offered to employees who work at least 30 hours each week. Additionally, umbrella insurance premiums are paid by the Company for participating named executive officers, and the amounts paid are recorded as compensation (and included in the Summary Compensation Table) for such named executive officers. This umbrella insurance provides high limits of liability to protect the named executive officer against a catastrophic liability loss and stacks on top of the executive’s homeowners, personal auto, watercraft, and any other underlying liability policies.

Compensation for Chief Executive Officer

Mr. Weiner’s base salary of $875,000 became effective with his promotion to Chief Executive Officer, which commenced on May 1, 2022, and was unchanged by the Compensation Committee for the 2023 fiscal year. Mr. Weiner’s employment agreement provides for an annual performance incentive targeted at 200% of his annual base salary, the actual amount of which is based on the Company’s achievement of applicable performance targets under the AIP. The employment agreement also grants Mr. Weiner an annual allotment of 45 hours of personal use of the Company’s corporate aircraft at no charge to him during the term of the agreement. Mr. Weiner entered into a time-sharing agreement with the Company requiring him to reimburse the Company for personal use over his allotted hours based upon a statutory formula. Mr. Weiner is not provided with a tax gross-up with respect to his personal use of the Company’s corporate aircraft.

In March 2023, the Compensation Committee approved long-term incentive compensation in the form of an equity grant under the EIP to Mr. Weiner consisting of: (i) a PSU award of 11,661 stock units (at target) with a three-year performance period, (ii) an RSU award of 5,831 stock units that vest equally over a three-year period in separate tranches and (iii) a stock option award of 19,179 shares that vest equally over a three-year period, has a ten-year term and an exercise price equal to the closing price of the Company’s common stock on the date of grant. The PSUs, RSUs and stock options have the same terms and conditions as those described under “—Long-term Incentive Compensation” above.

46 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Compensation Discussion and Analysis (continued)

Based on the Meridian Analysis, Mr. Weiner’s annual base salary in 2023 was below the market median, his 2023 annual performance incentive target was above the market median and his long-term incentive compensation was below the market median, resulting in his total direct compensation being below the market median. The Compensation Committee evaluates Mr. Weiner’s compensation in relation to market data and other factors, including his limited tenure as CEO. While the Compensation Committee generally positions target total direct compensation at the median level of the applicable benchmark, as described above, it believes that Mr. Weiner’s compensation is appropriate in relation to his limited tenure as CEO, experience, scale of the Company and other relevant market data. Further, the Compensation Committee believes Mr. Weiner’s compensation package effectively links shareholder and financial performance to his total direct compensation through the use of long-term incentive compensation awards and cash compensation that is primarily based on Company performance.

In December 2023, Meridian provided the Meridian Analysis, which the Compensation Committee considered, among other factors, when it increased Mr. Weiner’s annual base salary in February 2024 from $875,000 to $925,000 for 2024.

Employment Agreements

Each of our named executive officers is party to a written agreement that governs their employment with the Company and includes both severance provisions as well as restrictive covenants that apply for two years following termination of employment. The provisions of the employment agreements relating to termination of employment and severance are described in more detail under “Potential Post-Employment Payments to Named Executive Officers.” We believe entering into non-competition and non-solicitation arrangements with our named executive officers is important to protect the Company following the cessation of their employment and we also believe that severance provisions help attract and retain top-performing executive officers in a competitive market environment.

Stock Ownership Guidelines

The Compensation Committee reviews the Company’s stock ownership guidelines annually. The current guidelines require stock ownership after an accumulation period (five years of employment or service with the Company at the individual’s current executive level) equal to six times base salary for our CEO, five times annual cash retainer for our directors, four times base salary for President-level executives, and three times base salary for the other named executive officers. Unvested PSUs and unexercised stock options (both vested and unvested) do not count toward this ownership requirement. These stock ownership guidelines are designed to align management’s and shareholders’ interests and to encourage loyalty and long-term focus of executives. All of our named executive officers and directors who have completed their respective accumulation period under the guidelines are in compliance with such guidelines.

Recoupment of Previously Paid Incentive Compensation

In 2023, the Compensation Committee adopted the Domino’s Pizza, Inc. Policy for Recoupment of Incentive Compensation (the “Recoupment Policy”), which adheres to the listing standards of the NYSE and the rules of the SEC. The Recoupment Policy requires the Committee to recoup certain cash and equity incentive compensation paid to or deferred by certain executives in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws. Under the Recoupment Policy, the Compensation Committee will require recoupment if it determines that incentive-based compensation received by an executive exceeds the amount of incentive-based compensation that otherwise would have been received, had it been calculated based on the restated amounts.

Tax Considerations

Section 162(m) generally limits the tax deductibility of annual compensation paid by a publicly-held company to $1,000,000 per employee per year for certain executive officers (and beginning in 2018, certain former executive officers), subject to limited exceptions. The Compensation Committee believes that its primary responsibility is to provide an executive compensation program that meets the objectives described above, even if the compensation paid or provided may not qualify for full or partial deductibility. The Company has paid and will continue to pay executive compensation that is not fully deductible under applicable tax law.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 47

Compensation Discussion and Analysis (continued)

Risk Assessment Disclosure

In February of each year, the Compensation Committee, in consultation with its independent compensation consultant and senior human resource executives of the Company, reviews the risk assessment for risks associated with the Company’s compensation practices and policies for employees. Based upon the assessment performed for the 2023 fiscal year, and most recently for the 2024 fiscal year, the Compensation Committee believes that, through the counterbalance of risk-taking incentives and risk-mitigating features guided by relevant market practices and Company goals, the Company’s compensation practices and policies do not encourage unnecessary or excessive risk taking and are not reasonably likely to have a material adverse effect on the financial results of the Company.

48 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Executive Compensation Tables

Summary Compensation Table for 2023

The table below summarizes the total compensation earned by our named executive officers in fiscal 2023, and, to the extent applicable to the individual, 2022 and 2021. A description of each component of our executive compensation package is described under the heading “Compensation Discussion and Analysis,” which begins on page 30. All information set forth in this table reflects compensation earned by these individuals for services with the Company.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Russell J. Weiner Chief Executive Officer	2023	875,000	—	5,320,715	1,750,084	1,860,250	—	329,814	10,135,862
	2022	840,385	—	3,095,217	1,458,441	800,870	—	441,819	6,636,731
	2021	775,000	—	1,790,857	387,579	1,610,063	—	51,418	4,614,916

Sandeep Reddy Executive Vice President, Chief Financial Officer	2023	682,692	—	1,961,542	970,900	728,155	—	73,555	4,416,844
	2022	495,865	1,000,000	3,517,181	421,985	336,150	—	109,609	5,880,790
	2021	—	—	—	—	—	—	—	—

Joseph H. Jordan President, U.S. & Global Services	2023	623,077	—	2,273,206	1,125,021	1,004,535	—	522,018	5,547,857
	2022	561,923	—	1,181,101	375,065	399,768	—	830,833	3,348,689
	2021	490,000	—	741,433	183,836	678,650	—	515,141	2,609,060

Kelly E. Garcia Executive Vice President, Chief Technology Officer	2023	519,231	—	1,515,269	750,075	558,075	—	38,743	3,381,393
	2022	482,692	—	820,451	250,043	249,000	—	31,491	1,833,678
	2021	—	—	—	—	—	—	—	—

Arthur P. D’Elia Executive Vice President, International	2023	519,231	—	1,515,269	750,075	558,075	—	37,667	3,380,317
	2022	487,308	—	800,910	250,043	249,000	—	40,147	1,827,409
	2021	—	—	—	—	—	—	—	—

(1)	Reflects increases in base salary that took effect during 2023 as described under “Compensation Discussion and Analysis—Components of Total Direct Compensation—Annual Base Salary.”
(2)

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. The stock awards for 2023 reflect the aggregate grant date fair value of awards of RSUs and PSUs granted pursuant to our EIP in 2023, determined in accordance with ASC 718 and, in the case of PSUs, based upon the probable outcome of the applicable performance conditions. The grant date fair value of PSUs is based on the probable outcome of the performance conditions on the grant date, which assumes that the performance conditions were satisfied at target. The aggregate grant date fair value of the PSUs granted in 2023, assuming the highest level of the performance conditions is met, was $7,140,963 for Mr. Weiner; $1,981,049 for Mr. Reddy; $2,295,813 for Mr. Jordan; $1,530,338 for Mr. Garcia and $1,530,338 for Mr. D’Elia. The number of PSUs earned is subject to a relative TSR modifier, which operates by, in certain circumstances, increasing or decreasing the total number of shares earned by 25% based on the Company’s TSR relative to the TSR of the constituents of the S&P Composite 1500 Restaurants Sub-Index. The grant date fair value of RSUs is based on the number of RSUs subject to the award multiplied by the closing price of the Company’s common stock on the NYSE on the date of grant. The stock awards for 2022 reflect the aggregate grant date fair value of awards of RSUs and PSUs granted pursuant to our EIP in 2022 and also include the fourth tranche of the performance share awards granted in 2020 (or the number of shares in each award that were valued for accounting purposes as of January 1, 2023, the last day of the Company’s 2022 fiscal year). The stock awards for 2021 reflect the aggregate grant date fair value of awards of RSUs and PSUs granted pursuant to our EIP in 2021 and also include the third tranche of the performance share awards granted in 2020 and the fourth tranche of the performance share awards granted in 2019 (or the number of shares in each award that were valued for accounting purposes as of January 2, 2022, the last day of the Company’s 2021 fiscal year). The assumptions used in the calculation of these amounts are included in Note 9 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2023 included in the 2023 10-K.

(3)

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. The amounts listed reflect the grant date fair value of stock option awards granted pursuant to our EIP, determined in accordance with ASC 718, and, with respect to stock options granted in fiscal 2023, are based on a Black-Scholes value on March 10, 2023 of $91.25 per share. The assumptions used in the calculation of these amounts are included in Note 9 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2023 included in the 2023 10-K.

(4)	The 2023 amounts listed for all named executive officers are further described in the All Other Compensation table below.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 49

Executive Compensation Tables (continued)

The following table below shows amounts under the All Other Compensation column for 2023:

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Insurance Premiums / Medical Reimbursements ($)(2)	Company Contributions to Retirement, 401(k) and Health Savings Plans ($)(3)	Tax Reimbursements ($)(4)	Dividends ($)(5)	Total ($)
Russell J. Weiner	2023	262,069	11,750	16,500	11,672	27,823	329,814
Sandeep Reddy	2023	14,013	9,218	16,500	17,854	15,970	73,555
Joseph H. Jordan	2023	5,428	9,011	16,500	480,563	10,516	522,018
Kelly E. Garcia	2023	3,726	4,703	16,500	4,568	9,246	38,743
Arthur P. D’Elia	2023	1,604	8,303	15,335	4,044	8,381	37,667

(1)

Amounts in this column include personal usage of corporate aircraft, relocation expenses, employee recognition gifts and purchases of Domino’s food items. None of the amounts in this column individually exceeded the greater of $25,000 or 10% of the total amount of these perquisites and other personal benefits shown in this column for each named executive officer, except with respect to the cost of personal use of corporate aircraft by Mr. Weiner ($258,039). The amount reported for Mr. Weiner’s personal usage of the corporate aircraft is based on the incremental cost method. The incremental cost is based on the variable operating costs to the Company for operating the airplane, including, but not limited to fuel costs, parking, landing fees, travel fees, catering and other miscellaneous direct costs. The total annual variable costs are divided by the annual number of flight hours flown by the airplane to calculate an average variable cost per flight hour. This average variable flight cost per flight hour is then multiplied by the number of flight hours of personal use to calculate the incremental cost for the executive. For tax purposes, income is imputed to the executive for personal travel based on a multiple of the Standard Industry Fare Level (“SIFL”) rates. Executives are not provided with a tax gross-up on personal usage of the corporate aircraft. The table does not include any amounts related to the use of tickets for sporting events by the named executive officers because no incremental costs are incurred by the Company in providing these benefits. The Company purchases season tickets to sporting events for business outings with franchisees and other business partners. If the tickets are not being used for business purposes, the named executive officers and other team members may have opportunities to use these tickets. This table does not include any amount attributable to spousal travel in connection with business usage of corporate aircraft because no incremental costs are incurred by the Company in connection with the spouse accompanying the named executive officer on the aircraft.

(2)

Mr. Weiner’s amount represents Company-paid premiums of $3,893 for umbrella liability insurance, Company-paid premiums of $4,257 for group term life insurance and Company-paid premiums of $3,600 for executive physicals. Mr. Reddy’s amount represents Company-paid premiums of $3,893 for umbrella liability insurance, Company-paid premiums of $1,725 for group term life insurance and Company-paid premiums of $3,600 for executive physicals. Mr. Jordan’s amount represents Company-paid premiums of $3,893 for umbrella liability insurance, Company-paid premiums of $1,518 for group term life insurance and Company-paid premiums of $3,600 for executive physicals. Mr. Garcia’s amount represents Company-paid premiums of $3,893 for umbrella liability insurance and Company-paid premiums of $810 for group term life insurance. Mr. D’Elia’s amount represents Company-paid premiums of $3,893 for umbrella liability insurance, Company-paid premiums of $810 for group term life insurance and Company-paid premiums of $3,600 for executive physicals.

(3)	Represents the amount of the Company match made to the Domino’s Pizza 401(k) Savings Plan described above for each named executive officer.
(4)

Mr. Weiner’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $2,985, a tax gross-up on Company-paid medical expenses in the amount of $2,760 and a tax gross-up on certain other perquisites in the amount of $5,927. Mr. Reddy’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $2,985, a tax gross-up on Company-paid medical expenses in the amount of $2,760, a tax gross-up on benefits in relation to his relocation assistance of $4,297 and a tax gross-up on certain other perquisites in the amount of $7,812. Mr. Jordan’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $1,544, a tax gross-up on Company-paid medical expenses in the amount of $1,428, a tax gross-up on benefits in relation to his expatriate assignment of $77,493, tax reimbursements in relation to his expatriate assignment of $395,026 and a tax gross-up on certain other perquisites in the amount of $5,072. Mr. Garcia’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of $1,544 and a tax gross-up on certain other perquisites in the amount of $3,024. Mr. D’Elia’s amount represents a tax gross-up on umbrella liability insurance premium payments in the amount of 1,544, a tax gross-up on Company-paid medical expenses in the amount of $1,428 and a tax gross-up on certain other perquisites in the amount of $1,072. Executives are not provided with a tax gross-up on personal usage of the corporate aircraft.

(5)

Represents dividends paid by the Company on a quarterly basis on stock awards, including dividends accrued on unvested restricted stock units and unvested performance shares, that were paid during 2023 at the time of vesting of such restricted stock units or performance shares, as applicable.

50 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Executive Compensation Tables (continued)

Grants of Plan-Based Awards

The following table sets forth information concerning non-equity incentive plan awards and individual awards of stock options, RSUs and PSUs granted during the fiscal year ended December 31, 2023 to each of the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
Russell J. Weiner
AIP		0	1,750,000	4,375,000	—	—	—	—	—	—	—
Stock Options	3/10/2023	—	—	—	—	—	—	—	19,179	300.16	1,750,084
RSUs(7)	3/10/2023	—	—	—	—	—	—	5,831	—	—	1,750,233
PSUs(8)	3/10/2023	—	—	—	5,831	11,661	23,322	—	—	—	3,569,782
Sandeep Reddy
AIP		0	685,000	1,712,500	—	—	—	—	—	—	—
Stock Options	3/10/2023	—	—	—	—	—	—	—	10,640	300.16	970,900
RSUs(7)	3/10/2023	—	—	—	—	—	—	3,235	—	—	971,018
PSUs(8)	3/10/2023	—	—	—	1,618	3,235	6,470	—	—	—	990,525
Joseph H. Jordan
AIP		0	945,000	2,362,500	—	—	—	—	—	—	—
Stock Options	3/10/2023	—	—	—	—	—	—	—	12,329	300.16	1,125,021
RSUs(7)	3/10/2023	—	—	—	—	—	—	3,749	—	—	1,125,300
PSUs(8)	3/10/2023	—	—	—	1,875	3,749	7,498	—	—	—	1,147,906
Kelly E. Garcia
AIP		0	525,000	1,312,500	—	—	—	—	—	—	—
Stock Options	3/10/2023	—	—	—	—	—	—	—	8,220	300.16	750,075
RSUs(7)	3/10/2023	—	—	—	—	—	—	2,499	—	—	750,100
PSUs(8)	3/10/2023	—	—	—	1,250	2,499	4,998	—	—	—	765,169
Arthur P. D’Elia
AIP		0	525,000	1,312,500	—	—	—	—	—	—	—
Stock Options	3/10/2023	—	—	—	—	—	—	—	8,220	300.16	750,075
RSUs(7)	3/10/2023	—	—	—	—	—	—	2,499	—	—	750,100
PSUs(8)	3/10/2023	—	—	—	1,250	2,499	4,998	—	—	—	765,169

(1)

Represents the amount to which such executive would be entitled if the Company had achieved 85% of its annual performance target under the AIP, as described above under “Compensation Discussion and Analysis – Annual Performance Incentives.”

(2)	Represents the amount to which such executive would be entitled if the Company had achieved 100% of its annual performance target under the AIP.
(3)

Represents the annual maximum amount that such executive would be entitled to receive under the AIP, which is calculated as the lesser of (i) 250% of the executive’s annual performance incentive target and (ii) $5,000,000.

(4)	Represents stock option awards awarded in March 2023 under the EIP, as described under “Compensation Discussion and Analysis – Long-term Incentive Compensation” above.
(5)	Determined based on the closing price of the Company’s common stock on the NYSE on the date of grant.
(6)

Represents the total ASC 718 grant date fair value of the option awards, determined in accordance with ASC 718, and the total ASC 718 grant date fair value of the RSUs and PSUs awards. The grant date fair value of PSUs is reported based on the probable outcome of the performance conditions on the grant date (which assume that the performance conditions were satisfied at target) multiplied by the grant date fair value of $306.19 using the Monte-Carlo simulation pricing method and the grant date fair value of RSUs is based on the number of RSUs subject to the award multiplied by the closing price of the Company’s common stock on the NYSE on the date of grant. The assumptions used in the calculation of these amounts are included in Note 9 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2023 included in the 2023 10-K. See footnotes (2) and (3) to the Summary Compensation Table above.

(7)	Represents RSUs awarded in March 2023 under the EIP, as described under “Compensation Discussion and Analysis – Long-term Incentive Compensation” above.
(8)

Represents PSUs awarded in March 2023 under the EIP, as described under “Compensation Discussion and Analysis – Long-term Incentive Compensation” above. The maximum number of shares does not give effect to the relative TSR modifier, which can increase or decrease the total number of shares earned by 25% based on the Company’s TSR relative to the TSR of the constituents of the S&P Composite 1500 Restaurants Sub-Index. In order for the PSUs to vest, the performance conditions associated with such awards must be achieved at least at a threshold level and the named executive officer must be an employee of the Company on the third anniversary of the date of grant (March 10, 2026), except as described under “—Potential Post-Employment Payments to Named Executive Officers” below.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 51

Executive Compensation Tables (continued)

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding option and stock awards for each of the named executive officers as of December 31, 2023:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Name	Exercisable	Unexercisable
Russell J. Weiner	15,960	0	73.04	7/16/2024	(5)	—		—	—		—
	11,780	0	118.54	7/15/2025	(5)	—		—	—		—
	10,850	0	136.89	7/20/2026	(5)	—		—	—		—
	7,330	0	212.52	7/19/2027	(5)	—		—	—		—
	10,030	0	283.68	7/18/2028	(5)	—		—	—		—
	12,240	0	275.35	7/10/2029	(5)	—		—	—		—
	5,325	1,775	413.68	7/15/2030	(5)	—		—	—		—
	2,764	1,383	367.79	3/31/2031	(6)	—		—	—		—
	4,475	8,952	393.14	3/10/2032	(6)	—		—	—		—
	0	19,179	300.16	3/10/2033	(6)	—		—	—		—
	—	—	—	—		—		—	455	(7)	187,565
	—	—	—	—		703	(8)	289,798	—		—
	—	—	—	—		2,474	(9)	1,019,857	—		—
	—	—	—	—		5,831	(10)	2,403,713	—		—
	—	—	—	—		—		—	1,038	(11)	427,895
	—	—	—	—		—		—	3,710	(12)	1,529,373
	—	—	—	—		—		—	11,661	(13)	4,807,014

Sandeep Reddy	1,229	2,460	397.18	4/1/2032	(6)	—		—	—		—
	0	10,640	300.16	3/10/2033	(6)	—		—	—		—
	—	—	—	—		1,417	(14)	584,130	—		—
	—	—	—	—		2,832	(15)	1,167,435	—		—
	—	—	—	—		3,235	(10)	1,333,564	—		—
	—	—	—	—		—		—	1,063	(16)	438,200
	—	—	—	—		—		—	3,235	(13)	1,333,564

Joseph H. Jordan	2,630	0	118.54	7/15/2025	(5)	—		—	—		—
	3,100	0	136.89	7/20/2026	(5)	—		—	—		—
	2,350	0	136.89	7/20/2026	(5)	—		—	—		—
	4,870	0	168.21	11/7/2026	(5)	—		—	—		—
	2,450	0	212.52	7/19/2027	(5)	—		—	—		—
	3,620	0	232.43	4/9/2028	(5)	—		—	—		—
	3,520	0	275.35	7/10/2029	(5)	—		—	—		—
	1,687	563	413.68	7/15/2030	(5)	—		—	—		—
	1,311	656	367.79	3/31/2031	(6)	—		—	—		—
	1,151	2,302	393.14	3/10/2032	(6)	—		—	—		—
	0	12,329	300.16	3/10/2033	(6)	—		—	—		—
	—	—	—	—		—		—	145	(7)	59,773
	—	—	—	—		334	(8)	137,685	—		—
	—	—	—	—		1,272	(9)	524,357	—		—
	—	—	—	—		3,749	(10)	1,545,450	—		—

52 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Executive Compensation Tables (continued)

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Name	Exercisable	Unexercisable
	—	—	—	—		—		—	493	(11)	203,229
	—	—	—	—		—		—	954	(12)	393,267
	—	—	—	—		—		—	3,749	(13)	1,545,450

Kelly E. Garcia	2,200	0	118.54	7/15/2025	(5)	—		—	—		—
	1,950	0	136.89	7/20/2026	(5)	—		—	—		—
	4,870	0	168.21	11/7/2026	(5)	—		—	—		—
	1,540	0	212.52	7/19/2027	(5)	—		—	—		—
	1,370	0	283.68	7/18/2028	(5)	—		—	—		—
	1,010	0	275.35	7/10/2029	(5)	—		—	—		—
	290	0	275.35	7/10/2029	(5)	—		—	—		—
	502	168	413.68	7/15/2030	(5)	—		—	—		—
	135	45	413.68	7/15/2030	(5)	—		—	—		—
	255	85	433.78	10/2/2030	(5)	—		—	—		—
	758	379	367.79	3/31/2031	(6)	—		—	—		—
	767	1,535	393.14	3/10/2032	(6)	—		—	—		—
	0	8,220	300.16	3/10/2033	(6)	—		—	—		—
	—	—	—	—		—		—	129	(7)	53,178
	—	—	—	—		—		—	35	(7)	14,428
	—	—	—	—		—		—	24	(17)	9,894
	—	—	—	—		193	(8)	79,560	—		—
	—	—	—	—		848	(9)	349,571	—		—
	—	—	—	—		2,499	(10)	1,030,163	—		—
	—	—	—	—		—		—	285	(11)	117,486
	—	—	—	—		—		—	636	(12)	262,178
	—	—	—	—		—		—	2,499	(13)	1,030,163

Arthur P. D’Elia	1,190	0	275.35	7/10/2029	(5)	—		—	—		—
	1,545	515	413.68	7/15/2030	(5)	—		—	—		—
	794	397	367.79	3/31/2031	(6)	—		—	—		—
	767	1,535	393.14	3/10/2032	(6)	—		—	—		—
	0	8,220	300.16	3/10/2033	(6)	—		—	—		—
	—	—	—	—		—		—	134	(7)	55,239
	—	—	—	—		202	(8)	83,270	—		—
	—	—	—	—		848	(9)	349,571	—		—
	—	—	—	—		2,499	(10)	1,030,163	—		—
	—	—	—	—		—		—	298	(11)	122,845
	—	—	—	—		—		—	636	(12)	262,178
	—	—	—	—		—		—	2,499	(13)	1,030,163

(1)

Awards of RSUs as described under “Compensation Discussion and Analysis – Long-term Incentive Compensation” above. RSUs vest equally over three years in separate vesting tranches. In order for each tranche to vest the named executive officer must generally be an employee of the Company on such vesting date, except as described under “—Potential Post-Employment Payments to Named Executive Officers” below.

(2)	Value based on the closing price of the Company’s common stock on the NYSE on December 29, 2023, the last business day of fiscal 2023 ($412.23).
(3)

Awards of performance shares or PSUs, as indicated, as described under “Compensation Discussion and Analysis – Long-term Incentive Compensation” above. Awards are shown assuming the performance conditions are satisfied at target.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 53

Executive Compensation Tables (continued)

(4)	Value based on the closing price of the Company’s common stock on the NYSE on December 29, 2023, the last business day of fiscal 2023 ($412.23).
(5)

Option awards granted ten years prior to the option expiration date that vest in equal annual installments over four years beginning on the first anniversary of the grant date. Vesting is accelerated upon certain employment terminations and covered transactions, as described under “—Potential Post-Employment Payments to Named Executive Officers” below.

(6)

Option awards granted ten years prior to the option expiration date that vest in equal annual installments over three years beginning on the first anniversary of the grant date. Vesting is accelerated upon certain employment terminations and covered transactions, as described under “—Potential Post-Employment Payments to Named Executive Officers” below.

(7)

Represents final tranche of performance shares granted in July 2020 that are eligible to vest on July 15, 2024, subject to the achievement of applicable performance conditions and generally subject to the named executive officer’s continued employment through such vesting date, except as described under “—Potential Post-Employment Payments to Named Executive Officers” below.

(8)

Represents final tranche of RSUs awarded in March 2021 that are eligible to vest on March 31, 2024, generally subject to the named executive officer’s continued employment through such vesting date, except as described under “—Potential Post-Employment Payments to Named Executive Officers” below.

(9)

Represents final two tranches of RSUs awarded in March 2022 that are eligible to vest in two equal installments on each of March 10, 2024 and March 10, 2025, generally subject to the named executive officer’s continued employment through such vesting date, except as described under “—Potential Post-Employment Payments to Named Executive Officers” below.

(10)

Represents RSUs awarded in March 2023 that are eligible to vest in three equal installments on each of March 10, 2024, March 10, 2025 and March 10, 2026, generally subject to the named executive officer’s continued employment through such vesting date, except as described under “—Potential Post-Employment Payments to Named Executive Officers” below.

(11)

Represents PSUs awarded in March 2021. The final payout of 98.5% for these PSUs awarded in March 2021 was certified by the Compensation Committee in January 2024 as described further in “Compensation Discussion and Analysis—Components of Total Direct Compensation—Payout for PSUs for Performance Period Ending in 2023” above and amounts reported in this table represent the actual number of PSUs earned by the named executive officers following such certification.

(12)

Represents PSUs awarded in March 2022 (reported in this table based on the target number of shares subject to the award). Assuming applicable performance conditions based on cumulative adjusted total segment income and cumulative global retail sales, excluding foreign currency impact, are satisfied, PSUs will vest and convert to shares of common stock in or around March 2025 and are generally subject to the named executive officer’s continued employment through March 10, 2025, except as described under “—Potential Post-Employment Payments to Named Executive Officers” below. Actual payout for PSUs could range from 0% to 200% depending on performance, subject to a relative TSR modifier, which can increase or decrease the total number of shares earned by 15% based on the Company’s TSR relative to the TSR of the constituents of the S&P 500 Index. The final payout will be determined by the Compensation Committee and may be greater or less than the amount shown.

(13)

Represents PSUs awarded in March 2023, as described under “Compensation Discussion and Analysis – Long-term Incentive Compensation” above (reported in this table based on the target number of shares subject to the award). Assuming applicable performance conditions based on adjusted total segment income growth and global retail sales, excluding foreign currency impact growth, are satisfied, PSUs will vest and convert to shares of common stock in or around March 2026 and are generally subject to the named executive officer’s continued employment through March 10, 2026, except as described under “—Potential Post-Employment Payments to Named Executive Officers” below. Actual payout for PSUs could range from 0% to 200% depending on performance, subject to a relative TSR modifier, which can increase or decrease the total number of shares earned by 25% based on the Company’s TSR relative to the TSR of the constituents of the S&P Composite 1500 Restaurants Sub-Index. The final payout will be determined by the Compensation Committee and may be greater or less than the amount shown.

(14)

Represents final two tranches of RSUs awarded in April 2022 that are eligible to vest in two equal installments on each of April 1, 2024 and April 1, 2025, generally subject to the named executive officer’s continued employment through such vesting date, except as described under “—Potential Post-Employment Payments to Named Executive Officers” below.

(15)

Represents final tranche of a special, sign-on equity award of RSUs awarded in April 2022 that is eligible to vest on April 1, 2024, generally subject to the named executive officer’s continued employment through such vesting date, except as described under “—Potential Post-Employment Payments to Named Executive Officers” below.

(16)

Represents PSUs awarded in April 2022 (reported in this table based on the target number of shares subject to the award). Assuming applicable performance conditions based on cumulative adjusted total segment income and cumulative global retail sales, excluding foreign currency impact, are satisfied, PSUs will vest and convert to shares of common stock in or around March 2025 and are generally subject to the named executive officer’s continued employment through March 10, 2025, except as described under “—Potential Post-Employment Payments to Named Executive Officers” below. Actual payout for PSUs could range from 0% to 200% depending on performance, subject to a relative TSR modifier, which can increase or decrease the total number of shares earned by 15% based on the Company’s TSR relative to the TSR of the constituents of the S&P 500 Index. The final payout will be determined by the Compensation Committee and may be greater or less than the amount shown.

(17)

Represents final tranche of performance shares awarded in October 2020 that are eligible to vest on October 2, 2024, generally subject to the named executive officer’s continued employment through such vesting date, except as described under “—Potential Post-Employment Payments to Named Executive Officers” below.

54 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Executive Compensation Tables (continued)

Option Exercises and Stock Vested

The following table provides information relating to stock vested for each of the named executive officers during 2023; no options were exercised by our named executive officers during 2023:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Russell J. Weiner	—	—	3,123	$1,061,313
Sandeep Reddy	—	—	3,541	$1,193,423
Joseph H. Jordan	—	—	1,324	$440,733
Kelly E. Garcia	—	—	1,035	$352,982
Arthur P. D’Elia	—	—	972	$328,074

(1)	Equals the closing price of the Company’s common stock on the NYSE on the exercise date minus the option exercise price multiplied by the number of shares acquired on exercise.
(2)

Equals the closing price of the Company’s common stock on the NYSE on the vesting date multiplied by the number of shares vesting, plus any accrued cash dividends paid on such vesting date in respect of such shares.

Non-Qualified Deferred Compensation

A select group of management or highly compensated employees, as defined by the Employee Retirement Income and Security Act of 1974, as amended, as well as the Company’s directors, are eligible to participate in the Domino’s Pizza Deferred Compensation Plan, or the DCP. The purpose of the DCP is to provide supplemental retirement income and to permit eligible employees to defer receipt of compensation pursuant to the terms of the plan.

Participants are able to defer a portion of eligible compensation (including annual base salary and the annual performance incentive or, in the case of our directors, annual retainers and/or annual equity awards). Participants elect a specific date or event (such as termination of employment or Board service) for payment of deferred compensation and the form of the payment, either lump sum or installments. Participants are able to notionally invest their deferrals in mutual funds selected by them from a lineup of options. The options available under the DCP for the fiscal year ended December 31, 2023 were as follows:

American Funds EuroPacific Growth Fund

BNY Mellon MidCap Index Fund

Boston Trust Small Cap Fund

Credit Suisse Commodity Return Strategy Fund

Dodge and Cox International Stock Fund

Fidelity 500 Index Fund

Fidelity Government Money Market Fund

Fidelity Puritan Fund

Harding Loevner Emerging Markets Portfolio

Invesco Comstock Fund

MainStay Large Cap Growth Fund

PIMCO All Asset Fund

PIMCO Total Return Fund

Vanguard Inflation-Protected Securities Fund

Vanguard Real Estate Index Fund

Vanguard Total Bond Market Index Fund

Vanguard Total International Stock Index Fund

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 55

Executive Compensation Tables (continued)

The following table provides information on the DCP for our named executive officers as of December 31, 2023:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Russell J. Weiner	—	—	—	—	—
Sandeep Reddy	337,189	—	99,854	—	631,885
Joseph H. Jordan	—	—	—	—	—
Kelly E. Garcia	—	—	—	—	—
Arthur P. D’Elia	—	—	—	—	—

(1)	This entire amount is included in salary for Mr. Reddy in the Summary Compensation Table on page 49.
(2)	Reflects dividends, interest and aggregate market-based earnings on amounts deferred by plan participants.
(3)

Represents the participant’s account balance as of December 31, 2023, which includes $194,842 in compensation reported for fiscal year 2022, as adjusted for applicable changes in market value of the notional investment of such amounts.

No other named executive officers participated in or had balances under the Domino’s Pizza Deferred Compensation Plan for the fiscal year ended December 31, 2023. The balances under the DCP for our directors are listed below under “Non-Qualified Deferred Compensation of Directors.”

Potential Post-Employment Payments to Named Executive Officers

Each named executive officer is a party to an employment agreement providing for payments and benefits in connection with certain terminations of the named executive officer’s employment.

Under Mr. Weiner’s employment agreement effective as of May 1, 2022, upon an involuntary termination of employment by the Company without cause (as defined in the agreement), or if Mr. Weiner terminates his employment voluntarily for good reason (generally defined to include a material diminution of his responsibilities, duties or authority, a relocation of his office by more than 50 miles, or the failure of the Company to pay his base salary and benefits) prior to the end of the term of the agreement, he would receive an amount equal to two times his then-annual base salary. Such amount would be paid in equal installments, subject to a six-month delay to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

Under the employment agreement with Mr. Reddy, upon an involuntary termination of employment by the Company without cause (as defined in his agreement), or if Mr. Reddy terminates his employment voluntarily for good reason (generally defined as described above), he would receive an amount equal to one and one-half times his then-annual base salary. Such amount would be paid as follows: a payment equal to six times his base monthly salary made six months after termination of employment and monthly payments equal to his base monthly salary for the next twelve months.

Under the employment agreements with Messrs. Jordan, Garcia and D’Elia, upon an involuntary termination of employment by the Company without cause (as defined in the respective agreement), or if the named executive officer terminates his employment voluntarily for good reason (generally defined as described above), the named executive officer would receive an amount equal to one times his then-annual base salary. Such amount would be paid as follows: a payment equal to six times the named executive officer’s base monthly salary made six months after termination of employment and monthly payments equal to the executive’s base monthly salary for the next six months.

In the event of a termination of employment by the Company without cause or a voluntary termination of employment for good reason, each named executive officer would also be entitled to receive any earned but unpaid annual performance incentive for the fiscal year preceding his termination of employment and a prorated annual performance incentive under the AIP for the year of such termination. In addition, during the severance period, each named executive officer would be entitled to Company-paid medical insurance coverage premiums.

56 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Executive Compensation Tables (continued)

In the event of a termination of employment by reason of a named executive officer’s death or disability, or voluntarily by the named executive officer due to retirement, the named executive officer would be entitled to receive any earned but unpaid annual performance incentive for the fiscal year preceding his termination of employment and a prorated annual performance incentive under the AIP for the year of such termination. Mr. Weiner would also be entitled to these benefits on a voluntary termination of employment without good reason. In addition, all unvested stock options fully vest upon an executive’s death and the period of exercisability is extended until the lesser of one year or the end of the original term of the options.

In the event of a qualified retirement, the named executive officers would be entitled to retain their PSUs, with such PSUs eligible to be earned to the extent performance goals are met during the applicable performance period, and to full vesting and settlement of RSUs and to full vesting of stock options. In addition, the time vesting condition applicable to all unvested performance shares would lapse and such performance shares would remain eligible to vest based on performance. For this purpose, a qualified retirement means (i) for awards granted prior to February 23, 2021, any termination of employment (other than for cause) after ten years of continuous service and attaining age 55 and (ii) for awards granted on or after February 23, 2021, any termination of employment (other than for cause) after the earlier to occur of (a) ten years of continuous service and attaining age 55 or (ii) attainment by the named executive officer of a combined age and completed years of service with the Company of at least 72 and attaining age 60. Additionally, awards granted on or after February 23, 2021 provide that named executive officers and other employees are eligible for an early retirement upon attainment by the executive of a combined age and completed years of service with the Company of at least 72 and attaining age 55. In the event of an early retirement, PSUs, RSUs and options granted on or after February 23, 2021 will be subject to pro-rata service vesting based on days of service completed during the vesting period, provided a named executive officer had been continuously employed with the Company for a period of at least nine months following the date of grant. As of December 31, 2023, no named executive officers had satisfied the qualified retirement requirements. In connection with Mr. Weiner’s appointment as the Company’s Chief Executive Officer, the terms of his existing and future equity awards granted under the EIP were modified to increase the age threshold from 55 to 58 for purposes of eligibility for the retirement vesting provisions of such awards if Mr. Weiner terminates his employment with the Company without good reason. Mr. Weiner will still qualify for these retirement vesting provisions if his employment with the Company is terminated as a result of his death or disability, is terminated by the Company without cause or is terminated by Mr. Weiner for good reason at a time when he has attained at least age 55.

Automatically and immediately upon the termination of a named executive officer’s employment for any reason prior to the end of the applicable vesting period other than in the event of a qualified retirement (or death, in the case of options), all outstanding and unvested PSUs, RSUs and options will terminate and be forfeited for no consideration. In the event that a named executive officer’s employment is terminated (i) involuntarily by the Company without cause, or (ii) due to the executive’s death or disability prior to the date any vesting tranche of the performance shares becomes vested based on continued employment but after the Compensation Committee has certified that the performance vesting conditions with respect to such vesting tranche have been satisfied, the performance shares subject to such vesting tranche will vest in full.

At the time of his hiring in April 2022, Mr. Reddy received a special, sign-on RSU grant under the EIP, consisting of an award of RSUs; 50% of the units vested on April 1, 2023 and the remaining 50% of the units subject to the award will vest on April 1, 2024, generally subject to his continued employment through such date. The remaining 50% of the units subject to the award will also vest in full upon a termination of Mr. Reddy’s employment (i) by the Company other than for cause, (ii) by Mr. Reddy for good reason or (iii) as a result of Mr. Reddy’s death or disability.

Pursuant to the EIP, in the event of a covered transaction (generally defined in the EIP as a merger or consolidation in which the Company is not the surviving entity, a disposition of substantially all of the Company’s common stock or assets, or a dissolution or liquidation of the Company) all unvested performance shares, stock options and RSUs will vest in full and all PSUs (i) granted with three-year cumulative performance metrics (the PSUs granted in 2021 and 2022) will vest and accelerate at the greater of target level or actual level of performance measured using the date of the covered transaction as the last day of the performance period and (ii) granted with three-year annual growth rate performance metrics (the PSUs granted in 2023) will vest and accelerate at target level, provided that in the event that

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 57

Executive Compensation Tables (continued)

annual achievement of any of the performance metrics had been previously certified by the Compensation Committee, that actual level of performance will be used for purposes of calculating the payout amount.

Each of the employment agreements for the named executive officers contains a two-year non-competition and non-solicitation provision. The agreements and plans include terms designed to comply with the deferred compensation provisions of Section 409A, including provisions that would delay certain termination-related benefits for six months beyond termination of employment and alternative payment provisions that could apply in connection with a change of control not described in Section 409A.

The following table sets forth aggregate estimated payment obligations to each of the named executive officers assuming a termination of employment or change in control, as applicable, occurred on December 31, 2023 under the employment agreements then in effect. As of December 31, 2023, no named executive officers were retirement eligible.

Name	Benefit	Termination Without Cause or by Employee for Good Reason ($)(1)	Voluntary Termination ($)	Death ($)(2)		Disability ($)(3)	Change in Control ($)(4)
Russell J. Weiner	Severance Pay	1,750,000	—	—		1,312,500	—
	Healthcare	46,895	—	—		35,171	—
	Target AIP Payout(5)	1,750,000	1,750,000	1,750,000		1,750,000	1,750,000
	Equity Award Acceleration(6)	—	—	2,381,745		—	13,046,959

	Total	3,546,895	1,750,000	4,131,745	(7)	3,097,671	14,796,959

Sandeep Reddy	Severance Pay	1,027,500	—	—		1,027,500	—
	Healthcare	31,785	—	—		31,785	—
	Target AIP Payout(5)	685,000	—	685,000		685,000	685,000
	Equity Award Acceleration(6)	1,190,488	—	2,419,936		1,190,488	6,086,342

	Total	2,934,773	—	3,104,936	(7)	2,934,773	6,771,342

Joseph H. Jordan	Severance Pay	630,000	—	—		945,000	—
	Healthcare	23,448	—	—		35,171	—
	Target AIP Payout(5)	945,000	—	945,000		945,000	945,000
	Equity Award Acceleration(6)	—	—	1,454,809		—	5,864,021

	Total	1,598,448	—	2,399,809	(7)	1,925,171	6,809,021

Kelly E. Garcia	Severance Pay	525,000	—	—		787,500	—
	Healthcare	13,037	—	—		19,556	—
	Target AIP Payout(5)	525,000	—	525,000		525,000	525,000
	Equity Award Acceleration(6)	—	—	967,361		—	3,913,981

	Total	1,063,037	—	1,492,361	(7)	1,332,056	4,438,981

Arthur P. D’Elia	Severance Pay	525,000	—	—		787,500	—
	Healthcare	22,898	—	—		34,347	—
	Target AIP Payout(5)	525,000	—	525,000		525,000	525,000
	Equity Award Acceleration(6)	—	—	968,161		—	3,901,590

	Total	1,072,898	—	1,493,161	(7)	1,346,847	4,426,590

(1)

Represents (i) the named executive officer’s annual base salary, multiplied by two in the case of Mr. Weiner, multiplied by one and one-half for Mr. Reddy and multiplied by one for Messrs. Jordan, Garcia and D’Elia, (ii) the cost of Company-paid insurance coverage premiums for all named executive officers during their severance period and (iii) a one-time, pro-rata annual performance incentive payout under the AIP at target as described in footnote (5).

(2)

Represents (i) the cumulative value of all equity awards that would vest in the event of the named executive officer’s death, calculated as the total of the difference between the closing price of the Company’s common stock on the NYSE on December 29, 2023 ($412.23), the last business day of fiscal 2023, and the exercise price multiplied by the number of options that would vest as a result of the named executive officer’s death and (ii) a one-time, pro-rata annual performance incentive payout under the AIP at target as described in footnote (5).

58 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Executive Compensation Tables (continued)

(3)

Represents (i) 18 months of the named executive officer’s base salary (unreduced by disability income benefits), (ii) the cost of 18 months of Company-paid medical insurance coverage premiums and (iii) a one-time, pro-rata annual performance incentive payout under the AIP at target as described in footnote (5).

(4)

Represents (i) the cumulative value of the equity awards that would vest in the event of a covered transaction, as described in more detail above, calculated as the total of: (a) the difference between the closing price of the Company’s common stock on the NYSE on December 29, 2023 ($412.23), the last business day of fiscal 2023, and the exercise price multiplied by the number of options that would vest as a result of such covered transaction, (b) the closing price of the Company’s common stock on the NYSE on December 29, 2023, the last business day of fiscal 2023, multiplied by the number of performance shares and RSUs that would vest in such event and (c) the closing price of the Company’s common stock on the NYSE on December 29, 2023, the last business day of fiscal 2023, multiplied by the number of PSUs that would vest and accelerate, assuming target performance for PSUs, and (ii) a one-time, pro-rata annual performance incentive payout under the AIP at target as described in footnote (5).

(5)

Includes a one-time, pro-rata annual performance incentive payout under the AIP at target. Since termination is as of December 31, 2023, the value is equal to the target disclosed in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column under “Grants of Plan-Based Awards.” In the event of termination due to death or disability, termination without cause or by the executive for good reason (or a voluntary termination in the case of Mr. Weiner), any AIP amounts (after applicable proration) would have been paid based on actual performance.

(6)

Actual amounts that will be earned with respect to these equity awards may be different from the values included in the table. In the case of Mr. Reddy, represents the value of the special, sign-on RSU grant under the EIP to Mr. Reddy in April 2022 (the “CFO Sign-on Equity Award”) that would vest in the event of his termination of employment without cause or resignation for good reason or as a result of his death or disability, calculated as the closing price of the Company’s common stock on the NYSE on December 29, 2023, the last business day of fiscal 2023 ($412.23), multiplied by the number of shares of RSUs subject to the CFO Sign-on Equity Award that would vest upon such termination. Amounts also include the value of any accumulated dividends for the CFO Sign-on Equity Award as of December 31, 2023 that would be payable with respect to such award.

(7)

In the event of death on December 31, 2023, the beneficiaries of each of our named executive officers would also have been entitled to a life insurance benefit equal to their base salary as of October 31, 2023 under our group term life insurance programs. Company-paid amounts for these programs are included and described above in the Summary Compensation Table under All Other Compensation for fiscal 2023.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 59

Executive Compensation Tables (continued)

Pay Versus Performance
As required by Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance
philosophy and how the Company’s executive compensation aligns with the Company’s performance, refer to “Compensation Discussion and Analysis.” The Compensation Committee did not consider the Compensation Actually Paid measure below in making its compensation decisions for any of the years shown below.

							Value of Initial Fixed $100 Investment Based on (4) :
Year	Summary Compensation Table Total for Richard E. Allison, Jr. (1) ($)	Summary Compensation Table Total for Russell J. Weiner (1) ($)	Compensation Actually Paid to Richard E. Allison, Jr. (1)(2)(3) ($)	Compensation Actually Paid to Russell J. Weiner (1)(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (1) ($)	Average Compensation Actually Paid to Non-PEO NEOs (1)(2)(3) ($)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Net Income ($ Millions)	Adjusted Total Segment Income ($ Millions) (5)
2023	—	10,135,862	—	14,374,311	4,181,603	5,957,664	146.45	153.95	519.1	935.8
2022	1,577,173	6,636,731	(5,565,349)	(27,849)	3,222,641	2,114,168	121.37	133.03	452.3	894.7
2021	7,138,002	—	18,863,088	—	2,669,548	4,929,996	195.37	145.93	510.5	893.1
2020	6,295,230	—	11,228,320	—	2,549,825	3,491,928	131.65	119.57	491.3	821.3

(1)
Richard E. Allison, Jr. was our principal executive officer (“PEO”) from July 2018 to April 30, 2022. Russell J. Weiner became our PEO on May 1, 2022. The individuals comprising the
Non-PEO
named executive officers (“NEOs”) for each year presented are listed below.

2020	2021	2022	2023
Stuart A. Levy	Russell J. Weiner	Sandeep Reddy	Sandeep Reddy

Russell J. Weiner	Joseph H. Jordan	Joseph H. Jordan	Joseph H. Jordan

Joseph H. Jordan	Kevin S. Morris	Kelly E. Garcia	Kelly E. Garcia

Kevin S. Morris	Stuart A. Levy	Arthur P. D’Elia	Arthur P. D’Elia

Jeffrey D. Lawrence

J. Kevin Vasconi

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table total with certain adjustments as described in footnote 3 below.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with ASC 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table. To calculate Compensation Actually Paid, the totals included in the Exclusion of Stock Awards and Option Awards column were subtracted and the totals in the Inclusion of Equity Values column were added to the Summary Compensation Table Total for the PEOs and the
Non-PEO
NEOs.

Year	Summary Compensation Table Total for Richard E. Allison, Jr. ($)	Exclusion of Stock Awards and Option Awards for Richard E. Allison, Jr. ($)	Inclusion of Equity Values for Richard E. Allison, Jr, ($)	Compensation Actually Paid to Richard E. Allison, Jr. ($)
2022	1,577,173	(196,857)	(6,945,665)	(5,565,349)
2021	7,138,002	(3,460,131)	15,185,216	18,863,088
2020	6,295,230	(2,401,324)	7,334,414	11,228,320

Year	Summary Compensation Table Total for Russell J. Weiner ($)	Exclusion of Stock Awards and Option Awards for Russell J. Weiner ($)	Inclusion of Equity Values for Russell J. Weiner ($)	Compensation Actually Paid to Russell J. Weiner ($)
2023	10,135,862	(7,070,798)	11,309,247	14,374,311
2022	6,636,731	(4,553,658)	(2,110,922)	(27,849)

60 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Executive Compensation Tables (continued)

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	4,181,603	(2,715,339)	4,491,400	5,957,664
2022	3,222,641	(1,904,195)	795,722	2,114,168
2021	2,669,548	(1,136,067)	3,396,515	4,929,996
2020	2,549,825	(1,040,910)	1,983,013	3,491,928
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Richard E. Allison, Jr. ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Richard E. Allison, Jr. ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Richard E. Allison, Jr. ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Richard E. Allison, Jr. ($)	Total - Inclusion of Equity Values for Richard E. Allison, Jr. ($)
2022	—	(692,267)	(6,253,398)	—	(6,945,665)
2021	5,462,058	7,624,249	2,098,909	—	15,185,216
2020	1,989,134	3,628,559	1,716,721	—	7,334,414

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Russell J. Weiner ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Russell J. Weiner ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Russell J. Weiner ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Russell J. Weiner ($)	Total - Inclusion of Equity Values for Russell J. Weiner ($)
2023	10,957,111	627,305	(275,169)	—	11,309,247
2022	3,584,162	(2,645,641)	(3,049,443)	—	(2,110,922)

Year	Average Year- End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non- PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	4,285,464	277,603	(71,667)	—	4,491,400
2022	1,559,241	(573,013)	(190,506)	—	795,722
2021	1,380,101	1,658,217	590,885	(232,688)	3,396,515
2020	493,333	817,596	672,084	—	1,983,013

(4)
The Peer Group TSR set forth in this table utilizes the S&P Composite 1500 Restaurants
Sub-Index
(“Index”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in the 2023
10-K.
The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company’s common stock and in the Index, respectively. TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. Historical stock performance is not necessarily indicative of future stock performance.

(5)
We determined Adjusted Total Segment Income to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEOs and
Non-PEO
NEOs in fiscal 2023. Adjusted Total Segment Income is measured as Segment Income as defined by the Company under ASC 280 with certain adjustments as described under “Compensation Discussion and Analysis—Components of Total Direct Compensation—Annual Performance Incentives.” This performance measure may not have been the most important financial performance measure for fiscal years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 61

Executive Compensation Tables (continued)

Tabular List of Most Important Financial Performance Measures
As described in greater detail in “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a commitment to paying for performance and a competitive pay-for-performance
package that is designed to incentivize and retain executives. The metrics that the Company uses for both our long-term incentive compensation program under the EIP and annual performance cash incentives under the AIP are selected based on an objective of incentivizing our named executive officers to achieve the Company’s short- and longer-term financial and strategic goals and create long-term, sustainable value for our shareholders. Our focus on performance-based compensation rewards strong Company financial and operating performance and aligns the interests of our named executive officers with those of our shareholders.
The following list presents the most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s named executive officers in fiscal 2023 to the Company’s performance. The measures in this list are not ranked.

•	Adjusted Total Segment Income

•	Global retail sales, excluding foreign currency impact

•	Relative total shareholder return (the Company’s TSR as compared to the S&P Composite 1500 Restaurants Sub-Index comparison group established by the Compensation Committee)
Analysis of the Information Presented in the Pay Versus Performance Table
As described in more detail in “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a commitment to paying for performance and a competitive pay-for-performance
package that is designed to incentivize and retain executives. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay Versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular year. In accordance with Item 402(v) of Regulation
S-K,
the Company is providing the following graphs showing the relationships between information presented in the Pay Versus Performance table.

62 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Executive Compensation Tables (continued)

Compensation Actually Paid and Cumulative TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and the Company’s cumulative TSR over the four most recently completed fiscal years and also compares our cumulative TSR over the four most recently completed fiscal years to that of the S&P Composite 1500 Restaurant
Sub-Index
TSR over the same period.

Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually
Paid
to our
PEOs
, the average of Compensation Actually Paid to our other NEOs, and our net income during the four most recently completed fiscal years.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 63

Executive Compensation Tables (continued)

Compensation Actually Paid and Adjusted Total Segment Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs, and our Adjusted Total Segment Income during the four most recently completed fiscal years.

Cumulative TSR of the Company and Cumulative TSR of the Peer Group
The Company’s cumulative TSR over the four-year period presented in the table was approximately 46.5%, while the cumulative TSR of the peer group presented for this purpose, the S&P Composite 1500 Restaurants
Sub-Index,
was approximately 54.0% over this same period. The Company’s cumulative TSR outperformed the S&P Composite 1500 Restaurants
Sub-Index
during the final year presented in the table, representing the Company’s outperformance as compared to the companies comprising the S&P Composite 1500 Restaurants
Sub-Index
comparison group in 2023 and corresponded with a significant return to growth and a return to the Company’s historical strong operating performance. For more information regarding the Company’s performance and the companies that the Compensation Committee considers when determining compensation, refer to “Compensation Discussion and Analysis.”

64 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Executive Compensation Tables (continued)

CEO Pay Ratio
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC requires annual disclosure of the ratio of the median annual total compensation of all of our employees to the annual total compensation of our CEO.
To identify the median employee, we used 2023 total cash compensation, which includes annual base salaries or base wages plus annual bonuses, if any, as reported on each employee’s
W-2,
Box 1, as our consistently applied compensation measure. We used total cash compensation as our consistently applied compensation measure because we do not widely distribute annual equity awards to employees (less than 2% of our employees received annual equity awards). We then measured total cash compensation for all individuals who were employed by us on December 1, 2023, excluding (i) our CEO and (ii) all team members located in countries outside of the United States, pursuant to the de minimis exemption under the pay ratio rules. A total of 273 team members were so excluded and are detailed by each
non-U.S.
jurisdiction below:

Brazil: 1	Hong Kong: 3	Singapore 15
Canada: 228	Mexico: 1	United Kingdom: 2
Dubai: 11	Netherlands: 12
Except as described above, we included all employees, whether employed on a full-time, part-time, seasonal or temporary basis. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation. We did, however, annualize the compensation used for employees who were not employed by us for all of 2023 by taking an employee’s compensation for the number of bi-weekly
pay periods for which they were employed and annualizing such amount for the full year of 26 pay periods, which is consistent with the number of bi-weekly
pay periods our CEO received in 2023.

As of December 1, 2023, we had 10,601 U.S.-based full-time, part-time, seasonal and temporary employees. As of this same date, including our team members located in countries outside the United States, we had 10,874 full-time, part-time, seasonal and temporary employees.
As we had an even number of employees excluding our CEO, the methodology resulted in the identification of two median employees. We selected the employee whom we believed had annual total compensation that was more representative of our employee population and general compensation practices. Based on total cash compensation, our median employee was identified as a part-time delivery driver who worked approximately 33 hours per week and was paid on an hourly basis. The median employee’s annual total compensation was calculated using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table for 2023 earlier in this Proxy Statement.
Mr. Weiner’s annual total compensation for the 2023 fiscal year was $10,135,862, as reflected in the Summary Compensation Table for 2023 above. Our median employee’s annual total compensation for the 2023 fiscal year, as determined in the same manner as Mr. Weiner’s, was $31,481. As a result, we estimate that Mr. Weiner’s annual total compensation was approximately 322 times that of our median employee.
This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation
S-K.
Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above. The Compensation Committee did not consider the pay ratio in making its compensation decisions for fiscal 2023.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 65

Proposal Three: Advisory Vote to Approve Named Executive Officer Compensation

At our 2023 annual meeting of shareholders, the Company provided shareholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed for fiscal year 2022 in our 2023 Proxy Statement. This non-binding advisory vote is commonly referred to as “say-on-pay.” At our 2023 annual meeting, our shareholders approved the proposal with 92.36% of the shares voted in favor of the say-on-pay proposal.

At the 2023 annual meeting of shareholders, the Company held an advisory vote on the frequency of future say-on-pay votes. Our shareholders voted in favor of an annual say-on-pay vote and the Company has elected to follow such recommendation. Accordingly, this year we are again asking our shareholders to vote FOR the approval of the compensation we pay to our named executive officers as disclosed in this Proxy Statement.

The objectives of our executive compensation program, along with the compensation paid to our named executive officers and the rationale for such compensation, are set forth in the Compensation Discussion and Analysis and the related tables and narrative disclosures in this Proxy Statement.

The Board of Directors, as required pursuant to Section 14A of the Exchange Act, is asking shareholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and any related material contained in this Proxy Statement, is hereby APPROVED.”

As we described in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports the Company’s business strategy, aligns the interests of our executives with our shareholders and promotes good governance.

We believe that our executive compensation program links pay to performance and reflects best practices in governance as follows:

•	Demonstrating the emphasis that the Compensation Committee places on the performance-based components of total direct compensation, in fiscal 2023 approximately 91% of the target total direct compensation for our CEO, and an average of approximately 85% of all other named executive officers’ target total direct compensation, was variable and tied to Company financial and/or stock price performance.

•	In 2023, the relative target mix of PSUs granted to our CEO under the EIP was increased to 50% of target grant date value to demonstrate additional emphasis on the long-term performance incentive portion of the EIP.

•	Review of our compensation plans, policies, and significant compensation practices on an annual basis.

•	Evaluation of the level of risk in incentive compensation design on an annual basis and maintenance of a number of mechanisms to mitigate the chance of our incentive compensation programs encouraging excessive risk taking, including meaningful stock ownership guidelines, a cap on maximum annual performance incentives, maintaining a recoupment policy compliant with SEC and NYSE rules and anti-pledging and anti-hedging provisions contained in our Insider Trading Policy.

In reviewing and assessing our executive compensation program, the Compensation Committee considers shareholder feedback, including feedback received following the transition of our existing long-term incentive compensation program in 2021, which was comprised of performance shares and stock options, to a program comprised of PSUs, RSUs and stock options as described in the Compensation Discussion and Analysis. The Company routinely reviews its compensation programs and engages in discussions with certain major shareholders to solicit their feedback regarding our executive compensation program. The Company has made changes in prior years based upon feedback from this shareholder outreach and plans to continue these engagement efforts in future years.

For these reasons, the Board is asking shareholders to again support this say-on-pay proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and will continue to consider the outcome of the vote when determining future compensation arrangements for our named executive officers and in continuing to align the Company’s executive compensation program with the interests of the Company and its shareholders.

Our Board of Directors Unanimously Recommends a Vote FOR this Proposal	✓

66 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Proposal Four: Shareholder Proposal Regarding Simple Majority Vote

The Company has been advised that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, intends to submit the following proposal at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. The proponent has represented that he beneficially owns at least $2,000 in market value of our common stock. Proposal Four will be required to be voted upon at the Annual Meeting only if properly presented. Approval of this proposal would require the affirmative vote of a majority of the votes properly cast in person or by proxy at the Annual Meeting. If you abstain, your shares will not be counted as having been voted on the matter. After careful consideration, the Board of Directors has determined to make NO RECOMMENDATION regarding this proposal.

Shareholder Proposal

Proposal Four - Simple Majority Vote

Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes making the necessary changes in plain English.

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. This proposal topic also received overwhelming 98%-support each at the 2023 annual meetings of American Airlines (AAL) and The Carlyle Group (CG).

Please vote yes:

Simple Majority Vote - Proposal 4

Board of Directors’ Response to Shareholder Proposal

The Board of Directors has carefully considered the proposal set forth above relating to the removal of supermajority voting standards in our Certificate of Incorporation, as amended and restated (our “Certificate of Incorporation”), and By-Laws. While the Board disagrees with certain assertions contained in the proposal’s supporting statement and disclaims knowledge regarding the statistical information set forth therein, it has determined to make NO RECOMMENDATION regarding this proposal to our shareholders.

The affirmative vote of a majority of the outstanding shares of capital stock of the Company present in person or represented by proxy at a meeting and entitled to vote on the subject matter is the voting standard for nearly all matters voted upon by our shareholders. Our use of supermajority voting standards is limited in our Certificate of Incorporation and our By-Laws solely to certain amendments of each such governing document. Currently, our Certificate of Incorporation provides that certain limited amendments to our Certificate of Incorporation or By-Laws require the

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 67

Proposal Four: Shareholder Proposal Regarding Simple Majority Vote (continued)

affirmative vote of at least seventy-five percent (75%) of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (the “Supermajority Voting Requirement”). This Supermajority Voting Requirement is limited to the following:

•	Amendments to the By-Laws (Article VII);

•	Number and election of Directors, terms of officer and Director vacancies (Article XI);

•	Amendment to the provisions of the Certificate of Incorporation prohibiting shareholder action by written consent (Article XIII); and

•	Amendment to the provisions of the Certificate of Incorporation restricting shareholder ability to call special meetings (Article XIV).

The proposal is advisory in nature only. Shareholders should note that approval of this proposal would not, by itself, implement a majority voting standard as described in the proposal, and the Board of Directors and our shareholders would need to take subsequent action to amend our Certificate of Incorporation and/or our By-Laws. In order to implement the majority voting standard, the Board would need to recommend a formal amendment to our Certificate of Incorporation. In accordance with our Certificate of Incorporation, such amendment would need to be approved at a subsequent meeting of shareholders. Therefore, a vote in favor of the proposal would constitute a recommendation that the Board initiate this amendment process.

We believe higher voting requirements are appropriate in limited circumstances because certain fundamental matters should require broad support and consensus from our shareholders. In addition, under a majority voting standard as proposed, holders of a significant minority of our outstanding shares could approve certain fundamental corporate changes without broad shareholder support, as a mere majority of the votes cast at a meeting could in many cases represent significantly less than a majority of our shares outstanding.

However, we recognize that some shareholders prefer a universal majority voting standard. As such, we want to use this proposal as an opportunity for shareholders to express their views on this subject. We will consider the voting results on this proposal, together with additional shareholder input received in the course of our regular shareholder engagement program, in our future deliberations regarding the appropriate voting standards within our Certificate of Incorporation and our By-Laws.

Our Board of Directors Makes NO RECOMMENDATION regarding this Proposal

68 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Compensation of Directors

For fiscal 2023, each director (other than Mr. Weiner) was paid an $85,000 annual retainer and was reimbursed for certain business expenses. In addition, the Presiding Director was paid an additional retainer of $25,000, the Chairperson of the Audit Committee was paid an annual retainer of $35,000 and non-Chair members were paid an annual retainer of $15,000, the Chairperson of the Compensation Committee was paid an annual retainer of $25,000 and non-Chair members were paid an annual retainer of $10,000, the Chairperson of the Inclusion & Diversity Committee was paid an annual retainer of $20,000 and non-Chair members were paid an annual retainer of $10,000, and the Chairperson of the Nominating and Corporate Governance Committee was paid an annual retainer of $20,000 and non-Chair members were paid an annual retainer of $10,000. From time to time, directors may also be compensated for their service on ad hoc committees of the Board. Mr. Weiner did not receive any additional compensation for his service on the Board.

For 2023, each director (other than Mr. Weiner) also received an annual equity award of restricted stock units under the EIP with an approximate value of $175,000 on the grant date, which resulted in an annual grant of 531 restricted stock units. The restricted stock units granted to directors have a one-year vesting period (subject to acceleration in the case of retirement or certain covered transactions, as described under “Potential Post-Employment Payments to Named Executive Officers” above) in accordance with the terms of the Company’s Restricted Stock Unit Agreement for Directors. The RSUs will convert to unrestricted common stock and be distributed upon vesting of the award. Directors are eligible for the qualified retirement provision in the Company’s equity awards. For directors, the specified service and age requirements are five years of continuous service and 55 years of age. As of December 31, 2023, Messrs. Brandon, Balson, Federico and Goldman and Mses. Cantor and Lopez had satisfied these qualified retirement requirements.

2023 Director Compensation Summary

Annual Retainer	Amount
Board of Directors	$85,000
Presiding Director	$25,000

Audit Committee
Chairperson	$35,000
Member	$15,000

Compensation Committee
Chairperson	$25,000
Member	$10,000

Inclusion & Diversity Committee
Chairperson	$20,000
Member	$10,000

Nominating and Corporate Governance Committee
Chairperson	$20,000
Member	$10,000

Annual Equity Award	Value
Target grant date fair value	$175,000
Award vests on first anniversary of the grant date

Directors may elect to receive their annual retainer amounts either entirely in cash or in restricted stock units (in quarterly installments), or in varying increments of each.

Changes for 2024. Beginning in fiscal 2024, the annual retainer for directors increased to $90,000 and the target grant date fair value of the annual equity awards for directors increased to $190,000. These changes were made by the Compensation Committee, and approved by the Board of Directors, following a review by the Compensation Committee of a Meridian study on director compensation in order to keep the compensation of our directors near the median of the peer group used for executive compensation benchmarking purposes, as described under “Compensation Discussion and Analysis—Benchmarking and Peer Group”, based on a two-year projection of such market median given the Company’s biennial review of director compensation.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 69

Compensation of Directors (continued)

Director Compensation Table for 2023

The following table provides information concerning compensation for the Company’s directors during 2023:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
David A. Brandon(3)	85,000	175,034	—	—	—	53,896	313,929
C. Andrew Ballard(4)	140,000	175,034	—	—	—	2,138	317,172
Andrew B. Balson(5)	106,250	175,034	—	—	—	2,138	283,422
Corie S. Barry	110,000	175,034	—	—	—	2,138	287,172
Diana F. Cantor	108,750	175,034	—	—	—	2,138	285,922
Richard L. Federico	116,250	175,034	—	—	—	2,138	293,422
James A. Goldman	112,500	175,034	—	—	—	2,138	289,672
Patricia E. Lopez	116,250	175,034	—	—	—	2,138	293,422

(1)

Amounts in the “Stock Awards” column reflect the grant date fair value of grants of restricted stock units pursuant to our EIP determined in accordance with ASC 718 and reflect rounding up in the number of restricted stock units granted. Assumptions used in the calculation of these amounts are included in Note 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2023 included in the 2023 10-K.

(2)

Amounts in this column represent (i) perquisites and other personal benefits totaling at least $10,000 in the aggregate and (ii) accrued cash dividends on the vesting of restricted stock and restricted stock units. For all directors other than Mr. Brandon, the amounts represent accrued cash dividends on the vesting of restricted stock ($2,138). For Mr. Brandon, the amount includes reimbursements related to post-employment medical and health benefits, Company-paid premiums for umbrella liability insurance, purchases of Domino’s food items and accrued cash dividends on the vesting of restricted stock and restricted stock units ($5,777). None of the amounts for Mr. Brandon’s perquisites or other personal benefits individually exceeded the greater of $25,000 or 10% of the total amount of these perquisites and other personal benefits except with respect to reimbursements related to post-employment medical and health benefits relating to Mr. Brandon’s prior employment with the Company ($42,211).

(3)

In his role as the Company’s Executive Chairman, Mr. Brandon serves as an employee of the Company and receives additional compensation in connection with such employment, as described under “Certain Transactions Involving Management or 5% or Greater Shareholders.”

(4)	Amount includes compensation received by Mr. Ballard in his role as Presiding Director of the Board of Directors as described above.
(5)

Mr. Balson elected to receive his cash retainer fees in the form of Company stock, and to defer distribution of such restricted stock units, pursuant to the DCP. “Fees Earned or Paid in Cash” represents $106,250 in cash retainer fees for which Mr. Balson received an additional 305 restricted stock units pursuant to his election to receive such cash retainer fees in Company stock.

Non-Qualified Deferred Compensation of Directors

The following table provides information on the DCP for directors as of December 31, 2023:

Name	Director Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
David A. Brandon(4)	253,560	—	474,641	—	3,645,322
C. Andrew Ballard	—	—	—	—	—
Andrew B. Balson	106,250	—	244,427	—	1,280,508
Corie S. Barry	—	—	—	—	—
Diana F. Cantor	—	—	—	—	—
Richard L. Federico	—	—	—	—	—
James A. Goldman	—	—	178,323	—	1,270,556
Patricia E. Lopez	—	—	66,898	—	478,860

(1)

Entire amounts contributed by participants are included as “Fees Earned or Paid in Cash” in the Director Compensation Table above. For Mr. Brandon, also includes contributions of compensation received as the Company’s Executive Chairman, a role for which he serves as an employee of the Company, as described under “Certain Transactions Involving Management or 5% or Greater Shareholders.” For Mr. Balson, represents amount of cash retainer fees for which he received an additional 305 restricted stock units pursuant to his election to receive such cash retainer fees in Company stock as described in footnote (5) to the Director Compensation table above.

70 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Compensation of Directors (continued)

(2)	Reflects dividends, interest and aggregate market-based earnings on amounts deferred by plan participants.
(3)

Represents the participant’s account balance as of December 31, 2023, which includes compensation reported in fiscal years 2013-2022, as applicable, as follows: Mr. Brandon $2,917,121, Mr. Balson $929,831, Mr. Goldman $1,092,233 and Ms. Lopez $411,962, in each case as adjusted for applicable changes in market value of the notional investment of such amounts.

(4)

Represents contributions by Mr. Brandon of compensation received in both his role as a director and in his role as Executive Chairman, as described under “Certain Transactions Involving Management or 5% or Greater Shareholders.”

Under the DCP, a director may irrevocably elect to defer receipt of shares of common stock the director would have received upon vesting of restricted stock units comprising his or her annual retainer and/or annual equity award. The purpose of the plan is to enhance the Company’s ability to attract and retain directors by providing individual financial and tax planning flexibility. Deferred stock resulting from deferrals under the DCP is counted toward meeting the stock ownership requirements for directors of five times their annual retainer fee.

Outstanding Equity Awards of Directors

The following table shows the number of shares underlying outstanding restricted stock units for the Company’s directors as of December 31, 2023:

Name	Outstanding Stock Awards (#)
David A. Brandon	1,947	(1)
C. Andrew Ballard	531
Andrew B. Balson	836	(2)
Corie S. Barry	531
Diana F. Cantor	531
Richard L. Federico	531
James A. Goldman	531
Patricia E. Lopez	531

(1)

Comprised of an annual equity grant of 531 restricted stock units for Mr. Brandon’s service as a director and a grant of 1,416 RSUs awarded in connection with his appointment as Executive Chairman of the Board of Directors and resulting employment with the Company as further described under “Certain Transactions Involving Management or 5% or Greater Shareholders.”

(2)

Comprised of an annual equity grant of 531 restricted stock units and an additional 305 restricted stock units representing restricted stock units awarded pursuant to Mr. Balson’s election to receive his cash retainer fees in the form of Company stock, and to defer distribution of such restricted stock units, pursuant to the DCP as described in footnote (5) to the Director Compensation table above.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 71

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2023, the end of the Company’s last fiscal year, (a) the number of securities that could be issued upon exercise of outstanding options under the Company’s equity compensation plans, (b) the weighted-average exercise price of outstanding options under such plans and (c) the number of securities remaining available for future issuance under such plans, excluding securities that could be issued upon exercise of outstanding options and performance shares, RSUs and PSUs that have been issued.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(1)
Equity compensation plans approved by shareholders	935,483	(2)	$229.45	2,736,505
Equity compensation plans not approved by shareholders	—		—	—

Total	935,483		$229.45	2,736,505

(1)	Includes 564,086 shares that may be issued under the ESPDP.
(2)

Consists of 686,348 options, 6,396 performance share awards and 242,739 PSUs and RSUs (assuming the target performance for PSUs) currently awarded under the EIP. The weighted average exercise price above does not take such performance share awards, PSUs or RSUs into account.

Domino’s Pizza, Inc. 2004 Equity Incentive Plan

The Domino’s Pizza, Inc. 2004 Equity Incentive Plan was adopted by the Board on June 1, 2004 and was approved by the Company’s shareholders. An Amended Domino’s Pizza, Inc. 2004 Equity Incentive Plan (the “EIP”) was approved by shareholders at the 2008 annual meeting of shareholders, and a further amendment to the EIP was approved by shareholders at the 2009 annual meeting of shareholders.

The Board may make grants to employees, directors, consultants and other service providers. The number of shares reserved for issuance under the EIP includes: (1) 15,600,000 shares of common stock, plus (2) any shares returned to the EIP as a result of termination of options that were granted under the EIP (by reason of forfeiture or expiration) and any shares held back in satisfaction of total exercise cost from shares that would otherwise have been delivered pursuant to an award.

As of December 31, 2023, there were 686,348 options outstanding at a weighted average exercise price equal to $229.45 per share (of which 543,728 were exercisable at a weighted average exercise price equal to $203.70 per share) and 6,396 performance shares, for a total of 692,744 options and performance shares currently issued and outstanding under the EIP. As of December 31, 2023, there were a total of 2,172,419 authorized but unissued shares under the EIP.

The maximum number of shares of stock for which options may be granted to any person in any calendar year or that may be delivered to any person in any calendar year is 1,000,000. Stock options currently vest over a three-year period. Incentive stock options may be granted only to employees. The exercise price of all incentive stock options granted under the EIP is determined by the Compensation Committee, as administrator of the EIP, and must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the total combined voting power of all classes of the Company’s outstanding capital stock, the exercise price of any incentive stock option grant must be at least equal to 110% of the fair market value on the grant date, and the term of such incentive stock option must not exceed five years. The term of all other incentive stock options granted under the EIP may not exceed ten years.

72 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Certain Transactions Involving Management or 5% or Greater Shareholders

Review and Approval of Related Person Transactions

The Company reviews relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. The Company does not currently have a specific written policy on the review, approval or ratification of transactions required to be reported under Section 404(a) of Regulation S-K, but the Company has enacted a Code of Business Conduct and Ethics for Directors, Officers and Employees as well as Corporate Governance Principles, both of which contain provisions relating to possible conflicts of interest of employees, directors and officers of the Company. The Company’s Board of Directors is responsible for reviewing potential related person transactions and, in connection with its review, will consider the nature of the related person’s interest in the transaction, the material terms of the transaction, the relative importance of the transaction to the related person, the relative importance of the transaction to the Company, whether the transaction would impair the judgment of a director or officer of the Company and any other matters deemed important, following which it may approve or ratify the transaction in its discretion. As required under SEC rules, transactions with any related person that are determined to be directly or indirectly material are disclosed in this Proxy Statement.

Time-Sharing Agreement with Russell J. Weiner for Use of Corporate Aircraft

Domino’s Pizza LLC and Russell J. Weiner entered into a Time-Sharing Agreement dated February 24, 2022 and effective May 1, 2022 whereby Mr. Weiner is entitled to 45 hours per year of personal use of the Company aircraft without charge. Mr. Weiner is required to pay the Company for any personal use in excess of the 45 hours at a reimbursement rate set by the Federal Aviation Regulations. For 2023, Mr. Weiner’s personal use of the Company aircraft totaled 59.5 hours and, therefore, he reimbursed the Company $84,750.99 for an additional 14.5 hours of personal use.

Employment of David A. Brandon

As part of Mr. Brandon’s appointment as the Company’s Executive Chairman, Mr. Brandon has served as an employee of the Company and receives compensation in connection with such employment. In 2023, Mr. Brandon received an annual base salary of $275,000 and had an annual short-term cash incentive award target under the Company’s Team Achievement Dividend (“TAD”) Program of 100% of his base salary and which paid out based on actual performance at the same level as AIP awards. Accordingly, Mr. Brandon earned $292,325 under the Company’s TAD Program in 2023. Mr. Brandon also received an award of RSUs in 2023 with a target grant date fair value of $425,000 and an actual grant date value, as determined in accordance with ASC 718 using the same assumptions as set forth in the footnotes to the applicable tables above, of $425,027. This award was granted in the form of 1,416 RSUs, with such RSUs vesting ratably in annual installments over three years and subject to accelerated vesting in the event Mr. Brandon no longer serves as Executive Chairman prior to the third anniversary of the date of grant, other than in the case of Mr. Brandon’s voluntary resignation. Mr. Brandon is able to participate in all benefit programs available to the Company’s employees and is eligible for future awards of RSUs. In connection with Mr. Brandon’s prior service as the Company’s Chief Executive Officer, Mr. Brandon and his spouse are entitled to continued medical coverage for the remainder of their respective lives.

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 73

Other Matters

Attending the Annual Meeting

The Annual Meeting will be held on Thursday, April 25, 2024 at 10:00 a.m. Eastern Time. To provide a more inclusive experience for our shareholders and reach a greater number of shareholders in as efficient a manner as possible, the Annual Meeting will be held exclusively online. There will not be a physical location for the Annual Meeting, and you will not be able to attend the meeting in person. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/DPZ2024, you must enter the control number on your proxy card, voting instruction form, or Notice of Internet Availability you previously received.

Shareholder Proposals and Director Nominations for Inclusion in Next Year’s Proxy Statement Pursuant to Rule 14a-8

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the annual meeting of shareholders in 2025, a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act must be received by the Corporate Secretary of Domino’s Pizza, Inc. no later than November 15, 2024 and must comply with the requirements of Rule 14a-8. Written requests for inclusion should be addressed to: Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105 Attention: Corporate Secretary. It is suggested that you mail your proposal by certified mail, return receipt requested.

Shareholder Proposals and Director Nominations Other Than Pursuant to Rule 14a-8

If a shareholder wishes to present a proposal or to nominate one or more directors at our 2025 annual meeting of shareholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the shareholder must give advance written notice in accordance with the Company’s By-Laws, and, if applicable, Rule 14a-19 under the Exchange Act. Under the By-Laws, any shareholder of record of Domino’s Pizza, Inc. entitled to vote for the election of directors may nominate candidates for election to the Board or present other business at an annual meeting if a written notice is received by the Corporate Secretary of Domino’s Pizza, Inc. at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Such written notice must set forth the following information: (i) as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to the Exchange Act, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) as to any other business to be brought before the meeting, (a) a brief description of the business, (b) the reasons for conducting such business and (c) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made, and (iii) as to the shareholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such shareholder and such beneficial owner and (b) the number of shares of common stock that are held of record by such shareholder and owned beneficially by such beneficial owner.

The deadline for receipt of timely notice of director nominations or other shareholder proposals for submission to the Domino’s annual meeting of shareholders without inclusion in the Company’s 2025 Proxy Statement is January 25, 2025. Unless such notice is received by Domino’s at its corporate headquarters, Attention: Corporate Secretary, on or before the foregoing date, such matter will be brought before the meeting only in the Company’s discretion and proxies with respect to such matter will confer voting authority only if such matter comes before the meeting.

Universal Proxy Rules for Director Nominations

In addition to satisfying the foregoing requirements under the By-Laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice in accordance with the By-Laws and Rule 14a-19 that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (including a statement that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors), and otherwise comply with the requirements of Rule 14a-19(b).

74 DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT

Other Matters (continued)

Interested Persons and Shareholder Communications to the Board of Directors

Shareholders and interested persons may communicate with the Board or one or more directors by sending a letter addressed to the Board or to any one or more directors in care of Corporate Secretary, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, in an envelope clearly marked “shareholder communication.” The Corporate Secretary’s office will forward such correspondence unopened to either Mr. Ballard, as the Presiding Director, or to another independent director as the Board may specify from time to time, unless the envelope specifies that it should be delivered to another director.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Domino’s Pizza, Inc., Investor Relations, 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105, or calling Investor Relations at (734) 930-3022.

General Information

Our 2023 Annual Report was mailed or made available to our shareholders with this Proxy Statement and is posted on our corporate website at ir.dominos.com. A copy of our 2023 Annual Report, as filed with the SEC, will be sent to any shareholder, without charge, upon written request addressed to Investor Relations, Domino’s Pizza, Inc., 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48105.

Management knows of no other business which may be properly brought before the Annual Meeting. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters.

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, you are urged to fill in, sign and return the proxy card in the enclosed stamped, self-addressed envelope, or to vote electronically as described on page 6 of this Proxy Statement.

By order of the Board of Directors,

Kevin S. Morris

Executive Vice President, General Counsel

and Corporate Secretary

March 15, 2024

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT 75

Annex A

Domino’s Pizza, Inc. Executive Officers and Directors

Executive Officers

Russell J. Weiner

Chief Executive Officer

Joseph H. Jordan

President, U.S. & Global Services

Arthur P. D’Elia

Executive Vice President, International

Kelly E. Garcia

Executive Vice President, Chief Technology Officer

Frank R. Garrido

Executive Vice President, Chief Restaurant Officer

Cynthia A. Headen

Executive Vice President, Chief Supply Chain Officer

Samuel A. Jackson

Executive Vice President, Human Resources

Kevin S. Morris

Executive Vice President, General Counsel and Corporate Secretary

Sandeep Reddy

Executive Vice President, Chief Financial Officer

Board of Directors

David A. Brandon

Executive Chairman of the Board

Russell J. Weiner

Chief Executive Officer and Director

C. Andrew Ballard

Presiding Director

Andrew B. Balson

Director

Corie S. Barry

Director

Diana F. Cantor

Director

Richard L. Federico

Director

James A. Goldman

Director

Patricia E. Lopez

Director

DOMINO’S PIZZA, INC. 2024 PROXY STATEMENT A-1

DOMINO’S PIZZA, INC. ATTN: CORPORATE SECRETARY 30 FRANK LLOYD WRIGHT DRIVE ANN ARBOR, MI 48105	SCAN TO VIEW MATERIALS & VOTE
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 24, 2024 for shares held directly and by 11:59 p.m. Eastern Time on April 19, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/DPZ2024
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 24, 2024 for shares held directly and by 11:59 p.m. Eastern Time on April 19, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V34662-P02664-Z86742       KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

DOMINO’S PIZZA, INC. The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees:	☐	☐	☐

01) David A. Brandon 06) Richard L. Federico
02) C. Andrew Ballard 07) James A. Goldman
03) Andrew B. Balson 08) Patricia E. Lopez
04) Corie S. Barry 09) Russell J. Weiner
05) Diana F. Cantor

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2023 fiscal year.					☐	☐	☐

3.	Advisory vote to approve the compensation of the named executive officers of the Company.					☐	☐	☐

Shareholder Proposal

The Board of Directors makes no recommendation either “FOR” or “AGAINST” Proposal 4.						For	Against	Abstain

4.	Shareholder proposal regarding simple majority vote.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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V34663-P02664-Z86742

DOMINO’S PIZZA, INC. Annual Meeting of Shareholders April 25, 2024 10:00 AM ET
This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints Russell J. Weiner, Sandeep Reddy and Kevin S. Morris, and each of them, their true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Domino’s Pizza, Inc. to be held virtually via a live webcast at www.virtualshareholdermeeting.com/DPZ2024, on Thursday, April 25, 2024, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you either sign and return this card or vote electronically.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations (FOR each of the nominees listed in Proposal One, FOR Proposal Two, FOR Proposal Three and ABSTAIN for Proposal Four). In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Continued and to be signed on reverse side